UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

COMMSCOPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.01 per share

(2)	Aggregate number of securities to which transaction applies:

As of November 9, 2010: (A) 95,385,304 shares of common stock, (B) 2,358,335 options to acquire common stock with an exercise price below $31.50, (C) performance share units that could be settled for up to 633,182 shares of common stock, (D) 1,234,594 restricted stock units, and (E) 11,959,354 shares of common stock that are issuable upon conversion of the Company’s 3.25% Senior Subordinated Convertible Notes due 2015 (taking into account a make-whole payment related to the transaction, as calculated on November 9, 2010).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 95,385,304 shares of common stock, multiplied by $31.50 per share, (B) 2,358,335 options to acquire common stock with an exercise price below $31.50 multiplied by $11.98 per option (which is the difference between $31.50 and the $19.52 weighted average exercise price of such options), (C) 633,182 performance share units multiplied by $31.50, (D) 1,234,594 restricted stock units multiplied by $31.50 per restricted stock unit and (E) 11,959,354 shares of common stock that are issuable upon conversion of the Company’s 3.25% Senior Subordinated Convertible Notes due 2015 (taking into account a make-whole payment related to the transaction, as calculated on November 9, 2010) multiplied by $31.50.

(4)	Proposed maximum aggregate value of transaction:

$3,468,444,524

(5)	Total fee paid:

$247,300, calculated by multiplying $0.00007130 by the proposed maximum aggregate value of transaction of $3,468,444,524

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)	Amount Previously Paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing Party:

(9)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2010

[—]

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders, which we refer to as the special meeting, of CommScope, Inc., a Delaware corporation, which we refer to as the Company, to be held on [—] at [—] Eastern time, at [—].

On October 26, 2010, the Company entered into a merger agreement providing for the acquisition of the Company by Cedar I Holding Company, Inc., an entity formed by an affiliate of The Carlyle Group. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $31.50 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 36% to the closing price of our common stock on October 22, 2010 (the last trading day prior to the Company’s October 25, 2010 press release announcing a potential transaction between the parties) and a premium of approximately 39% to the average closing price of our common stock for the 30 trading days ended October 22, 2010.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please call Morrow & Co., LLC, the Company’s proxy solicitor, toll-free at (800) 969-2372 (for shareholders) or (800) 662-5200 (for brokerage firms and banks), or email commscope.info@morrowco.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Frank M. Drendel

Chairman of the Board and Chief Executive Officer

The proxy statement is dated [—], and is first being mailed to our stockholders on or about [—].

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

COMMSCOPE, INC.

1100 CommScope Place, S.E.

Hickory, North Carolina 28602

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[—]

DATE:	[—]

TIME:	[—] Eastern time

PLACE:	[—]

ITEMS OF BUSINESS:	1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 26, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Cedar I Holding Company, Inc., a Delaware corporation, which we refer to as Parent, and Cedar I Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only stockholders of record at the close of business on [—] are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors of the Company recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized herein and reproduced in their entirety in Annex C to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,
Frank B. Wyatt, II
Secretary

Dated: [—]

Hickory, NC

i

AnnexA	Agreement and Plan of Merger, dated October 26, 2010, among CommScope, Inc., Cedar I Holding Company, Inc. and Cedar I Merger Sub, Inc.	A-1
AnnexB	Opinionof Allen & Company LLC, dated October 26, 2010	B-1
AnnexC	Section262 of the General Corporation Law of the State of Delaware	C-1

This proxy statement and a proxy card are first being mailed on or about [—] to stockholders who owned shares of Company common stock as of the close of business on [—].

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to, and incorporated by reference, in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Parties to the Merger (Page [—])

CommScope, Inc., or the Company, we or us, is a Delaware corporation headquartered in Hickory, North Carolina, and is a world leader in infrastructure solutions for communication networks. Through our Andrew Solutions brand, we are a global leader in radio frequency subsystem solutions for wireless networks. Through our SYSTIMAX and Uniprise brands, we are also a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software, in-building wireless and network design services, for business enterprise applications and data centers. We are also the premier manufacturer of coaxial cable for broadband cable television networks globally and one of the leading North American providers of environmentally secure cabinets for digital subscriber line (DSL), fiber-to-the-node (FTTN) and wireless applications. Backed by strong research and development, the Company combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 100 countries around the world.

Cedar I Holding Company, Inc., or Parent, is a Delaware corporation that was formed by an affiliate of Carlyle Investment Management, L.L.C. (d/b/a The Carlyle Group), which we sometimes refer to as Carlyle or The Carlyle Group, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Carlyle is a global alternative asset manager with over $97 billion of assets under management committed to 77 funds as of September 30, 2010, and Carlyle portfolio companies have more than $84 billion in revenue as of December 31, 2009. Upon completion of the merger, the Company will be a direct, wholly owned subsidiary of Parent.

Cedar I Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated October 26, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

The Special Meeting (Page [—])

Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting will be held on [—], starting at [—] Eastern time, at [—].

At the special meeting, holders of common stock of the Company, par value $.01 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], which we have set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page [—])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

As of the close of business on [—], the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (including shares held in the CommScope, Inc. Retirement Savings Plan that were allocated to the directors’ and executive officers’ respective accounts as of the record date but excluding any shares of Company common stock deliverable upon exercise or conversion of any options, performance share units or restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page [—])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page [—])

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [—])

In the merger, each outstanding share of Company common stock (except for certain shares owned by Parent, Merger Sub, the Company or any of their respective subsidiaries and shares owned by stockholders who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $31.50 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page [—])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

Opinion of the Company’s Financial Advisor (Page [—])

In connection with the merger, the Company’s financial advisor, Allen & Company LLC, which we refer to as Allen & Co., delivered a written opinion, dated October 26, 2010, to the board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $31.50 per share cash consideration to be received in the merger by holders of Company common stock. The full text of Allen & Co.’s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. Allen & Co.’s opinion was intended for the benefit and use of the board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the merger. Allen & Co.’s opinion does not constitute a recommendation as to what course of action the board of directors should pursue in connection with the merger, or otherwise address the merits of the underlying decision by the Company to engage in the merger, including in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage. The opinion does not constitute advice or a recommendation to any security holder as to how such security holder should vote or act on any matter relating to the merger.

Financing of the Merger (Page [—])

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests, including senior subordinated convertible notes) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of November 9, 2010, would be approximately $3.5 billion;

•	refinance outstanding indebtedness that will come due as a result of the merger, which, as of November 9, 2010, was approximately $1.06 billion; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity financing of $1.75 billion to be provided by an investment fund affiliated with Carlyle, or other parties to which it assigns a portion of its commitment;

•	borrowings of up to $215 million under a $400 million senior secured asset-based revolving credit facility;

•

the issuance of up to $2.25 billion in principal amount of high yield secured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, borrowings of up to $2.25 billion under a senior secured bridge credit facility); and

•	cash on hand of the Company.

Parent has obtained the equity commitment letter and the debt commitment letter described below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters, together with cash on hand of the Company, will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $233.8 million, or the Parent fee, as described under “The Merger Agreement—Termination Fees” beginning on page [—]. The obligation of Parent to pay the Parent fee is guaranteed by the guarantor referred to below.

Equity Financing (Page [—])

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with Carlyle Partners V, L.P., which we refer to as the guarantor, dated October 26, 2010, pursuant to which the guarantor has committed to make capital contributions to Parent at or prior to the closing of the merger in an aggregate amount of $1.75 billion. The guarantor may assign a portion of the equity commitment to other investors. However, the assignment of any portion of the equity commitment to other investors will not affect the guarantor’s commitment to make capital contributions pursuant to the equity commitment letter.

The guarantor’s obligation to fund the financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially simultaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement.

Debt Financing (Page [—])

Parent has entered into a commitment letter dated October 26, 2010, which we refer to as the debt commitment letter, with JPMorgan Chase Bank, N.A., or the lender, pursuant to which the lender has committed to provide a $400 million senior secured asset-based revolving credit facility, up to $215 million of which may be drawn at the consummation of the merger, and a $2.25 billion senior secured bridge credit facility. J.P. Morgan Securities LLC will act as sole bookrunner and lead arranger for the debt financing. It is expected that at the effective time of the merger, senior secured notes will be issued and sold pursuant to a high yield senior secured notes offering in lieu of a portion or all of the drawings under the senior secured bridge credit facility.

The obligation of the lender to provide debt financing under the debt commitment letter is subject to a number of conditions, including the absence of a material adverse effect (defined substantially the same as the definition of “Company material adverse effect” in the merger agreement, which is described under “The Merger Agreement—Representations and Warranties” beginning on page [—]), the execution of definitive documentation, the accuracy of certain specified representations and warranties in the loan documents, receipt of equity financing consistent with the equity commitment letter, consummation of the merger, delivery of certain customary closing documents, payment of applicable costs, fees and expenses, delivery of certain information relevant to the marketing of the debt financing and expiration of a “marketing period.” The final termination date for the debt commitment letter is the same as the termination date under the merger agreement.

Limited Guarantee (Page [—])

Pursuant to a limited guarantee, which we refer to as the limited guarantee, delivered by the guarantor in favor of the Company, dated October 26, 2010, the guarantor has agreed to guarantee the obligation of Parent under the merger agreement to pay the Parent fee to the Company and to guarantee the performance and discharge of certain expense reimbursement and indemnification obligations of Parent and Merger Sub, in each case, if, as and when due. See “The Merger Agreement—Termination Fees” beginning on page [—].

Interests of Certain Persons in the Merger (Page [—])

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests may include the following:

•

pursuant to the related equity-based incentive plans, the vesting of all unvested stock options, performance share units and restricted stock units held by our executive officers and directors, and the cashing out of such awards;

•	a pro rata payment, at 100% of target performance, under the Company’s Annual Incentive Plan, or AIP, applicable to the year in which the transaction closes;

•

the payout of account balances under the Company’s Supplemental Executive Retirement Plan, or SERP, in the event that certain of our executive officers are terminated from employment following the merger; and

•

pursuant to severance protection agreements with certain of our executive officers, the payment of severance payments (including, in certain cases and if applicable, a tax gross-up relating to parachute payment excise taxes resulting from such severance and/or other change in control payments) in the event that certain of our executive officers are terminated from employment following the merger.

Parent has previously indicated its belief that the continued involvement of the Company’s management team is integral to the Company’s future success. However, as of the date of the merger agreement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to invest or participate in the equity of, the surviving corporation or Parent or any of its affiliates. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [—] for further information regarding the interests of our directors and executive officers in the merger.

Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders (Page [—])

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. You should read “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page [—] for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Regulatory Approvals and Notices (Page [—])

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated, and all required clearances, approvals or authorizations by the European Commission, the People’s Republic of China, Brazil, Russia and South Africa, in each case applicable to the merger under applicable law, have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on November 4, 2010 and requested early termination of the waiting period.

Under Council Regulation (EC) No 139/2004, which we refer to as the EC Merger Regulation, on the control of concentrations between undertakings, the merger may not be completed until a notification has been filed with the EC and clearance has been received or the applicable waiting period has expired. The parties filed such a notification on November 12, 2010.

Under the applicable merger laws in the People’s Republic of China, Russia and South Africa, the merger may not be completed until notifications have been filed with the appropriate antitrust authority and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. On November 11, 2010, the requisite notification was filed in South Africa. On November 12, 2010, the parties submitted the requisite draft notification in the People’s Republic of China and await a formal acknowledgment from the Chinese antitrust authorities that the filing is complete. The parties intend to file the required notification in Russia as promptly as practicable. While a notification is required to be filed in Brazil, and the parties intend to file the required notification as promptly as practicable, the merger can be completed without waiting for the expiration of a waiting period or clearance or authorization from the Brazilian antitrust authorities.

Litigation Relating to the Merger (Page [—])

In connection with the merger, three putative stockholder class action lawsuits have been filed in the Court of Chancery of the State of Delaware. The first, styled Rice v. CommScope, Inc. et. al., was filed on October 28, 2010 against the Company, Frank M. Drendel, Chairman of the board of directors and Chief Executive Officer of the Company, each other member of the Company’s board of directors, and Carlyle asserting that the members of our board of directors breached their fiduciary duties and asserting that the Company and Carlyle aided and abetted the alleged breaches of fiduciary duties. The second, styled Schwartz v. CommScope, Inc. et. al., was filed on November 9, 2010 against the Company, Mr. Drendel, each other member of the Company’s board of directors, Parent, Merger Sub and Carlyle also asserting that the members of our board of directors breached their fiduciary duties and asserting that the Company, Parent, Merger Sub and Carlyle aided and abetted the alleged breaches of fiduciary duties. The third, styled Reilly v. CommScope, Inc. et. al., was filed on November 11, 2010 against the Company, Mr. Drendel, each other member of the Company’s board of directors, Carlyle, Parent and Merger Sub also asserting that the members of our board of directors breached their fiduciary duties and asserting that Carlyle, Parent and Merger Sub aided and abetted the alleged breaches of fiduciary duties. The Company and its directors believe these lawsuits are without merit and intend to defend them vigorously.

The Merger Agreement (Page [—])

Treatment of Common Stock, Options, Performance Share Units and Restricted Stock Units (Page [—])

•

Common Stock. At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $31.50 in cash, without interest, less any applicable withholding taxes.

•

Options. At the effective time of the merger, except as may be agreed between Parent and any holder of options, each outstanding and unexercised option to purchase shares of Company common stock, whether vested or unvested, issued by the Company under the Company’s equity plans or otherwise, will be accelerated and cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $31.50 exceeds the exercise price per share of such option, less any applicable withholding taxes.

•

Performance Share Units. At the effective time of the merger, except as may be agreed between Parent and any holder of performance share units, each outstanding performance share unit, performance award and other similar equity award, whether vested or unvested, issued by the Company under the Company’s equity plans or otherwise will be accelerated and cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to such performance share unit multiplied by $31.50, less any applicable withholding taxes. Such acceleration shall be based on deemed achievement of the performance goals at the target level (100%) in the event such performance share units were issued in the same calendar year as the effective time of the merger, or, in the event such performance share units were issued in a calendar year prior to the effective time of the merger, actual achievement of the performance goals.

•

Restricted Stock Units. At the effective time of the merger, except as may be agreed between Parent and any holder of restricted stock units, each outstanding restricted stock unit, stock award and other similar equity award, whether vested or unvested, issued by the Company under the Company’s equity plans or otherwise will be accelerated and cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash, for each restricted stock unit, equal to $31.50, less any applicable withholding taxes.

Solicitation of Acquisition Proposals (Page [—])

The merger agreement provides that until 11:59 p.m., Eastern time, on December 5, 2010, we are permitted to solicit any inquiry or the making of any acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals. From and after 12:00 a.m., Eastern time, on December 6, 2010 and until the effective time of the merger or, if earlier, the termination of the merger agreement, we are not permitted to solicit any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after 12:00 a.m., Eastern time, on December 6, 2010, which we refer to as the no-shop period start date, and prior to the time our stockholders adopt the merger agreement, respond to a written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. In addition, the restrictions applicable to us following the no-shop period start date do not apply to our activities with any person who makes a written acquisition proposal prior to the no-shop period start date that our board of directors believes in good faith (after consultation with legal and financial advisors) is, or could reasonably be expected to result in, a superior proposal, and we refer to any such person as an excluded party. At any time before the merger agreement is adopted by our stockholders, if our board of directors determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees” beginning on page [—].

Conditions to the Merger (Page [—])

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required antitrust approvals, the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of any event, change or occurrence having occurred and continuing, from the date of the merger agreement until the effective time of the merger, that has had or is reasonably likely to have, individually or in the aggregate, a Company material adverse effect, as described under “The Merger Agreement—Representations and Warranties” beginning on page [—] (excluding matters disclosed in any reports (other than certain risk factor disclosures and forward-looking statements) we have filed with the Securities and Exchange Commission, or the SEC, after December 31, 2008 and prior to the date of the merger agreement and excluding the matters contained in the disclosure letter that we delivered to Parent in connection with the merger agreement).

Termination (Page [—])

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by April 29, 2011, which date will be extended to May 30, 2011 in certain circumstances, which date, as it may be extended, we refer to as the termination date;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	a law or an order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, which we refer to as an order, has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that was the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the merger to have been satisfied on or before the termination date.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders (i) our board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) we pay Parent the termination fee discussed under “The Merger Agreement—Termination Fees”;

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger to not be satisfied); or

•

prior to the termination date (i) the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and (iii) we stood ready, willing and able to consummate the merger on that date.

•	by Parent, if:

•

the board of directors withholds, withdraws, qualifies or modifies the Company recommendation with respect to the merger, or approves, recommends or declares advisable any acquisition proposal, which we refer to collectively as a change of recommendation; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the conditions to the obligation of the Company to consummate the merger to not be satisfied).

Termination Fees (Page [—])

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page [—]:

•

the Company may be obligated to pay a termination fee of $103.9 million (or $43.3 million, if the merger agreement is terminated in connection with an alternative acquisition agreement entered into with an excluded party, among other circumstances); or

•	Parent may be obligated to pay the Company the Parent fee of $233.8 million. The guarantor has guaranteed the obligation of Parent to pay the Parent fee pursuant to the limited guarantee.

Remedies (Page [—])

Our receipt of the Parent fee and reimbursement for any expenses incurred in connection with any action to enforce the payment of any such Parent fee, the reimbursement and indemnification obligations of Parent for expenses incurred by the Company and its subsidiaries with respect to the arrangement of the financing of the merger, including the guarantee thereof by the guarantor, our rights under the confidentiality agreement previously executed with Carlyle and our rights to specific performance (discussed below under “Merger Agreement—Remedies”) will be our sole and exclusive remedies against Parent, Merger Sub, the guarantor and their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates or agents for losses suffered with respect to the merger agreement, the guarantee, the transactions contemplated by the merger agreement and the guaranty (including any breach by Parent or Merger Sub), the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by Parent or Merger Sub. Upon payment of the Parent fee and reimbursement of any applicable expenses in accordance with the terms of the merger agreement, none of Parent, Merger Sub, their financing sources, the guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates or agents will have any further liability or obligation to the Company (other than under the confidentiality agreement) relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Parent’s receipt of the termination fee and reimbursement for any expenses incurred in connection with any action to enforce the payment of any such termination fee, Parent’s rights to damages in certain circumstances (discussed below under “Merger Agreement—Remedies”) in the event of our willful or intentional breach of the representations and warranties, covenants or agreements set forth in the merger agreement and Parent’s rights to specific performance (discussed below under “Merger Agreement—Remedies”) will be the sole and exclusive remedies of Parent, Merger Sub, the guarantor and their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates, or agents for any loss suffered with respect to the merger agreement, the transactions contemplated by the merger agreement (including any breach by the Company), the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by the Company. Upon payment of the termination fee, reimbursement of any applicable expenses and/or any payments related to the Company’s willful and intentional breach of the merger agreement, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Market Price of Company Common Stock (Page [—])

The closing price of Company common stock on the New York Stock Exchange, or NYSE, on October 22, 2010, the last trading day prior to the Company’s press release announcing a potential transaction between Carlyle and the Company, was $23.12 per share of Company common stock. On [—], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of the Company common stock on the NYSE was $[—] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page [—])

Stockholders are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement, and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page [—])

If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Therefore, we would no longer file periodic reports with the SEC on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page [—] and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $31.50 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $3,150.00 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 36% to the closing share price of Company common stock on October 22, 2010, the last trading day prior to the Company’s press release announcing a potential transaction between the parties, and a premium of approximately 39% to the average closing share price of Company common stock for the 30 trading days ended October 22, 2010.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the first quarter of 2011.

Q.	What happens if the merger is not completed?

A.

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company, and Company common stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page [—].

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. You should read “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page [—] for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests may include the following:

•

pursuant to the related equity-based incentive plans, the vesting of all unvested stock options, performance share units and restricted stock units held by our executive officers and directors, and the cashing out of such awards;

•	a pro rata payment, at 100% of target performance, under the Company’s AIP applicable to the year in which the transaction closes;

•	the payout of account balances under the Company’s SERP in the event that certain of our executive officers are terminated from employment following the merger; and

•

pursuant to severance protection agreements with certain of our executive officers, the payment of severance payments (including, in certain cases and if applicable, a tax gross-up relating to parachute payment excise taxes resulting from such severance and/or other change in control payments) in the event that certain of our executive officers are terminated from employment following the merger.

Parent has previously indicated its belief that the continued involvement of the Company’s management team is integral to the Company’s future success. However, as of the date of the merger agreement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to invest or participate in the equity of, the surviving corporation or Parent or any of its affiliates. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [—] for further information regarding the interests of our directors and executive officers in the merger.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [—] at [—] Eastern time, at [—].

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended from time to time, that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on [—], the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Shareholder Services, you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	How do I vote shares of Company common stock that I hold through the Company’s Retirement Savings Plan?

A.	If you are a participant in the CommScope, Inc. Retirement Savings Plan, which we refer to as the retirement savings plan, you may instruct the retirement savings plan trustee (Vanguard Fiduciary Trust Company, which we refer to as Vanguard) how to vote the shares of Company common stock allocated to your account as of the record date. Please follow the directions on the enclosed proxy card on how to provide your voting instructions to Vanguard. If you do not provide your voting instructions by [—], or if you sign and return your proxy card without instructions marked in the boxes, Vanguard will vote the shares of Company common stock allocated to your account, for each matter brought before the special meeting, in the same proportion as it votes shares for which it has received timely instructions from other participants in the retirement savings plan. Participants in the retirement savings plan must vote through Vanguard and may not vote the shares of Company common stock allocated to their respective accounts in person at the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, at 1100 CommScope Place, S.E., Hickory, NC 28602, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is [—], which is earlier than both the date of the special meeting and the consummation of the proposed merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Morrow & Co., LLC a fee of approximately $35,000. The Company will reimburse Morrow & Co., LLC for reasonable out-of-pocket expenses and will indemnify Morrow & Co., LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares of Company common stock are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If you hold certificates of Company common stock, you will be sent a letter of transmittal promptly, and in any event within two business days, after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page [—].

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Morrow & Co., LLC, our proxy solicitor, toll-free at (800) 969-2372 (for shareholders) or (800) 662-5200 (for brokerage firms and banks), or email commscope.info@morrowco.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts our current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of legal proceedings instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page [—]). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

CommScope, Inc.

1100 CommScope Place, S.E.

Hickory, NC 28602

(828) 324-2200

The Company is a Delaware corporation with its headquarters in Hickory, North Carolina. We are a world leader in infrastructure solutions for communication networks. Through our Andrew Solutions brand, we are a global leader in radio frequency subsystem solutions for wireless networks. Through our SYSTIMAX and Uniprise brands, we are also a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software, in-building wireless and network design services, for business enterprise applications and data centers. We are also the premier manufacturer of coaxial cable for broadband cable television networks globally and one of the leading North American providers of environmentally secure cabinets for digital subscriber line (DSL), fiber-to-the-node (FTTN) and wireless applications. Backed by strong research and development, we combine technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 100 countries around the world. For more information about the Company, please visit our website at http://www.commscope.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [—]. Company common stock is publicly traded on the NYSE under the symbol “CTV.”

Parent

Cedar I Holding Company, Inc.

c/o The Carlyle Group

128 South Tryon Street, Suite 1550

Charlotte, NC 28202

(704) 632-0200

Cedar I Holding Company, Inc., or Parent, is a Delaware corporation that was formed by an affiliate of Carlyle solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Carlyle is a global alternative asset manager with over $97 billion of assets under management committed to 77 funds as of September 30, 2010. Carlyle invests across three asset classes—private equity, real estate and credit alternative—in Africa, Asia, Australia, Europe, North America and South America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $60.6 billion of equity in 969 transactions. Carlyle employs 880 people in 19 countries. In the aggregate, Carlyle portfolio companies have more than $84 billion in revenue and employ more than 398,000 people around the world.

Merger Sub

Cedar I Merger Sub, Inc.

c/o The Carlyle Group

128 South Tryon Street, Suite 1550

Charlotte, NC 28202

(704) 632-0200

Cedar I Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], starting at [—], Eastern time, at [—], or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—] as the record date for the special meeting, and only holders of record of Company common stock as of the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes,” if any, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting or any postponement or adjournment thereof. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of or against the proposal to adopt the merger agreement but they will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy, fail to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Shareholder Services, you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement and the adjournment proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes, if any, will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. If you are a holder of stock certificates, when the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call Morrow & Co., LLC, our proxy solicitor, toll-free at (800) 969-2372 (for shareholders) or (800) 662-5200 (for brokerage firms and banks), or email commscope.info@morrowco.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

If you are a participant in the retirement savings plan, you may instruct Vanguard how to vote the shares of Company common stock allocated to your account as of the record date. Please follow the directions on the enclosed proxy card on how to provide your voting instructions to Vanguard. If you do not provide your voting instructions by [—], or if you sign and return your proxy card without voting instructions marked in the boxes, Vanguard will vote the shares of Company common stock allocated to your account, for each matter brought before the special meeting, in the same proportion as it votes shares for which it has received timely instructions from other participants in the plan. Participants in the retirement savings plan must vote through Vanguard and may not vote shares of Company common stock allocated to their respective accounts in person at the special meeting.

As of the close of business on [—], the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options, performance share units or restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Company at 1100 CommScope Place, S.E., Hickory, NC 28602 by the time the special meeting begins, or by attending the special meeting and voting in person. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. We may also adjourn or postpone the special meeting under certain circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the first quarter of 2011.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery in accordance with Delaware law and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Morrow & Co., LLC a fee of approximately $35,000. The Company will reimburse Morrow & Co., LLC for reasonable out-of-pocket expenses and will indemnify Morrow & Co., LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Morrow & Co., LLC, our proxy solicitor, toll-free at (800) 969-2372 (for shareholders) or (800) 662-5200 (for brokerage firms and banks), or email commscope.info@morrowco.com.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration, less any applicable withholding taxes.

Background of the Merger

The Company’s board of directors and senior management regularly review and assess strategic alternatives available to the Company to enhance stockholder value. In that regard, from time to time over the last few years, several parties, including Carlyle, have approached the Company regarding possible strategic and investment transactions involving the Company. Until the discussions described below, those approaches did not proceed past preliminary conversations and exchanges of limited confidential information.

Between July and August of 2010, representatives of the Company and Carlyle engaged in preliminary discussions concerning a possible transaction with a strategic partner. Those discussions were subsequently terminated by the parties. On or about September 1, 2010, representatives of Carlyle met with Marvin S. (Eddie) Edwards, Jr., President and Chief Operating Officer of the Company, to express Carlyle’s interest in exploring the potential acquisition of the Company. At that meeting, representatives of Carlyle orally indicated that Carlyle was prepared to make an indicative offer of $30 per share for 100% of the outstanding equity interests of the Company, subject to further due diligence and exclusivity through October 27, 2010. Thereafter, members of the Company’s senior management, after consultation with members of the board of directors, engaged in some preliminary discussions with Carlyle to explore the level of Carlyle’s interest and, in that regard, Carlyle was provided with limited non-public information about the Company under the terms of a pre-existing confidentiality and standstill agreement, which was updated and extended on September 3, 2010.

On September 22, 2010 and September 23, 2010, the Company’s board of directors met for a regularly scheduled board of directors meeting. At this meeting, in addition to a discussion of the regularly scheduled agenda items, the board of directors discussed Carlyle’s indication of interest, which had been confirmed in writing in a letter delivered to the Company on September 22, 2010. Members of the Company’s senior management and representatives from Gibson, Dunn & Crutcher LLP, the Company’s outside legal counsel, which we refer to as Gibson Dunn, and Allen & Co. participated in this discussion. A representative from Gibson Dunn first reviewed with the board of directors its fiduciary duties under applicable law. Mr. Drendel then reviewed with the board of directors the history of the Company’s discussions with Carlyle, the current approach by Carlyle to the Company and the scope of the preliminary discussions with Carlyle representatives. Messrs. Drendel and Edwards then discussed in detail the Company’s business plan and the opportunities and risks facing the Company in the short and long term, including the current economic climate and customer and regulatory challenges. The board of directors then approved the retention of Allen & Co. as the Company’s financial advisor after discussion of Allen & Co.’s qualifications and experience. Allen & Co. reviewed with the board of directors the financial terms of Carlyle’s proposal. The board of directors also discussed with the Company’s management and advisors potential strategic alternatives available to the Company, including a sale transaction, and reviewed third parties, both strategic and financial sponsors, that could be interested in engaging in such a transaction with the Company. In reviewing potential financial sponsor bidders, the board of directors considered, among other things, those bidders that could finance a large acquisition, and considered whether there were any such bidders that could generate synergies by combining existing portfolio companies with the Company.

At the board meeting, the board of directors engaged in a lengthy discussion about Carlyle’s request for exclusivity through October 27, 2010 and various process alternatives that might be available in the event that the board of directors decided to proceed with the evaluation of a potential sale transaction, including a pre-signing market check and a post-signing market check with a “go-shop” period. In that regard, among other things, the board of directors considered the heightened risk of a leak if the Company were to approach other potential bidders and the impact of such a leak on the Company, including its employee and customer relations. The board of directors, which is comprised of seven members, six of whom are independent, then designated independent directors Richard Smith and Boyd George to provide board of directors’ oversight in connection with responding to Carlyle’s proposal, and to provide guidance to management and the Company’s advisors in connection with further discussions with Carlyle. Following these discussions, the board of directors authorized and directed Messrs. Smith, George and Drendel, and representatives from Allen & Co., to further explore with Carlyle the possibility of a transaction at a price higher than Carlyle’s $30 per share proposal and without a period of exclusivity.

On September 23, 2010, Messrs. Drendel, Smith and George contacted representatives of Carlyle to respond that the board of directors was not prepared to accept Carlyle’s $30 per share indication of interest, and not prepared to give Carlyle exclusivity until October 27, 2010, but was prepared to give Carlyle access to additional due diligence information for a period of two weeks in order to allow Carlyle to submit an enhanced offer for the board of directors’ consideration at the end of such two-week period. Thereafter, representatives of Gibson Dunn and representatives of Alston & Bird LLP, Carlyle’s outside counsel, which we refer to as Alston & Bird, discussed the possible terms of a limited exclusivity agreement but no agreement was reached and Carlyle was not granted exclusivity for any period.

Between September 23, 2010 and October 26, 2010, representatives of Carlyle engaged in an extensive due diligence investigation of the Company and its operations, including numerous calls and meetings with representatives of the Company and its advisors and visits to certain of the Company’s U.S. and foreign manufacturing facilities.

In connection with its exploration of a potential transaction with Carlyle, the Company engaged in a review of its material contracts, including material debt documents, to assess the impact of a potential change of control transaction on the Company. In that regard, the Company was advised by Gibson Dunn that under the Company’s existing Credit Agreement, dated as of December 27, 2007, by and among the Company, Bank of America, as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders that are party thereto, which we refer to as the credit agreement, a court could potentially find that, upon execution of a merger agreement with a third party, a change of control, as defined in the credit agreement, would have occurred. Such change of control would, in turn, trigger an event of default under the credit agreement. Beginning on the week of September 27, 2010 and continuing through the week of October 18, 2010, the Company’s senior management and the board of directors, together with the Company’s legal and financial advisors, discussed possible options available to the Company to move forward with a transaction, if the board of directors were to decide to do so, in light of the change of control language in the credit agreement. Among other things, the Company evaluated the possibility of seeking consents from a sufficient number of lenders under the credit agreement to amend such agreement’s change of control language prior to executing any definitive merger documentation to avoid a potential event of default, while considering the need to maintain the confidentiality of the discussions with Carlyle.

On September 28, 2010, representatives of Alston & Bird circulated a draft merger agreement to Gibson Dunn. Between such date and until the execution of the merger agreement, representatives of Alston & Bird and Gibson Dunn negotiated the terms of the merger agreement and ancillary documentation. Among other things, the parties discussed and negotiated extensively the deal protection provisions of the merger agreement (including the go-shop period, matching rights and Company termination fees), as well as covenants related to Parent’s third party debt financing and Parent’s obligation to pay a termination fee under certain circumstances. During this period, representatives of Gibson Dunn had periodic calls with Messrs. Smith and George to update them, and receive guidance, regarding the negotiations of the terms of the merger agreement.

On October 11, 2010, Carlyle delivered a revised offer letter to the Company stating that Carlyle was prepared to increase its offer to $31 per share for 100% of the outstanding equity interests in the Company, subject to completion of due diligence and negotiation of definitive transaction documentation. Later that same day, Messrs. Smith and George had a telephone conference with the Company’s senior management, and representatives of Gibson Dunn and Allen & Co. to discuss Carlyle’s revised offer. Among other things, Messrs. Smith and George discussed with management and the Company’s advisors the financial terms of the revised offer, the due diligence process that had been conducted by Carlyle to date, the material open issues in connection with the merger agreement, and the remaining material due diligence items that Carlyle had requested. At the end of the conference call, Messrs. Smith and George instructed senior management and Allen & Co. to permit Carlyle to continue with its due diligence investigation of the Company and permit them to contact potential sources of debt financing, as had been requested by Carlyle. Allen & Co. was also instructed to contact Carlyle and request that it deliver its best and final offer for the full board of directors’ consideration.

On October 15, 2010, Carlyle delivered a letter to the Company setting forth the remaining material items of due diligence and noting that it would provide a revised proposal the following week. Later that same day, the board of directors of the Company had a telephonic meeting, at which the Company’s senior management, and representatives of Gibson Dunn and Allen & Co. were present. At the October 15, 2010 meeting, the board of directors was updated on the status of due diligence and negotiations with Carlyle. Allen & Co. discussed with the board of directors financial aspects of Carlyle’s updated proposal. Members of senior management then provided the board of directors with preliminary third-quarter financial data, and their current views on the fourth quarter, and discussed such information with the board of directors. The six independent directors then went into executive session with Gibson Dunn. Following these discussions, the board of directors authorized and directed the Company’s management and advisors to provide further information to Carlyle in order to allow Carlyle to complete its due diligence review of the Company and submit an enhanced offer no later than October 20, 2010.

On October 20, 2010, Carlyle delivered a further revised offer letter to the Company indicating that Carlyle was prepared to increase its offer to $31.25 per share for 100% of the outstanding equity interests of the Company, subject to confirmatory due diligence and negotiation of definitive transaction documentation. Later that same day, the Company’s board of directors had a telephonic meeting at which members of the Company’s senior management, as well as representatives from Gibson Dunn and Allen & Co. were present. Allen & Co. discussed with the board of directors financial aspects of Carlyle’s revised proposal. The board of directors also reviewed with senior management and the Company’s legal and financial advisors a preliminary proposal that had been made by JPMorgan to provide a backstop credit facility to the Company upon execution of a transaction agreement with Carlyle, such that the Company could potentially avoid seeking a consent, with respect to the change of control provision previously discussed, from the lenders under its credit agreement prior to public announcement of a merger agreement. The six independent directors then went into executive session with Gibson Dunn. Following this session, the board of directors authorized and directed the Company’s management and advisors to engage in further negotiations with Carlyle regarding the offer price and certain other terms of Carlyle’s proposal, including a request to reduce the termination fee payable in connection with entering into an alternative transaction with an excluded party to 1.25% from Carlyle’s most recent proposal of 1.6%.

On October 22, 2010, the board of directors of the Company had a telephonic meeting with the Company’s senior management, and representatives of Gibson Dunn and Allen & Co. After receiving an update on the status of negotiations with Carlyle, the board of directors further discussed with management the potential issue under the credit agreement. After discussion, the board of directors authorized management to commence a consent solicitation to amend the definition of “change of control” in the credit agreement in order to permit the

Company to enter into a merger agreement without causing an event of default. The board of directors considered that this amendment of the Company’s credit agreement was important to the Company’s future ability to engage in strategic transactions, regardless of whether the Company and Carlyle reached agreement on a merger transaction. On October 22, 2010, the Company informed representatives of Carlyle that it intended to commence a consent solicitation with respect to the credit agreement prior to execution of the merger agreement.

On October 24, 2010, Carlyle delivered a further revised offer letter to the Company indicating that Carlyle was prepared to increase its offer to $31.50 per share for 100% of the outstanding equity interests of the Company, subject to the execution of definitive documentation. Carlyle also agreed to the 1.25% termination fee requested by the Company in connection with entry into an alternative transaction with an excluded party and proposed a Parent fee in the amount of 6.5% of the implied equity value of the transaction in connection with Parent’s failure to consummate the merger in certain circumstances. Later that same day, the Company’s board of directors met telephonically to discuss Carlyle’s revised offer and the consent solicitation under the credit agreement. Members of the Company’s senior management as well as representatives from Gibson Dunn and Allen & Co. were present at the meeting. The board of directors reaffirmed management’s authorization to proceed with the consent solicitation in order to amend the credit agreement. The six independent directors then went into executive session with Gibson Dunn and Allen & Co. to further discuss the terms of Carlyle’s revised offer. The independent directors instructed Allen & Co. and Gibson Dunn to convey to Carlyle that certain terms of the transaction remained unacceptable to the board of directors, including the Parent fee, and that such terms had to be resolved in a manner satisfactory to the board of directors prior to entering into any definitive agreement.

During the night of October 24, 2010, media outlets published a story regarding a potential transaction between Carlyle and the Company. Following discussions with the Company’s advisors during the night of October 24, 2010, the Company issued a press release before the opening of the market on the morning of October 25, 2010, confirming that Carlyle and the Company were in discussions regarding a potential transaction at a price per share of $31.50. In response to this announcement, the Company’s stock price increased from a closing price per share of $23.12 on Friday, October 22, 2010, to a closing price per share of $30.16 on Monday, October 25, 2010.

On October 25, 2010, the Company commenced a consent solicitation to amend its credit agreement to (i) release certain collateral pursuant to the security agreement and (ii) amend the definition of “change of control” so as to permit the Company to enter into a merger agreement without triggering an event of default. A customary consent fee was paid to the lenders that participated in the consent solicitation.

On the morning of October 26, 2010, the Company had received the requisite consents of the lenders to amend its credit agreement and the amendment was executed by the parties. Later that same day, the Company’s board of directors met telephonically, at which meeting members of the Company’s management and representatives of Gibson Dunn and Allen & Co. were present. The board of directors was updated as to developments since the last board meeting, including with respect to inquiries received from third parties since the public announcement of a potential transaction. The board of directors was informed that a representative of Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, indicated that Credit Suisse might be willing to assist the Company in the go-shop process and could potentially provide a stapled financing package to be made available to qualified third parties that express interest in making an offer for the Company during the go-shop period. The board of directors then discussed with the Company’s management and its advisors the utility of having stapled financing to facilitate superior proposals during the go-shop process, especially in light of the fact that Carlyle was insistent that it be permitted to retain JPMorgan on an exclusive basis to provide financing solely to Carlyle in connection with a potential transaction with the Company. After a thorough discussion, the board of directors authorized the Company’s management to sign an engagement letter with Credit Suisse to act as the Company’s financial advisor to, among other things, assist with the go-shop process along with Allen & Co. and, to potentially provide a stapled financing package, subject to customary conditions and documentation, to be made available to qualified interested parties, but not obligating Credit Suisse to fund, arrange or provide any financing or to provide any commitment to provide financing.

Representatives of Gibson Dunn then discussed with the board of directors their fiduciary duties with respect to the proposed transaction with Carlyle and reviewed in detail the provisions of the proposed merger agreement, a draft and summary of which had previously been provided to the board of directors. Among other things, representatives of Gibson Dunn further explained that, since the board’s last meeting, Carlyle had increased the Parent fee to 6.75% of the transaction’s implied equity value. Also at this meeting, Allen & Co. reviewed with the board of directors its financial analysis of the $31.50 per share cash consideration and rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated October 26, 2010, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $31.50 per share cash consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders.

The six independent directors of the board of directors went into executive session in order to discuss Carlyle’s proposal. Thereafter, Mr. Drendel rejoined the meeting and the board of directors unanimously determined that the merger was fair to and in the best interests of the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the transactions contemplated thereby, and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement. The board of directors also appointed Messrs. Smith and George to a committee to manage and oversee the process of soliciting indications of interest during the go-shop period.

Late in the evening of October 26, 2010, Parent, Merger Sub and the Company finalized and executed the merger agreement. The Company and Carlyle issued a joint press release announcing the execution of the merger agreement early on the morning of October 27, 2010.

The merger agreement provides that, until 11:59 p.m., Eastern time, on December 5, 2010, the Company is allowed to initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals. At the direction of the board of directors and in coordination with Messrs. Smith and George, Allen & Co. and Credit Suisse are conducting this “go-shop” process on behalf of the Company.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors, at a meeting held on October 26, 2010, unanimously determined that the merger is fair to, and in the best interests of, the Company and our stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and recommended that our stockholders vote to adopt the merger agreement. The merger agreement and limited guarantee were finalized and executed on behalf of the Company later that evening. The next morning, the Company and Carlyle issued a joint press release announcing the execution of the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors:

•

that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Company common stock, while avoiding long-term business risk, and while also providing such stockholders with certainty of value for their shares of Company common stock;

•

that the per share merger consideration represents a premium of approximately 36% to the closing share price of Company common stock on October 22, 2010, the last trading day prior to the Company’s press release announcing a potential transaction between the parties, and a premium of approximately 39% to the average closing share price of Company common stock for the 30 trading days ended October 22, 2010;

•

the board of directors’ belief that the merger is more favorable to our stockholders than the alternatives to the merger, which belief was formed based on the board of directors’ review, with the assistance of our management and advisors, of potential strategic alternatives available to the Company;

•	the board of directors’ understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•

the financial presentation and opinion, dated October 26, 2010, of Allen & Co. to the board of directors as to the fairness, from a financial point of view and as of the date of its opinion, of the $31.50 per share merger consideration to be received in the merger by holders of Company common stock, as more fully described below under the caption “—Opinion of the Company’s Financial Advisor” beginning on page [—];

•	the likelihood that the merger would be completed based on, among other things (not necessarily in order of relative importance):

•	the reputation of the guarantor;

•	the guarantor’s ability to complete large acquisition transactions and its familiarity with the Company;

•	that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•

that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay us a $233.8 million termination fee, without our having to establish any damages, and the guarantor’s guarantee of such payment obligation pursuant to the limited guarantee;

•

the receipt of executed commitment letters from Parent’s sources of debt and equity financing for the merger, and the terms of the commitment letters and the reputation of the debt and equity financing sources which, in the reasonable judgment of our board of directors, increase the likelihood of such financings being completed;

•	the belief that the debt commitment letter represents a strong commitment on the part of the lender thereto with few conditions that would permit the lender to terminate its commitments;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause the guarantor to make equity contributions to Parent pursuant to the equity commitment letter; and

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement;

•

our ability, under the merger agreement, during the period beginning on the date of the merger agreement and continuing until 11:59 p.m., Eastern time, on December 5, 2010 to initiate, solicit and encourage alternative acquisition proposals from third parties and to provide non-public information and to engage in discussions and negotiate with third parties with respect to such proposals;

•

our ability to continue discussions after the end of the go-shop period with parties from which the Company has received during the go-shop period a written acquisition proposal that the board determines in good faith (after consultation with its outside legal counsel and a financial advisor) is, or could reasonably be expected to result in, a superior proposal (we refer to such parties as excluded parties);

•

our ability, following the go-shop period and prior to the time our stockholders adopt the merger agreement, to (i) consider and respond to a written acquisition proposal, (ii) provide non-public information to and (iii) engage in discussions or negotiations with the person making such a proposal if our board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions could be inconsistent with the board of directors’ fiduciary duties under applicable law and, after consultation with legal and financial advisors, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•

Credit Suisse’s indication that, while not committing to fund, arrange or provide financing, it could potentially provide a stapled financing package to be made available to qualified third parties who express an interest in exploring a potential transaction with the Company;

•

our ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal; provided that (i) we have complied with our obligations to provide timely written notice to Parent and Merger Sub of our intention to terminate the merger agreement, (ii) prior to terminating the merger agreement, we negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the merger agreement as would permit the board of directors, consistent with its fiduciary obligations under applicable law, not to terminate the merger agreement, (iii) the board of directors considers in good faith any changes to the merger agreement, the commitment letters and the limited guarantee offered in writing by Parent in a manner that would form a contract if accepted by the Company and determines that the superior proposal would still constitute a superior proposal if such changes were given effect and (iv) immediately prior to or concurrently with the termination of the merger agreement, we pay a termination fee of $43.3 million, if the termination fee were to become payable as a result of the Company entering into an alternative acquisition agreement with an excluded party, or $103.9 million in all other circumstances, to Parent, each of which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

•

our ability, under the merger agreement, to withhold, withdraw, qualify or modify the Company recommendation under any circumstances, subject to Parent’s subsequent right to terminate the merger agreement and receive the termination fee from the Company;

•

the availability of appraisal rights under the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery;

•	that the termination date under the merger agreement allows for sufficient time to complete the merger;

•	the absence of any material antitrust risk;

•

the level of effort that Parent and Merger Sub must use under the merger agreement to obtain the proceeds of the financing on the terms and conditions described in the applicable commitment letters, including using their reasonable best efforts to enforce their rights under the agreements relating to the financing in the event that any of the financing sources decline to provide any portion of the financing; and

•	that none of our prior discussions regarding potential business combination transactions had progressed beyond very preliminary stages.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•

the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth and future appreciation of the value of Company common stock;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

•

the restrictions on the conduct of our business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent us from undertaking business opportunities that may arise or any other action it would otherwise take with respect to our operations absent the pending completion of the merger;

•

the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with our employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

•

the possibility that the $103.9 million or $43.3 million, as applicable, termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire the Company;

•	the risk that Carlyle’s matching rights might discourage third parties from submitting a competing acquisition proposal;

•

that, while we expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, the merger may not be consummated;

•

that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitment of the guarantor and that our remedy in the event of the termination of the merger agreement may be limited to receipt of the $233.8 million termination fee, which is guaranteed by the guarantor;

•	that an all-cash transaction would be taxable to our stockholders that are U.S. holders for U.S. federal income tax purposes;

•

that JPMorgan is providing financing to Carlyle in connection with the transaction on an exclusive basis and is thus unavailable to provide financing to any third parties that express an interest in a transaction with the Company;

•	the risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained; and

•

that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders. See “The Merger—Interests of Certain Persons in the Merger.”

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

Opinion of the Company’s Financial Advisor

The Company has engaged Allen & Co. as its financial advisor in connection with the merger. In connection with this engagement, the board of directors requested that Allen & Co. evaluate the fairness, from a financial point of view, of the $31.50 per share cash consideration to be received in the merger by holders of Company common stock. On October 26, 2010, at a meeting of the board of directors held to evaluate the merger, Allen & Co. rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated October 26, 2010, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $31.50 per share cash consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of Allen & Co.’s written opinion, dated October 26, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. Allen & Co.’s opinion was intended for the benefit and use of the board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the merger. Allen & Co.’s opinion does not constitute a recommendation as to what course of action the board of directors should pursue in connection with the merger, or otherwise address the merits of the underlying decision by the Company to engage in the merger, including in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage. The opinion does not constitute advice or a recommendation to any security holder as to how such security holder should vote or act on any matter relating to the merger.

Allen & Co. was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation between the Company and Carlyle, and the decision to enter into the merger was solely that of the board of directors. Allen & Co.’s opinion and financial analysis were only one of many factors considered by the board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors or management with respect to the merger or the merger consideration. Allen & Co.’s opinion as expressed in its opinion letter reflected and gave effect to Allen & Co.’s general familiarity with the Company as well as information which it received during the course of its assignment, including information provided by the Company’s management in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Co. neither conducted a physical inspection of the properties or facilities of the Company nor made or obtained any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company, or conducted any analysis concerning the solvency of the Company.

In arriving at its opinion, Allen & Co., among other things:

•	reviewed the financial terms and conditions of the merger agreement;

•

reviewed certain publicly available historical business and financial information related to the Company, including the Company’s public filings and historical market prices and trading volumes for Company common stock;

•	reviewed certain internal financial statements and other financial and operating data of the Company provided by the Company’s management;

•

reviewed certain internal financial projections relating to the Company under two alternative business scenarios prepared by or at the direction of and approved for Allen & Co.’s use by the Company’s management;

•	held discussions with the Company’s management relating to the past and current operations and financial condition and prospects of the Company;

•

reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses which Allen & Co. deemed relevant in evaluating the Company;

•	reviewed and analyzed certain publicly available financial information relating to selected transactions which Allen & Co. deemed relevant in evaluating the merger; and

•	conducted such other financial analyses and investigations as Allen & Co. deemed necessary or appropriate for the purposes of its opinion.

In rendering its opinion, Allen & Co. relied on and assumed, with the Company’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Co. from public sources, provided to Allen & Co. by the Company or its representatives or otherwise reviewed by Allen & Co. With respect to financial projections relating to the Company utilized in its analyses, Allen & Co. assumed, with the Company’s consent, that they were reasonably prepared in good faith reflecting the best currently available estimates and judgments of the Company’s management as to the future operating and financial performance of the Company under the two alternative business scenarios reflected in such projections. Allen & Co. assumed no responsibility for and expressed no view or opinion as to such financial projections or the assumptions on which they were based. Allen & Co. relied, without independent verification and with the Company’s consent, upon the assessments of the Company’s management as to the Company’s products, technology and key customers, distributors and suppliers and Allen & Co. assumed, with the Company’s consent, that there would be no developments with respect to any such matters that would affect Allen & Co.’s analyses or opinion.

Further, Allen & Co.’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Co. as of, the date of its opinion. Allen & Co. noted in its opinion that the credit, financial and stock markets have been experiencing unusual volatility and that it expressed no opinion or view as to any potential effects of such volatility on the Company or the merger. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Co.’s opinion and that Allen & Co. assumed no responsibility for advising any person of any change in any matter affecting its opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. In connection with its engagement, Allen & Co. were not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or a part of the Company prior to the date of its opinion; however, the merger agreement permits the Company and its representatives to solicit and enter into negotiations with respect to other proposals for a specified period following execution of the merger agreement. Allen & Co. did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to any officers, directors or employees of any party to the merger, or any class of such persons or any other party, relative to the consideration or otherwise. Allen & Co. also did not express any opinion as to the prices at which Company common stock might trade at any time.

In addition, Allen & Co. did not express any opinion as to any tax or other consequences that might result from the merger, nor did Allen & Co.’s opinion address any legal, regulatory, tax or accounting matters, as to which Allen & Co. understood that the Company obtained such advice as it deemed necessary from qualified professionals. Allen & Co. assumed, with the Company’s consent, that the merger would be consummated in accordance with the terms and conditions set forth in the merger agreement and related documents and that all governmental, regulatory or other consents necessary for the consummation of the merger as contemplated by the merger agreement would be obtained without adverse effect on the Company or the merger.

Allen & Co.’s opinion was limited to the fairness, from a financial point of view and as of the date of its opinion, of the consideration to be received in the merger by holders of Company common stock. Allen & Co.’s opinion did not address any other aspect or implication of the merger, including, without limitation, the form or structure of the merger, the treatment of any other securities of the Company or any aspects or implications of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Except as described above, the Company imposed no other instructions or limitations on Allen & Co. with respect to the investigations made or the procedures followed by it in rendering its opinion.

This summary is not a complete description of Allen & Co.’s opinion or the financial analyses performed and factors considered by Allen & Co. in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Allen & Co. arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Allen & Co. believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Allen & Co.’s analyses and opinion.

In performing its analyses, Allen & Co. considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the Company’s control. No company, business or transaction used in the analyses is identical to the Company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Allen & Co.’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Allen & Co.’s analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses reviewed with the board of directors in connection with Allen & Co.’s opinion, dated October 26, 2010. The financial analyses summarized below include information presented in tabular format. In order to fully understand Allen & Co.’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Allen & Co.’s financial analyses. For purposes of Allen & Co.’s financial analyses summarized below, Allen & Co. utilized internal financial projections relating to the Company prepared by or at the direction of and approved for Allen & Co.’s use by the Company’s management, consisting of financial forecasts for the fourth quarter of fiscal year 2010 and full fiscal year 2011 and the two sensitivity cases referred to as “case 1” and “case 2,” reflecting alternative business scenarios for the Company for fiscal years 2012 to 2015.

Selected Companies Analysis. Allen & Co. reviewed financial and stock market information of the Company and the following 17 selected publicly held companies with operations in the communications equipment industry, which is the industry in which the Company operates:

•	ADTRAN, Inc.

•	Alcatel-Lucent

•	Amphenol Corporation

•	Anaren, Inc.

•	ARRIS Group, Inc.

•	Belden Inc.

•	Ciena Corporation

•	Cisco Systems, Inc.

•	Corning Incorporated

•	Draka Holding NV

•	Extreme Networks, Inc.

•	Harmonic Inc.

•	LM Ericsson Telephone Company

•	Powerwave Technologies, Inc.

•	Preformed Line Products Company

•	Tellabs, Inc.

•	Tyco Electronics Ltd.

Allen & Co. reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on October 25, 2010, plus debt, less cash and other adjustments, as a multiple of calendar years 2010 and 2011 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA (or, if such calendar year 2010 estimates were not publicly available, such companies’ latest 12 months EBITDA). Allen & Co. also reviewed equity values of the selected companies based on closing stock prices on October 25, 2010 as a multiple of calendar years 2010 and 2011 estimated earnings, referred to as P/E. Allen & Co. then applied a range of selected calendar years 2010 and 2011 estimated EBITDA and P/E multiples derived from the selected companies to corresponding data of the Company. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on internal estimates of the Company’s management. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Reference Ranges Based on:				Per Share Merger Consideration
2010E EBITDA	2011E EBITDA	2010E P/E	2011E P/E
$25.39 - $29.73	$27.05 - $31.75	$27.43 - $30.97	$26.28 - $30.85	$31.50

Selected Precedent Transactions Analysis. Allen & Co. reviewed financial information for the following 22 selected transactions announced between January 1, 2003 and October 25, 2010 involving companies with operations in the communications equipment industry, which is the industry in which the Company operates:

Acquiror	Target
• Nexans S.A.	• Draka Holding NV
• Tyco Electronics Ltd.	• ADC Telecommunications, Inc.
• ZelnickMedia Corporation	• Airvana, Inc.
• Brocade Communications Systems, Inc.	• Foundry Networks, Inc.
• Comtech Telecommunications Corp.	• Radyne Corp.
• ADC Telecommunications, Inc.	• LGC Wireless, Inc.
• ARRIS Group, Inc.	• C-COR, Inc.
• CommScope, Inc.	• Andrew Corporation
• Silver Lake Partners III, L.P.; TPG Partners V, L.P.	• Avaya Inc.
• The Veritas Capital Fund III, L.P.; Golden Gate Private Equity, Inc.; GS Direct, L.L.C.	• Aeroflex Incorporated.
• Belden Inc.	• LTK Wiring Co. Limited
• Motorola, Inc.	• Netopia, Inc.
• Harris Corporation	• Stratex Networks, Inc.
• Powerwave Technologies, Inc.	• Fitronic plc (wireless infrastructure assets)
• ADC Telecommunications, Inc.	• Andrew Corporation
• Emerson Electric Co.	• Artesyn Technologies, Inc.
• ADC Telecommunications, Inc.	• Krone AG
• Superior Essex, Inc.	• Belden Inc. (communications wire and cable business)
• Belden Inc.	• Cable Design Technologies Corporation
• Powerwave Technologies, Inc.	• LGP Allgon Holding AB
• CommScope, Inc.	• Avaya Inc. (connectivity solutions unit)
• Andrew Corporation	• Allen Telecom Inc.

Allen & Co. reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions, plus debt, less cash and other adjustments, as a multiple of such target companies’ one-year forward EBITDA as of the announcement date of the relevant transaction. Allen & Co. then applied a range of selected one-year forward estimated EBITDA multiples derived from the selected transactions to the Company’s calendar year 2011 estimated EBITDA. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of the Company were based on internal estimates of the Company’s management. This analysis indicated the following implied per share equity reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$29.43 - $38.72	$31.50

Discounted Cash Flow Analysis. Allen & Co. performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the fourth quarter of fiscal year 2010 through the full fiscal year 2015 based on case 1 and case 2. Allen & Co. calculated terminal values for the Company by applying terminal value multiples of 7.0x to 8.0x to the Company’s projected 2015 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Reference Ranges Based on:		Per Share Merger Consideration
Case 1	Case 2
$21.41 - $26.52	$30.71 - $37.28	$31.50

Leveraged Buyout Analysis. Allen & Co. performed a leveraged buyout analysis to estimate theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of the Company taking into account the potential pro forma leverage structure of the Company that could result from financing such acquisition under customary market terms and assuming that such financial buyer would attempt to realize a return on its investment in the Company’s fiscal year 2015. Estimated financial data of the Company were based on case 1 and case 2. Estimated exit values for the Company were calculated by applying a range of exit value multiples of 7.0x to 8.0x to the Company’s fiscal year 2015 estimated EBITDA. Allen & Co. then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of approximately 17.5% to 22.5%. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Reference Ranges Based on:		Per Share Merger Consideration
Case 1	Case 2
$19.37 - $22.79	$25.00 - $30.31	$31.50

Miscellaneous

The Company has agreed to pay Allen & Co. for its financial advisory services in connection with the merger an aggregate fee of approximately $15.4 million, a substantial portion of which is contingent upon consummation of the merger. A portion of such fee also was payable upon delivery of Allen & Co.’s opinion, which opinion fee is not contingent upon either the conclusion expressed in Allen & Co.’s opinion or successful consummation of the merger. The Company also has agreed to reimburse Allen & Co. for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Allen & Co. and related parties against certain liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

The Company selected Allen & Co. to act as its financial advisor in connection with the merger based on Allen & Co.’s reputation and experience. Allen & Co., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course of business as a broker-dealer and market maker, Allen & Co. may have long or short positions, either on a discretionary or non-discretionary basis, for its own account or for those of its clients, in the debt and equity securities, or related derivative securities, of the Company and/or Carlyle and its affiliates or portfolio companies. The issuance of Allen & Co.’s opinion was approved by Allen & Co.’s fairness opinion committee.

Certain Company Forecasts and Sensitivity Cases

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, we provided Carlyle and its advisors with certain non-public financial forecasts that were prepared by our management. These forecasts were also provided to our board of directors and advisors.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to Carlyle and its advisors. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [—] of this proxy statement. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. We have made no representation to Carlyle, Parent or Merger Sub in the merger agreement concerning these financial forecasts.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page [—].

The following is a summary of the financial forecasts for the fourth quarter of fiscal year 2010 and for fiscal years 2010 and 2011 prepared by our management and provided to Carlyle and its advisors, as well as our board of directors and advisors:

	Q4 2010E(1)	2010E(1)	2011E(1)
	(in millions)
Revenues	$762	$3,144	$3,358
Operating Income	50	217	332
Adjusted Operating Income(2)	77	361	429

(1)	Forecasted amounts.
(2)	Adjusted operating income means operating income, excluding the amortization of purchased intangible assets, restructuring costs and, with respect to the forecasted amounts for fiscal year 2010, gains arising out of an arbitration settlement, the sale of a distribution center and other special items.

Sensitivity Cases

Our management considered two sensitivity cases reflecting alternative business scenarios for the Company for fiscal years 2012 to 2015, based on the foregoing financial forecasts. The first case, which we refer to as case 1, was based on the following two assumptions: (i) a 5% revenue growth through fiscal year 2015; and (ii) adjusted operating income margin trending down to 10% by 2015. The second case, which we refer to as case 2, was based on the following two assumptions: (i) a 7% revenue growth through 2015; and (ii) adjusted operating income margin trending up to 14% by 2015. These two alternative cases were provided to our board of directors and advisors, but not to Carlyle and its advisors.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests, including senior subordinated convertible notes) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of November 9, 2010, would be approximately $3.5 billion;

•	refinance outstanding indebtedness that will come due as a result of the merger, which, as of November 9, 2010, was approximately $1.06 billion; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity financing of $1.75 billion to be provided by an investment fund affiliated with Carlyle, or other parties to which it assigns a portion of its commitment;

•	borrowings of up to $215 million under a $400 million senior secured asset-based revolving credit facility;

•

the issuance of up to $2.25 billion in principal amount of high yield secured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, borrowings of up to $2.25 billion under a senior secured bridge credit facility); and

•	cash on hand of the Company.

Parent has obtained the equity commitment letter and the debt commitment letter described below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters, together with cash on hand of the Company, will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including any financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Parent fee to the Company, as described under “The Merger Agreement—Termination Fees” beginning on page [—]. That obligation is guaranteed by the guarantor referred to below.

Equity Financing

Parent has entered into the equity commitment letter with the guarantor, dated October 26, 2010, pursuant to which the guarantor has committed to make capital contributions to Parent at or prior to the closing of the merger up to a maximum of $1.75 billion in the aggregate to fund the payment of consideration payable pursuant to the merger agreement. The guarantor may assign a portion of the equity commitment to other investors. However, the assignment of any portion of the equity commitment to other investors will not affect the guarantor’s commitment to make capital contributions pursuant to the equity commitment letter.

The guarantor’s obligation to fund the financing contemplated by the equity commitment is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially simultaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement. The Company is a third-party beneficiary of the equity commitment letter to the extent that the Company seeks specific performance of Parent’s obligation to cause the guarantor to fund its equity commitment in certain circumstances in accordance with the terms of the merger agreement.

The obligation of the guarantor to fund its equity commitment will terminate upon the earlier to occur of (i) the valid termination of the merger agreement in accordance with its terms and (ii) the date on which the Company or any of its affiliates asserts a claim against the guarantor or any of its affiliates in connection with the merger agreement, other than (A) in accordance with certain terms of the limited guarantee, (B) seeking specific performance of the guarantor’s obligation to contribute equity to Parent and to fund the equity commitment in accordance with the merger agreement, (C) under the confidentiality agreement between Carlyle and the Company, and (D) solely with respect to claims against Parent and Merger Sub, in connection with certain reimbursement obligations of Parent and the Company’s right to seek specific performance thereof under the merger agreement.

Debt Financing

Parent has entered into the debt commitment letter with the lender pursuant to which the lender has committed to provide a $400 million senior secured asset-based revolving credit facility, up to $215 million of which may be drawn at the consummation of the merger, and a $2.25 billion senior secured bridge credit facility. J.P. Morgan Securities LLC will act as sole bookrunner and lead arranger for the debt financing. It is expected that at the effective time of the merger, senior secured notes will be issued and sold pursuant to a high yield senior secured notes offering in lieu of a portion or all of the drawings under the senior secured bridge credit facility.

The obligation of the lender to provide debt financing under the debt commitment letter is subject to a number of conditions, including without limitation (i) a condition that, except as otherwise disclosed, since December 31, 2009 there has not been any Material Adverse Effect (defined in the debt commitment letter in a manner substantially the same as the definition of Company material adverse effect in the merger agreement); (ii) negotiation, execution and delivery of definitive documentation with respect to the appropriate loan documents consistent with the debt commitment letter and specified documentation standards; (iii) the accuracy of certain specified representations and warranties in the loan documents; (iv) receipt of equity financing consistent with the equity commitment letter; (v) consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers or consents thereof that are materially adverse to the lender or the sole bookrunner without the consent of the sole bookrunner (such consent not to be unreasonably withheld, delayed or conditioned)) concurrently with the initial funding of the debt facilities; (vi) delivery of certain customary closing documents (including, among others, a customary solvency certificate), specified items of collateral and certain Company financial statements; (vii) payment of applicable costs, fees and expenses; (viii) receipt of an offering memorandum with respect to the senior secured notes offering and a confidential information memorandum for each of the facilities and other customary marketing materials to be used for the purpose of syndication; and (ix) expiration of a 20 consecutive day marketing period following the delivery of such confidential information memorandum and marketing materials. If such 20-day period has not ended prior to December 23, 2010, then such period will not commence until

January 4, 2011; if such period begins after January 4, 2011, it will be extended to a period of 25 consecutive days; and if such period has not ended prior to February 14, 2011, then such period will not commence until the Company has filed its Form 10-K with the SEC; provided that this final exception will not apply if the Company has filed its Form 10-K with the SEC on or prior to February 14, 2011. The final termination date for the debt commitment letter is the same as the termination date under the merger agreement.

Limited Guarantee

Pursuant to a limited guarantee delivered by the guarantor in favor of the Company, dated October 26, 2010, the guarantor has agreed to guarantee the performance and discharge of (a) the payment obligations of Parent with respect to the Parent fee of $233.8 million to the Company (plus the costs and expenses incurred in connection with any suit to enforce the payment thereof) as and when due and (b) the expense reimbursement and indemnification obligations of Parent and Merger Sub in connection with the arrangement of the financing of the merger (we refer to such expenses as the expense payment obligations). See “The Merger Agreement—Termination Fees” beginning on page [—]. However, the guarantor’s obligations under the limited guarantee are subject to a cap equal to (x) $233.8 million plus (y) any amounts payable to enforce Parent’s obligation to pay the Parent fee if due, minus (z) any amount actually paid by Parent or Merger Sub to the Company in respect of certain expense payment obligations described in the next paragraph.

If Parent or Merger Sub has any expense payment obligations to the Company for which the Company requests payment prior to the closing of the merger or Parent otherwise requires any funds in order to pay out-of-pocket expenses incurred in connection with the arrangement of the financing for the merger, the guarantor is required to make capital contributions to Parent in an amount sufficient to pay such expenses up to a maximum of $4 million prior to the effective time of the merger.

Subject to certain exceptions, the limited guarantee will terminate upon the earlier of (a) the effective time of the merger, (b) six months after termination of the merger agreement in a circumstance in which Parent is not required to pay the Parent fee, and (c) two years after the termination of the merger agreement in a circumstance in which Parent is required to pay the Parent fee, except, in the case of the foregoing clauses (b) and (c), if the Company has made a claim under the limited guarantee prior to such date, the relevant date will be the date that such claim is finally resolved and payment is made of the Parent fee and/or expense payment obligations, if applicable.

Closing and Effective Time of Merger

The closing of the merger will take place on the later of (x) the second business day following the satisfaction or waiver in accordance with the merger agreement of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page [—]) (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (y) the first business day following the final day of the marketing period (as described under “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page [—]), or an earlier date as may be specified by Parent on no less than two business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the first quarter of 2011. The effective time of the merger will occur on the closing date of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of certificates evidencing shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates to the paying agent. If you are the record holder of uncertificated shares of Company common stock represented by book-entry, you will receive the per share merger consideration promptly, and in any event within two business days, of completion of the merger. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If you are a beneficial owner of Company common stock holding your shares in “street name” through your bank, broker or other nominee, you will receive the per share merger consideration in accordance with the procedures of your bank, broker or other nominee.

Interests of Certain Persons in the Merger

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. In the discussion below, we have quantified payments and benefits to our named executive officers and to our non-employee directors. However, the payments and benefits described below also may apply to other executive officers of the Company, although not quantified herein. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Awards/Merger Proceeds

At the effective time of the merger, except as may be agreed between Parent and any holder thereof, each outstanding and unexercised option to purchase shares of Company common stock, whether vested or unvested, will be accelerated and cancelled and will entitle the holder to receive an amount in cash equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $31.50 exceeds the exercise price per share of such option, less any applicable withholding taxes. In addition, all performance share units and restricted stock units, except as may be agreed between Parent and any holder thereof, will be accelerated (as to the performance share units, such acceleration shall be based on deemed achievement of the performance goals at the target level (100%) in the event such performance share units were issued in the same calendar year as the effective time of the merger, or, in the event such performance share units were issued in a calendar year prior to the effective time of the merger, actual achievement of the performance goals) and cancelled and will entitle the holder to receive an amount in cash equal to the product of the total number of shares of Company common stock subject to such performance share unit or restricted stock unit, as accelerated, multiplied by $31.50, less any applicable withholding taxes.

Upon completion of the merger the numbers of outstanding and unexercised options, vested or unvested (at exercise prices ranging from $7.93 to $41.22) held by each of Messrs. Drendel, Jearld L. Leonhardt, Executive

Vice President and Chief Financial Officer of the Company, Edwards, Edward A. Hally, Executive Vice President and Chief Commercial Officer of the Company, and Randall W. Crenshaw, Executive Vice President and Chief Supply Officer of the Company, that would entitle the holder to receive an amount in cash in exchange for such options are 1,128,633 options, 180,728 options, 120,554 options, 91,940 options, and 79,688 options, respectively. These options have a total “in the money” value of approximately $13,794,985 for Mr. Drendel, $1,564,469 for Mr. Leonhardt, $589,257 for Mr. Edwards, $584,677 for Mr. Hally, and $497,905 for Mr. Crenshaw, based upon a $31.50 stock price. The numbers of performance share units held by each of Messrs. Drendel, Leonhardt, Edwards, Hally, and Crenshaw currently total 75,064 performance share units, 17,640 performance share units, 22,970 performance share units, 17,976 performance share units, and 15,117 performance share units, respectively, including performance share units granted in 2010. In accordance with the applicable plan, the terms of the performance share units granted in 2010 provide that in the event of the occurrence of a transaction such as the merger, such performance share units would vest assuming target performance. If the merger is completed in 2010, then the numbers of performance share units that would become vested (based on actual performance achieved for the performance share units granted in 2008 and on deemed achievement of the performance goals at the target level (100%) for the performance share units granted in 2010) and therefore would entitle the holder to a cash payment equal to $31.50 per share are: 75,064 for Mr. Drendel, 17,640 for Mr. Leonhardt, 22,970 for Mr. Edwards, 17,976 for Mr. Hally, and 15,117 for Mr. Crenshaw. Based upon a $31.50 stock price, these vested performance share units would have a total value of approximately: $2,364,524 for Mr. Drendel, $555,644 for Mr. Leonhardt, $723,550 for Mr. Edwards, $566,231 for Mr. Hally, and $476,176 for Mr. Crenshaw. If the merger is completed in 2011 and the currently held outstanding performance share units granted in 2010 lapse because the awards’ threshold performance criteria were not met, then the Company intends to grant in January 2011 substantially equivalent numbers of performance share units to the pool of eligible participants, which would also vest based on deemed achievement of the performance goals at the target level (100%) and would entitle the holder to a substantially equivalent cash payment when the merger is completed. All of this information is based on the executives’ equity compensation holdings as of November 9, 2010.

Based on the directors’ equity compensation holdings as of November 9, 2010, upon completion of the merger, (1) the numbers of outstanding and unexercised options, vested or unvested (at exercise prices ranging from $7.43 to $30.28) held by Ms. June E. Travis and each of Messrs. Boyd L. George, George N. Hutton, Jr., Katsuhiko Okubo, Richard C. Smith, and James N. Whitson that would entitle the holder to receive an amount in cash in exchange for such options are: 45,000 options, 32,000 options, 32,000 options, 0 options, 20,000 options, and 32,000 options, respectively (with such options having a total “in the money” value of approximately: $768,550 for Ms. Travis, $514,840 for Mr. George, $514,840 for Mr. Hutton, $0 for Mr. Okubo, $333,800 for Mr. Smith, and $514,840 for Mr. Whitson, based upon a $31.50 stock price) and (2) the number of restricted stock units held by each of Ms. Travis and Messrs. George, Hutton, Okubo, Smith, and Whitson, that would entitle the holder to a cash payment equal to $31.50 per share is 2,950 restricted stock units (with such restricted stock units having a total value of approximately $92,925 for each of Ms. Travis and Messrs. George, Hutton, Okubo, Smith, and Whitson).

Annual Incentive Plan

Pursuant to the terms of the AIP, in the event of a change in control, within 60 days thereafter, the Company will pay to each participant immediately prior to such change in control (regardless of whether the participant remains employed by the Company after the change in control) a pro rata portion of his incentive award for the performance year, assuming that all performance targets were achieved at 100%. Pursuant to this provision, and assuming that the merger is completed on March 31, 2011 and assuming each executive’s salary and target bonus under the AIP remain the same in 2011 as they were in 2010, each of Messrs. Drendel, Leonhardt, Edwards, Hally, and Crenshaw would receive a pro rated incentive award for the 2011 performance year based on the number of days between January 1, 2011 and March 31, 2011, inclusive, based on the target level of performance. The approximate payments would be: $275,055 for Mr. Drendel, $88,890 for Mr. Leonhardt, $116,532 for Mr. Edwards, $88,767 for Mr. Hally, and $78,596 for Mr. Crenshaw. Non-employee directors are not eligible to participate in the AIP.

SERP

In the event of a change in control, each participant who is employed by the Company immediately prior to such change in control will receive the full value of his account balance in a single lump sum in the event that his employment is terminated for any reason (including a voluntary resignation by such participant but excluding a termination of the participant’s employment by the Company for “cause”) within two years after the date of the change in control. Pursuant to this provision, in the event of a termination of employment, other than the termination of the participant’s employment by the Company for cause, on or before the second anniversary of the effective date of the merger, Messrs. Drendel, Leonhardt, Edwards, Hally, and Crenshaw would receive the full value of their account balances in a lump sum payment. As of November 9, 2010, the SERP account balances are as follows: $3,318,781 for Mr. Drendel, $1,226,895 for Mr. Leonhardt, $331,440 for Mr. Edwards, $463,105 for Mr. Hally, and $682,236 for Mr. Crenshaw. Non-employee directors are not eligible to participate in the SERP.

Severance Protection Agreements

If, within two years after the merger, the employment of any of Messrs. Drendel, Leonhardt, Edwards, Hally, or Crenshaw is terminated by the Company without “cause,” or if any one of such executives resigns for “good reason,” then, pursuant to such executive’s Severance Protection Agreement, he would be entitled to receive the following payments and benefits:

•	Any bonus earned for the year preceding the year of termination, but not yet paid;

•	A pro rata bonus for the year of termination, equal to the proportion of the year worked in the year of termination multiplied by the executive’s actual bonus for the prior year;

•

A lump sum payment equal to one and one-half times (two times for Mr. Drendel) the sum of (a) the executive’s base salary then in effect, and (b) the executive’s target bonus for the year preceding the year of termination;

•

Continuation of certain welfare benefits for 18 months (24 months for Mr. Drendel), which we refer to as the severance period, at the Company’s sole expense, subject to offset by benefits provided by a new employer;

•

If the executive is not employed at the end of the severance period, continued payment of his monthly base salary (as in effect at the time of his termination) and a monthly payment equal to 1/12 of the amount of the executive’s target bonus for the year preceding the year of termination, and continued Company-paid employee benefits, for six months (or until the executive gets another job, if earlier);

•	Outplacement benefits and up to $2,000 for tax and financial planning; and

•	Reimbursement of certain relocation expenses, if applicable.

In addition, if the executive’s change in control-related payments and benefits (including the value of any equity acceleration and other payments, summarized above) would subject the executive to the IRS “golden parachute” excise tax, the Company will provide the executive with a “gross-up” of that excise tax. Based on the foregoing provisions, and assuming that the merger is completed on March 31, 2011, the aggregate values of the payments and benefits under the Severance Protection Agreements have been approximated as follows (assuming that each executive was not employed at the end of the severance period and therefore was entitled to receive the extra six months of payments and benefits): $6,024,900 for Mr. Drendel, $2,080,513 for Mr. Leonhardt, $4,014,785 for Mr. Edwards, $3,285,008 for Mr. Hally, and $1,775,209 for Mr. Crenshaw. Parent expressly has agreed to honor the Severance Protection Agreements after the merger.

Definitions of “Cause” and “Good Reason” under the Severance Protection Agreements

For purposes of the Severance Protection Agreements described above, “cause” means the executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the board of directors that the executive: (a) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the executive’s incapacity due to physical or mental illness or from the assignment to the executive of duties that would constitute “good reason,” as defined below) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed substantially to perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of the executive’s employment will be for “cause” until (1) there will have been delivered to the executive a copy of a written notice setting forth that the executive was guilty of the conduct described above and (2) the executive will have been provided an opportunity to be heard in person by the board of directors. No act, nor failure to act, on the executive’s part, will be considered “intentional” unless the executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the executive’s action or failure to act was in the best interest of the Company.

For purposes of the Severance Protection Agreements described above, “good reason” means the occurrence of any of the following events or conditions: (1) a change in the executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason; (2) a reduction in annual base salary; (3) the requirement that the executive relocate under certain circumstances; (4) the failure to pay compensation due to the executive; (5) failure by the Company to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the executive was participating immediately prior to a change in control, unless a substitute or replacement plan has been implemented that provides substantially identical compensation or benefits to the executive or (B) provides the executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the executive was participating immediately prior to the change in control; (6) the failure by the Company to obtain an express assumption of the Severance Protection Agreement from any successor in a change in control; or (7) any termination of the executive that does not comply with the procedural and notice requirements set forth in the Severance Protection Agreement.

Drendel Employment Agreement

Parent has agreed to honor Mr. Drendel’s employment agreement after the merger. The terms of Mr. Drendel’s employment agreement are summarized in our Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on March 19, 2010, which is incorporated by reference herein.

Other Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s executive officers and directors who are employees are entitled to receive the same benefits under the merger agreement as all other employees of the Company. Parent has agreed to provide certain levels of compensation and benefits for one year after the merger (except with respect to equity awards and change in control benefits), to provide employees who are terminated within one year after the merger severance benefits that are comparable with or superior to those provided by the Company before the merger, to recognize service with the Company prior to the merger for purposes of the employees’ participation in the Company’s benefit plans after the merger, and to undertake certain obligations with respect to health benefits provided under the Company’s plans after the merger. A more complete description of the benefits provided to Company employees under the merger agreement is under the heading “Employee Benefit Matters.”

Indemnification and D&O Insurance

Parent has agreed that it and the surviving corporation in the merger will indemnify and hold harmless the present and former officers and directors of the Company against certain costs, liabilities, and expenses arising out of or related to such officer’s or director’s service as a director or officer at or before the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby and actions to enforce such indemnification or advancement rights) to the fullest extent permitted by law. The Company also is required to obtain a six-year “tail” insurance policy with respect to the currently existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy, and such “tail” policy must meet certain specific requirements as to its terms and conditions as are set forth in the merger agreement. If the Company or the surviving corporation, as applicable, fails to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger and subject to certain limitations set forth in the merger agreement. The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose. A more complete description of the indemnification and insurance rights provided to the Company’s directors and officers under the merger agreement is under the heading “Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Other Interests

Parent has previously indicated its belief that the continued involvement of the Company’s management team is integral to the Company’s future success. However, as of the date of the merger agreement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to invest or participate in the equity of, the surviving corporation or Parent or any of its affiliates. On November 9, 2010, preliminary discussions commenced between Mr. Edwards and representatives of Parent and/or Carlyle with respect to such agreements; and, in that regard (i) Parent has stated that it may offer current members of management the opportunity to convert a portion of their current common stock and options into equity interests in Parent (and/or an affiliate of Parent) at the per share merger consideration price or otherwise invest in equity interests of Parent (and/or an affiliate of Parent), (ii) Parent has stated that it may establish equity-based compensation plans for management of the surviving corporation and (iii) Parent is considering certain changes to existing executive employment arrangements. Although Carlyle has not negotiated the terms of formal employment agreements, including any compensation arrangements or equity participation in Parent (and/or an affiliate of Parent), with members of the Company’s management, representatives of Carlyle delivered to Mr. Edwards on November 9, 2010 a preliminary term sheet reflecting its views and have discussed parameters of an equity incentive program for management of the Company. In particular, representatives of Carlyle described an equity incentive plan for management of the Company consisting of up to 8% of the fully-diluted common equity of Parent (and/or a subsidiary of Parent). It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment and/or achievement of certain performance targets and would entitle management to share in the future appreciation of the surviving corporation. It is likely, and certain members of management may have an expectation, that Parent, Merger Sub or their affiliates will enter into certain agreements, arrangements or understandings with certain members of management regarding employment with, or the right to invest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Any new arrangements are currently expected to be entered into at or prior to the completion of the merger and would not become effective until after the merger is completed. All of the foregoing matters are subject to negotiation and no terms or conditions have yet been finalized.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated thereunder, and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. This discussion applies only to beneficial owners who hold shares of Company common stock as capital assets (within the meaning of Section 1221 of the Code), and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks or other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, stockholders that hold Company common stock as part of a hedge, straddle or conversion transaction, regulated investment companies, real estate investment trusts or stockholders deemed to sell Company common stock under the constructive sale provisions of the Code). This discussion also does not address the U.S. tax consequences to any stockholder that is, for U.S. federal income tax purposes, a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any matters relating to equity compensation or benefit plans. This discussion does not address any state, local or foreign tax consequences of the merger.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Company common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

U.S. federal backup withholding tax (currently at the rate of 28%) may apply to cash payments to a U.S. holder under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules or otherwise establishes an exemption from backup withholding.

The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult its own tax advisor regarding the applicability of the rules discussed above to such stockholder and the particular U.S. federal income tax consequences to such stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be completed until (a) the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated and (b) all required approvals or clearances by the EC, Brazil, the People’s Republic of China, Russia and South Africa applicable to the merger under applicable laws, have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on November 4, 2010 and requested early termination of the waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminating existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under state law or the antitrust laws of the United States, as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the EC Merger Regulation, the merger may not be completed until a notification has been filed with the EC and clearance has been received or the applicable waiting period has expired. The parties filed such a notification on November 12, 2010. The EC could prohibit the completion of the merger or seek divestiture of substantial assets of the Company or Parent as a condition for allowing the completion of the merger.

Under the applicable merger laws in the People’s Republic of China, Russia and South Africa the merger may not be completed until notifications have been filed with the appropriate antitrust authority and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. On November 11, 2010, the requisite notification was filed in South Africa. On November 12, 2010, the parties submitted the requisite draft notification in the People’s Republic of China and await a formal acknowledgment from the Chinese antitrust authorities that the filing is complete. The parties intend to file the required notification in Russia as promptly as practicable. While a notification is required to be filed in Brazil, and the parties intend to file such required notification as promptly as practicable, the merger can be completed without waiting for the expiration of a waiting period or clearance or authorization from the Brazilian antitrust authorities.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

In connection with the merger, three putative stockholder class action lawsuits have been filed in the Court of Chancery of the State of Delaware. The first, styled Rice v. CommScope, Inc. et. al., was filed on October 28, 2010 against the Company, Frank M. Drendel, Chairman of the board of directors and Chief Executive Officer of the Company, each other member of the Company’s board of directors, and Carlyle asserting that the members of our board of directors breached their fiduciary duties and asserting that the Company and Carlyle aided and abetted the alleged breaches of fiduciary duties. The second, styled Schwartz v. CommScope, Inc. et. al., was filed on November 9, 2010 against the Company, Mr. Drendel, each other member of the Company’s board of directors, Parent, Merger Sub and Carlyle also asserting that the members of our board of directors breached their fiduciary duties and asserting that the Company, Parent, Merger Sub and Carlyle aided and abetted the alleged breaches of fiduciary duties. The third, styled Reilly v. CommScope, Inc. et. al., was filed on November 11, 2010 against the Company, Mr. Drendel, each other member of the Company’s board of directors, Carlyle, Parent and Merger Sub also asserting that the members of our board of directors breached their fiduciary duties and asserting that Carlyle, Parent and Merger Sub aided and abetted the alleged breaches of fiduciary duties. The Company and its directors believe these lawsuits are without merit and intend to defend them vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page [—].

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure letter that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be in the form of the bylaws attached as an exhibit to the merger agreement, until amended in accordance with its terms or by applicable law.

Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger will take place on the later of (x) the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (described under “—Conditions to the Merger” below) (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (y) the first business day following the final day of the marketing period (as described below), or an earlier date as may be specified by Parent on no less than two business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the first quarter of 2011. The effective time of the merger will occur on the closing date of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

The marketing period is the first period of 20 consecutive business days after the date of the merger agreement (provided that without the consent of Parent, the marketing period will not commence prior to the no-shop period start date) throughout which (a) Parent has the essential marketing information described below and (b) the closing conditions relating to the adoption of the merger agreement by our stockholders, receipt of required regulatory approvals and absence of any law or order prohibiting the consummation of the merger have been satisfied or waived, and nothing has occurred and no condition exists that would prevent any of the other conditions to the obligations of Parent and Merger Sub to consummate the merger from being satisfied if the closing of the merger were to be scheduled at any time during such 20 business day period. If the marketing period has not ended by December 23, 2010, it shall not commence until January 4, 2011 or thereafter. If the marketing period commences after January 4, 2011, it will be extended to 25 consecutive business days. If the marketing period has not ended by February 14, 2011, it will commence after the Company has filed its Form 10-K for the fiscal year ending on December 31, 2010 with the SEC, provided that this exception will not apply if the Company has filed its Form 10-K with the SEC on or prior to February 14, 2011. In addition, the marketing period will not be deemed to have commenced if before the completion of the marketing period, Ernst & Young LLP withdraws its audit opinion contained in the essential marketing information. Further, the marketing period will end on any earlier date on which the debt financing is otherwise obtained.

Essential marketing information consists of, as of any date, (i) such financial statements, financial data and other pertinent information regarding the Company and its subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K, for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A to consummate a notes offering, as specified in writing by Parent prior to the no-shop period start date, and (ii) such other information as is otherwise necessary in order to receive customary “comfort” letters, including “negative assurance” comfort letters, from independent auditors with respect to the information referred to in clause (i) of this paragraph. If the Company in good faith reasonably believes it has delivered the essential marketing information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the essential marketing information and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which essential marketing information Parent reasonably believes the Company has not delivered).

Treatment of Company Common Stock, Options and Restricted Stock Units

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will convert into the right to receive $31.50, less any applicable withholding taxes. Company common stock owned by Parent, Merger Sub, the Company or any of their respective subsidiaries (and in each case not held on behalf of third parties) will be cancelled without payment of consideration. Company common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Options

At the effective time of the merger, except as may be agreed between Parent and any holder of options, each outstanding and unexercised option to purchase shares of Company common stock issued by the Company under the Company’s equity plans or otherwise, whether vested or unvested, will be accelerated and cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $31.50 exceeds the exercise price per share of such option, less any applicable withholding taxes.

Performance Share Units

At the effective time of the merger, except as may be agreed between Parent and any holder of performance share units, each outstanding performance share unit, performance award and other similar equity award issued by the Company under the Company’s equity plans or otherwise, whether vested or unvested, will be accelerated and cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to such performance share unit, as accelerated, multiplied by $31.50, less any applicable withholding taxes. Such acceleration shall be based on deemed achievement of the performance goals at the target level (100%) in the event such performance share units were issued in the same calendar year as the effective time of the merger, or, in the event such performance share units were issued in a calendar year prior to the effective time of the merger, actual achievement of the performance goals.

Restricted Stock Units

At the effective time of the merger, except as may be agreed between Parent and any holder of restricted stock units, each outstanding restricted stock unit, stock award and other similar equity award issued by the Company under the Company’s equity plans or otherwise, whether vested or unvested, will be accelerated and cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash, for each restricted stock unit, equal to $31.50, less any applicable withholding taxes.

Exchange and Payment Procedures

Prior to the mailing of the proxy statement, Parent will appoint a paying agent for payment of the per share merger consideration. Immediately prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock, and thereafter will make available or cause to be made available to the paying agent any additional amounts necessary to make payments to such stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL. With respect to shares of Company common stock held by The Depository Trust Company, or DTC, if the closing of the merger occurs at or prior to 11:30 a.m., Eastern time, on the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of Company common stock held of record by DTC immediately prior to the effective time of the merger multiplied by the per share merger consideration, which we refer to as the DTC payment. If the closing of the merger occurs after 11:30 a.m., Eastern time, on the closing date of the merger, the paying agent will transmit the DTC payment to DTC on the first business day after the date of the closing of the merger.

Parent will take all actions necessary so that at or after the effective time of the merger, the surviving corporation will pay to each holder of options, performance share units and restricted stock units, the awards to which such holder is entitled under the merger agreement, through the surviving corporation’s or its applicable subsidiaries’ payroll, unless alternate arrangements are specified by such holder.

Promptly, and in any event within two business days, after the date of the closing of the merger, each record holder of certificated shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how it may exchange its certificated shares of Company common stock for the per share merger consideration. Promptly, and in any event within two business days, after the date of the closing of the merger, each record holder of uncertificated shares of Company common stock represented by book-entry will receive an amount in cash equal to the product of the number of book-entry shares of Company common stock held by such holder multiplied by the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates to the paying agent. If you are the record holder of uncertificated shares of Company common stock represented by book-entry, you will receive the per share merger consideration promptly, and in any event within two business days, of completion of the merger. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, a certificate or uncertificated share of Company common stock represented by book-entry is presented to the surviving corporation, Parent or the paying agent for transfer, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of Company common stock for 180 days after the effective time of the merger will be delivered to the surviving corporation. Record holders of Company common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent will use its reasonable best efforts to obtain the debt financing for the merger on the terms and conditions described in the debt commitment letter and will not permit any amendment or modification to be made to the debt commitment letter or the equity commitment letter, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver (x) reduces the aggregate amount of the debt financing (including by changing the amount of fees to be paid or the original issue discount of the debt financing unless the equity financing is increased by a corresponding amount) or (y) imposes new or additional conditions or otherwise amends, modifies or expands any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the merger, (ii) make the funding of the debt financing (or satisfaction of the conditions thereto) less likely to occur or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the debt commitment letter or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of the consummation of the transactions contemplated by the merger agreement.

Parent and Merger Sub will use their reasonable best efforts to:

•	maintain in effect the debt commitment letter until the transactions contemplated by the merger agreement are consummated;

•

satisfy all conditions and covenants applicable to Parent and Merger Sub in the debt commitment letter (including by consummating the financing pursuant to the terms of the equity commitment letter) at or prior to the closing of the merger and otherwise comply with their obligations under the commitment letters;

•	enter into definitive agreements with respect to the debt commitment letter on the terms and conditions contained in the debt commitment letter (including the flex provisions related thereto);

•	consummate the financing at or prior to the closing of the merger;

•	enforce their rights under the debt commitment letter (including by suit or other appropriate proceeding); and

•

cause the lenders and any other person providing equity or debt financing to fund, on the date of the closing of the merger, the equity and debt financing required to consummate the merger and the other transactions contemplated by the merger agreement.

Parent and Merger Sub acknowledge in the merger agreement that the obtaining of any financing, including the completion of the issuance of secured senior notes, is not a condition to the closing of the merger, such that if any financing (or any alternative financing) has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger.

If any portion of the debt financing becomes unavailable on the terms contemplated in the debt commitment letter (including the flex provisions related thereto), Parent is required to use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent (taking into account the flex provisions related to the debt commitment letter) than those set forth in the debt commitment letter, in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event but in no event later than the later of (x) the second business day following the satisfaction or waiver in accordance with the merger agreement of the conditions to closing of the merger (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (y) the first business day following the final day of the marketing period.

Parent has agreed to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the debt financing and concurrently provide us with copies of all material documents provided to the lenders or otherwise related to the debt financing. We have agreed to use our reasonable best efforts to provide to Parent and Merger Sub (at Parent’s sole expense) all cooperation reasonably requested by Parent that is necessary in connection with the debt financing for the merger, including providing the essential marketing information to Parent, Merger Sub and their debt financing sources, participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions with third parties and sessions with rating agencies, assisting Parent and its debt financing sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the debt financing, cooperating with the marketing efforts of Parent and its debt financing sources for all or any portion of the debt financing, providing a solvency certificate, providing all relevant information with respect to the collateral and providing access to Parent and its debt financing sources to conduct audits and appraisals of the collateral, and using commercially reasonable efforts to obtain accountant’s comfort letters and certain legal opinions reasonably requested by Parent and customary for financings similar to this financing. Parent has agreed to indemnify us from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and to reimburse us for all documented and reasonable out-of-pocket expenses, in each case incurred by us in connection with the arrangement of the debt financing.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure letter delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	the absence of preemptive or other similar rights or any debt securities that give their holders the right to vote with our stockholders;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	the receipt of an opinion from Allen & Co.;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

•	the required governmental consents, approvals, notices and filings;

•	our SEC filings since December 31, 2008 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the NYSE;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since December 31, 2009 through the date of the merger agreement;

•	the conduct of business in accordance with the ordinary course consistent with past practice since December 31, 2009 through the date of the merger agreement;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans;

•	compliance with applicable laws, government orders, licenses, permits and consent decrees, including the Foreign Corrupt Practices Act of 1977;

•	the absence of any stockholder rights plan or “poison pill” and inapplicability of any anti-takeover law to the merger;

•	environmental matters;

•	tax matters;

•	certain employment and labor matters;

•	intellectual property;

•	insurance policies;

•	real property;

•	material contracts and the absence of any default under any material contract;

•	the absence of any undisclosed brokers’ or finders’ fees; and

•	the absence of a customer or supplier relationship with persons on the U.S. Department of Treasury Office of Foreign Assets Control list of specially designated nations and blocked persons.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect,” which means a change, event or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole; provided that none of the following will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

•	changes generally affecting the economy, credit, capital or financial markets or political conditions, including changes in interest and exchange rates;

•

changes or effects from the entry into, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including any litigation arising from allegations of any breach of fiduciary duty or violation of law or compliance by the Company with the terms of the merger agreement;

•	changes resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their affiliates;

•

any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with its customers, employees, financing sources, distributors or suppliers caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

•

any action taken by the Company or our subsidiaries at Parent’s written request, or failure to take any action that is prohibited by the merger agreement to the extent that Parent fails to give its consent after receipt of a written request therefor;

•

to the extent the following changes, events, occurrences or effects do not materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its subsidiaries operate:

•

changes resulting from factors generally affecting the industries in which the Company and its subsidiaries operate or in which the products or services of the Company and its subsidiaries are used or distributed;

•	changes or prospective changes in law or GAAP or the interpretation or enforcement thereof after the date of the merger agreement;

•	changes resulting from acts of war (whether or not declared), armed hostilities, sabotage or terrorism or any escalation or worsening thereof;

•	changes resulting from epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters;

•	any changes or announcement of a potential change in the credit ratings of us, our subsidiaries or our respective securities;

•	a decline in the market price or trading volume of Company common stock on the NYSE or any of our publicly traded debt securities; or

•	any failure by the Company to meet any internal or public forecasts, projections or estimates of revenue or earnings for any period;

provided, however, that the exceptions provided in the three bullet points immediately above will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing under the merger agreement;

•	the required governmental consents, approvals, notices and filings;

•	the absence of legal proceedings and investigations against Parent and Merger Sub;

•	sufficiency of funds;

•	validity and enforceability of the commitment letters;

•	the absence of any breach or default under the commitment letters;

•	the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letter or the debt commitment letter;

•	the capitalization of Merger Sub and Parent;

•	the absence of any undisclosed brokers’ or finders’ fees;

•	solvency of Parent and the surviving corporation immediately following consummation of the merger;

•	delivery of the executed limited guarantee;

•

inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub or any of their affiliates or appointees and related provisions under the Company’s certificate of incorporation;

•	the absence of certain agreements or compensation, financing or employee arrangements; and

•	acknowledgment as to the absence of any representations and warranties with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure letter delivered by the Company in connection therewith or as required by applicable law, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course and, to the extent consistent therewith, we and our subsidiaries will use our reasonable best efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates.

Subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure letter delivered by the Company in connection therewith or as required by law, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

•	make changes to organizational documents;

•	merge or consolidate the Company or our subsidiaries with any other person or restructure, reorganize or liquidate the Company or any subsidiary;

•

acquire any corporation, partnership, or other business organization or assets constituting a division or line of business for a purchase price in excess of $10 million, individually or in the aggregate;

•

issue, sell, pledge, dispose of, grant, transfer or encumber shares of capital stock (or securities convertible or exchangeable into capital stock, or any options, warrants or other rights to acquire shares of capital stock or convertible or exchangeable securities) of the Company or our subsidiaries (with customary exceptions);

•	make any loans, advances, capital contributions or investments in any person other than the Company or our wholly owned subsidiaries in excess of $10 million in the aggregate;

•

declare, set aside or pay any dividends or other distributions (other than dividends paid by wholly owned subsidiaries to the Company or to our other wholly owned subsidiaries) or enter into any agreement with respect to voting of our capital stock;

•

reclassify, split, combine, subdivide, redeem, purchase or acquire, directly or indirectly, any of its capital stock, or securities convertible or exchangeable into or exercisable for any shares of capital stock (with customary exceptions);

•

incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, except for indebtedness for borrowed money under our existing credit agreement and other indebtedness in an amount not to exceed $15 million;

•	make or authorize capital expenditures that are not provided for in the Company’s current capital forecast, in excess of $5 million in the aggregate;

•	make any material changes to any method of tax or accounting policies or procedures, except as required by GAAP;

•

settle or compromise any litigation, audit, claim or action for more than $10 million individually or $25 million in the aggregate or for an amount in excess of that which was reserved against in the most recent financial statements (or notes thereto) of the Company;

•

make any material tax election, file any material amended tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•

transfer, sell, pledge, lease, license, mortgage, surrender, encumber or otherwise dispose of any assets, product lines or businesses with a value in excess of $10 million in the aggregate, subject to certain exceptions;

•

grant or provide severance (except to any non-executive officer in the ordinary course of business consistent with past practice or as required by agreements, plans or programs in effect on the date of the merger agreement); increase the compensation or bonus for, or make equity awards to, directors, consultants or employees (except to any non-executive officers in the ordinary course of business consistent with past practice and, in the case of executive officers, increases in base salary that are consistent with past practices and the granting of performance share units in connection with the Company’s usual and customary annual review in 2011 that can be settled for up to 288,200 shares of Company common stock so long as such grants are consistent with past practice); establish, adopt or terminate any benefit plans (other than routine changes to welfare plans) or accelerate the vesting of any compensation for the benefit of any person, except as required by law; or establish, adopt, enter into or terminate any collective bargaining agreement for the benefit of any person, except as required by law;

•	grant a license of any material intellectual property owned by the Company or any subsidiary;

•	disclose confidential information related to or allow the lapse or abandonment of any material intellectual property owned by the Company;

•	enter into any royalty-bearing or similar agreements pursuant to which the Company and its subsidiaries reasonably expect to make aggregate payment of $10 million per year;

•

enter into any transactions with any affiliate of the Company (other than any subsidiary) providing for payments by or to the Company or any subsidiary in excess of $125,000, except as contemplated by the merger agreement; or

•	agree, authorize or commit to do any of the foregoing.

Parent and Merger Sub are prohibited from knowingly taking or permitting any of their affiliates to take any action that is reasonably likely to prevent or delay the consummation of the merger.

The Company will use its reasonable best efforts to deliver to Parent an affidavit, which we refer to as the FIRPTA affidavit, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code. In the event the Company cannot deliver the FIRPTA affidavit, it must notify Parent no later than 10 days prior to the closing date of the merger and cooperate with Parent to enable Parent to withhold any taxes as a result of the Company’s failure to deliver the FIRPTA affidavit.

To the extent requested by Parent and subject to the reasonable operational requirements of the Company and its subsidiaries, the Company has agreed to cooperate in good faith with Parent to sell marketable securities owned by the Company and its subsidiaries and to repatriate cash to the U.S. to the extent permitted by law.

Existing Indebtedness

No later than December 11, 2010, we will cause to be delivered a notice of the merger, as required by Section 4.10 of the First Supplemental Indenture, dated as of May 28, 2009, which we refer to as the first supplemental indenture, governing the Company’s 3.25% Senior Subordinated Convertible Notes due 2015, which we refer to as the 2015 notes. In connection with the closing of the merger and in accordance with the first supplemental indenture, Parent will (i) cause the surviving corporation to issue and cause to be executed a second supplemental indenture, pursuant to which the holders of the 2015 notes will be entitled to convert their 2015 notes into cash at an adjusted conversion rate (36.3636 shares of Company common stock, plus an additional number of shares constituting a “make-whole” premium under the terms of the first supplemental indenture, per $1,000 principal amount of 2015 notes) and (ii) take certain other actions required thereunder, including the delivery of a legal opinion and an officers’ certificate, the giving of a make whole fundamental change notice and a notice of the execution of the supplemental indenture. Under the terms of the first supplemental indenture, holders of the 2015 notes may also elect, in lieu of converting their 2015 notes as described above, to (i) have their 2015 notes purchased at par, plus accrued and unpaid interest thereon up to, but excluding, the purchase date, or (ii) continue to hold their 2015 notes, subject to the continuing right of holders to convert the 2015 notes into cash at the conversion rate indicated above. Parent must also provide the surviving corporation with sufficient funds to consummate and settle any purchase of the 2015 notes or conversion thereof required by the holders of the 2015 notes. The surviving corporation will comply with the provisions of the first supplemental indenture to effectuate the purchase or the conversion of the 2015 notes.

The Company will cooperate with Parent and Merger Sub and will take all actions reasonably necessary to effect the prepayment or discharge of the Company’s current credit agreement and the release of all liens thereunder at the closing of the merger. Parent will provide the funds to effect the prepayment and Parent may use the proceeds of the debt financing in order to do so.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that the board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to do so) in a manner adverse to Parent, the Company recommendation, or approve or recommend (or publicly propose or resolve to do so) an acquisition proposal (as defined below); or (ii) cause or permit the Company to enter into any alternative acquisition agreement relating to an acquisition proposal.

Until 11:59 p.m., Eastern time, on December 5, 2010, we are permitted to:

•

initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties with non-public information pursuant to acceptable confidentiality agreements (provided that we promptly, and in any event, within 24 hours thereafter, make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to any such third parties if not previously made available to Parent or Merger Sub); and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal.

From and after 12:00 a.m., Eastern time, on December 6, 2010, the no-shop period start date, we are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals, except with respect to any excluded parties. At any time from and after the no-shop period start date and until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our respective officers and directors may not:

•	initiate, solicit or knowingly encourage any inquiry or the making of any acquisition proposals;

•	engage in or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

•	provide any non-public information or data concerning the Company and its subsidiaries to any person relating to an acquisition proposal;

•	enter into any agreement or agreement in principle with respect to any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities described above with the excluded parties following the no-shop period start date.

However, at any time from and after the no-shop period start date and prior to the time our stockholders adopt the merger agreement, if the Company receives a written acquisition proposal from any person that did not result from a breach of the Company’s obligations under the preceding paragraphs, we may:

•	contact such person to clarify the terms and conditions of such proposal;

•

engage in discussions or negotiations with such person, and provide non-public information concerning the Company and our subsidiaries requested by such person subject to an acceptable confidentiality agreement (provided that we promptly and, in any event, within 24 hours, make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to such person if not previously made available to Parent or Merger Sub), if our board of directors prior to taking any such actions, (x) determines in good faith (after consultation with outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law and (y) determines in good faith (after consultation with outside legal counsel and a financial advisor) that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal (as defined below); and

•

authorize, approve, adopt, recommend or otherwise declare advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise) if our board of directors determines in good faith (after consultation with outside legal counsel and a financial advisor) that such acquisition proposal is a superior proposal.

At any time before the merger agreement is adopted by our stockholders, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “—Termination Fees” below. In addition, at any time prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change of recommendation if it believes in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable law.

However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•	we must notify Parent at least 72 hours in advance of our intention to effect a change of recommendation in respect of a superior proposal or to terminate the merger agreement in respect of a superior proposal specifying the identity of the person making such superior proposal and the material terms of such superior proposal and attaching the most current version of such agreement;

•

after providing such notice and prior to taking any such action, we must negotiate with Parent and Merger Sub in good faith (to the extent Parent desires to negotiate) during such 72 hour period to make revisions in the terms of the merger agreement as would permit our board of directors not to take any such action with respect to such a superior proposal; and

•

our board of directors must have considered in good faith any changes to the merger agreement, the commitment letters and the limited guarantee offered in writing by Parent in a manner that would form a contract if accepted by the Company and must have determined in good faith that the superior proposal would still constitute a superior proposal if such changes were given effect.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders.

In this proxy statement we refer to (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or (ii) any acquisition by any person or group of persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which, if consummated, would result in any person or group of persons becoming the beneficial owner of more than 20% of all outstanding equity securities of the Company (by vote or value), or more than 20% of the consolidated total assets, of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated in the merger agreement, as an “acquisition proposal.”

In this proxy statement we refer to any acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that our board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including the financing thereof) and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement as a “superior proposal.”

Stockholders Meeting

Subject to fiduciary obligations under applicable law, we are required to take all reasonable action necessary to convene a meeting of our stockholders as promptly as practicable after the mailing of this proxy statement to consider and vote upon the adoption of the merger agreement. We may postpone or adjourn the stockholders meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that our board of directors has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our stockholders prior to the stockholders meeting, (iv) to allow reasonable additional time to solicit additional proxies, (v) if required by law or (vi) in the event we have provided timely written notice to Parent and Merger Sub of our intention to effect a change of recommendation or terminate the merger agreement in light of a superior proposal and the deadline with respect to such notice has not been reached. Subject to the provisions of the merger agreement discussed above under “—Solicitation of Acquisition Proposals,” our board of directors will recommend that our stockholders vote to adopt the merger agreement, include such recommendation in this proxy statement and take all reasonable lawful action to solicit adoption of the merger agreement.

Filings; Other Actions; Notification

We and Parent will cooperate with each other and use (and will cause our respective affiliates to use) our respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including effecting the regulatory filings described under “The Merger—Regulatory Approvals and Notices” and to obtain as promptly as practicable the expiration or termination of any applicable waiting period, and to obtain all necessary actions, non actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

We and Parent have agreed, subject to certain exceptions and applicable law, to:

•

furnish the other, upon request, with all information concerning itself, its affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or their respective affiliates in connection with the merger and the transactions contemplated by the merger agreement;

•

keep the other apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement. Neither the Company nor Parent will permit any of its officers or any other representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger and the other transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by that governmental entity, gives the other party the opportunity to attend and participate;

•

subject to the terms and conditions of the merger agreement, provide any information, documents or filing or any supplementary information, document or filings reasonably requested or required by any governmental entity with jurisdiction over any applicable antitrust laws, which we refer to as a governmental antitrust entity, as promptly as practicable;

•

cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry or proceeding, judicial or administrative, including any proceeding initiated by a governmental antitrust entity or private party;

•

use reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement; and

•

contest, resist, defend and resolve any lawsuit or other legal proceeding, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby, and, if any injunction, decision, order, judgment, determination, decree or law is or becomes reasonably foreseeable to be entered, issued or enacted in any proceeding, review or inquiry that would make consummation of the merger in accordance with the terms of the merger agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement, use reasonable best efforts to take all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit the consummation of the merger on a schedule as close as possible to that contemplated by the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, the obligations of Parent include Parent committing to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its affiliates; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or after the effective time of the merger; (iii) permitting us to sell, divest, or otherwise convey particular of our and our subsidiaries’ assets, categories, portions or parts of assets or businesses prior to the effective time of the merger; and (iv) licensing, holding separate or entering into similar arrangements with respect to Parent’s respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any governmental antitrust entity.

Employee Benefit Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•

during the period commencing at the effective time of the merger and ending one year thereafter, provide our employees and the employees of our subsidiaries with (i) while employed by the Company or its subsidiaries, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such employees on the date of the merger agreement (other than equity compensation incentives and any compensation or benefits triggered by the consummation of the transactions contemplated by the merger agreement) and (ii) upon termination, severance benefits in an amount equal to any severance benefits such terminated employee is entitled to as of the date of the merger agreement;

•

cause any employee benefit plans in which our employees and the employees of our subsidiaries are entitled to participate to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plans), service by our employees and the employees of our subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its subsidiaries (except to the extent it would result in a duplication of benefits);

•

cause the surviving corporation and any successor thereto to honor the Company’s and its subsidiaries’ obligations under the agreements identified in the disclosure letter in accordance with their terms; and

•

for the one year period following the effective time of the merger, (i) waive any pre-existing conditions to the extent such pre-existing conditions were waived under benefit plans of the Company as of the date of the merger agreement, (ii) provide credit for service with the Company and its affiliates for purposes of satisfying waiting periods and (iii) give credit in the year in which the merger closes for any copayments, deductibles and out-of-pocket limits for employees and eligible dependents prior to the closing of the merger.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;

•

(i) the waiting period applicable to the consummation of the merger under the HSR Act has expired or early terminated and (ii) all required antitrust approvals or clearances by the EC and under the laws of the People’s Republic of China, Russia, South Africa and Brazil, in each case, applicable to the merger, have been obtained or the waiting period applicable thereunder has expired or been terminated; and

•

as of the date of the closing of the merger, no court or governmental entity of competent jurisdiction has enacted, issued, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•

our representations and warranties regarding our capitalization must be true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except for such inaccuracies that are de minimis relative to the capitalization representation taken as a whole, and for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date);

•

our other representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or Company material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (or, if given as of an earlier date, at and as of such earlier date), except where the failure to be true and correct does not and is not reasonably likely to have, individually or in the aggregate, a Company material adverse effect;

•	the Company has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•

the Company has delivered to Parent a certificate signed by our Chief Executive Officer or our Chief Financial Officer certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied; and

•

except as disclosed in the Company’s filings with the SEC since December 31, 2008 and prior to the date of the merger agreement (excluding any statements contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements of risk that do not contain a reasonable level of detail about the specific risks of which the statements warn) and subject to the matters contained in the disclosure letter delivered by the Company in connection with the merger agreement, from the date of the merger agreement until the effective time of the merger, there has not occurred and there is not continuing any change, event or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Company material adverse effect.

Our obligation to effect the merger is subject to the satisfaction or waiver (in writing) by us at or prior to the effective time of the merger of the following additional conditions:

•

the representations and warranties of Parent set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of such date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as of such earlier date) except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not, or is not reasonably likely to, prevent the consummation of the merger and the other transactions contemplated by the merger agreement;

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger; and

•

Parent has delivered to the Company a certificate signed by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by April 29, 2011, which date will be extended to May 30, 2011 in certain circumstances;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	an order has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that was the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the merger to have been satisfied on or before the termination date.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders, (i) our board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) we pay Parent the termination fee discussed under “—Termination Fees” below (provided that this right will not be available to us unless we have complied with the notice and other requirements described under “—Solicitation of Acquisition Proposals” beginning on page [—]);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be satisfied); or

•

the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger on that date.

•	by Parent, if:

•	the board of directors makes a change of recommendation; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the conditions to the obligation of the Company to consummate the merger not to be satisfied).

Termination Fees

We are required to pay Parent a termination fee if:

•

(x) before adoption of the merger agreement by our stockholders, the merger agreement is terminated due to the failure to consummate the merger by the termination date or the failure of our stockholders to adopt the merger agreement at the stockholders meeting, (y) any person makes a bona fide acquisition proposal after the date of the merger agreement but prior to such termination, which proposal has not been publicly withdrawn prior to such termination or, in the event that the merger agreement is terminated due to the failure of our stockholders to adopt the merger agreement, prior to the stockholders meeting, and (z) within 12 months of such termination, we enter into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is consummated (provided that references to 20% in the definition of “acquisition proposal” shall be deemed to be references to 50%);

•	Parent terminates the merger agreement due to the board of directors having made a change of recommendation; or

•

(x) we terminate the merger agreement prior to the adoption of the merger agreement by our stockholders, (y) the board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal and (z) we enter into an alternative acquisition agreement with respect to a superior proposal.

The termination fee will be (i) $43.3 million in the event that the Company enters into an alternative acquisition agreement with an excluded party, if Parent terminates the agreement due to a change of recommendation with respect to a superior proposal submitted by an excluded proposal, or in connection with a payment of a termination fee under the circumstances described in the first bullet above if the party who consummates the acquisition proposal is an excluded party, and (ii) $103.9 million in all other circumstances.

Parent Fee

Parent must pay us the Parent fee of $233.8 million less the sum of Parent’s reimbursement and indemnification obligations in connection with the arrangement of the financing of the merger, in the event we terminate the merger agreement because:

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the termination date; or

•

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger on that date.

The guarantor has agreed to guarantee the obligation of Parent to pay the Parent fee and to guarantee the performance and discharge of certain expense reimbursement and indemnification obligations of Parent and Merger Sub, in each case pursuant to the limited guarantee.

Expenses

The surviving corporation will pay all charges and expenses in connection with the exchange and payment procedures (including those of the paying agent) and receipt of amounts due to equity holders. All costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement and the financing thereof will be paid by the party incurring such expense, except Parent will reimburse and indemnify the Company for expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the merger.

Remedies

Our receipt of the Parent fee and reimbursement for any expenses incurred in connection with any action to enforce the payment of any such Parent fee, the reimbursement and indemnification obligations of Parent for expenses incurred by the Company and its subsidiaries with respect to the arrangement of the financing of the merger, including the guarantee thereof by the guarantor, our rights under the confidentiality agreement previously executed with Carlyle and our rights to specific performance (discussed below) will be our sole and exclusive remedies against Parent, Merger Sub and the guarantor and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates or agents for losses suffered with respect to the merger agreement, the guarantee, the transactions contemplated by the merger agreement and the guaranty, the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by Parent or Merger Sub. Upon payment of the Parent fee and reimbursement of any applicable expenses, in accordance with the terms of the merger agreement, none of Parent, Merger Sub, their financing sources, the guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates or agents will have any further liability or obligation to the Company (other than under the confidentiality agreement) relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Parent’s receipt of the termination fee and reimbursement for any expenses incurred in connection with any action to enforce the payment of any such termination fee, Parent’s rights to damages in certain circumstances (discussed below) in the event of our willful or intentional breach of the representations and warranties, covenants or agreements set forth in the merger agreement and Parent’s rights to specific performance (discussed below) will be the sole and exclusive remedies of Parent, Merger Sub, the guarantor and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates, or agents for any loss suffered with respect to the merger agreement, the transactions contemplated by the merger agreement (including any breach by the Company), the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by the Company. Upon payment of the termination fee, reimbursement of any applicable expenses and/or any payments related to the Company’s willful and intentional breach of the merger agreement, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Notwithstanding the foregoing, in the event that the Parent terminates the merger agreement due to a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or because any such representation and warranty becomes untrue after the date of the merger agreement, the Company will not be relieved of any liability as a result of our willful or intentional breach of any of the representations, warranties, covenants and agreements set forth in the merger agreement.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. The merger agreement explicitly allows us to seek specific performance of Parent’s obligation to cause the equity financing for the merger (with respect to which we also have certain third party beneficiary rights) to be funded if (i) all the conditions to the obligations of Parent and Merger Sub to effect the merger described under “—Conditions to the Merger” beginning on page [—] have been satisfied (or, with respect to certificates to be delivered at the closing of the merger, are capable of being satisfied upon the closing of the merger) at the time when the closing of the merger would have occurred but for the failure of the equity financing to be funded, (ii) debt financing (or alternative financing) for the merger has been funded or will be funded if the equity financing is funded at the closing of the merger and (iii) we irrevocably confirm in writing that if such specific performance is granted and the equity and debt financing are funded then the closing of the merger will occur.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our and our subsidiaries’ present and former officers and directors against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at our request) at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby and actions to enforce such indemnification or advancement rights) to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain a six-year “tail” insurance policy with respect to the currently existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy. Such policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and must have terms, conditions, retentions and limits of liability that are at least as favorable to the insured parties as our existing policies with respect to any matter claimed against our and our subsidiaries’ present and former officers serving in such capacity that existed or occurred at or prior to the effective time of the merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

If we or the surviving corporation, as applicable, fail to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger. Parent’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose.

Access

Subject to certain exceptions, we will, upon reasonable prior written notice, afford Parent and its authorized representatives reasonable access to the Company and furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “CTV.” The table below shows, for the periods indicated, the high and low prices for the Company common stock, as reported by the NYSE.

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2008
First Quarter ended March 31	$49.90	$33.75
Second Quarter ended June 30	$56.50	$34.85
Third Quarter ended September 30	$54.65	$32.20
Fourth Quarter ended December 31	$34.88	$7.35

Fiscal Year Ended December 31, 2009
First Quarter ended March 31	$17.90	$6.89
Second Quarter ended June 30	$27.84	$10.79
Third Quarter ended September 30	$33.00	$22.64
Fourth Quarter ended December 31	$31.15	$24.61

Fiscal Year Ending December 31, 2010
First Quarter ended March 31	$30.60	$23.99
Second Quarter ended June 30	$34.95	$23.65
Third Quarter ended September 30	$27.59	$18.39
Fourth Quarter ending December 31 (through November 9, 2010)	$32.31	$21.70

The closing price of Company common stock on the NYSE on October 22, 2010, the last trading day prior to the Company’s press release announcing a potential transaction between Carlyle and the Company, was $23.12 per share. On [—], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $[—] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

The table below sets forth information as to the beneficial ownership of Company common stock (i) as of November 9, 2010 (except as otherwise specified) by all current directors and named executive officers of the Company as well as by current directors and executive officers of the Company as a group and (ii) to the best knowledge of the Company’s management, based on filings with the SEC pursuant to Section 13(d) or (g) under the Exchange Act, beneficial owners of more than 5% of the outstanding Company common stock. Unless otherwise specified, the address of each person in the table below is in care of the Company.

Name and Address	Shares of Company common stock Beneficially Owned(1)	% of Shares Outstanding Beneficially Owned
Frank M. Drendel(2)(3)	1,704,104	1.8%
Jearld L. Leonhardt(4)(3)	174,275	*
June E. Travis(5)	64,671	*
Boyd L. George(6)	47,671	*
James N. Whitson(7)	45,671	*
Marvin S. Edwards, Jr.(8)(3)	44,688	*
George N. Hutton, Jr.(9)	41,004	*
Edward A. Hally(10)(3)	40,160	*
Randall W. Crenshaw(11)(3)	30,503	*
Richard C. Smith(12)	28,671	*
Katsuhiko Okubo	7,671	*
All current directors and executive officers of the Company as a group (15 persons)(13)	2,289,261	2.4%
Maverick Capital, Ltd.(14)	5,853,571	6.1%
300 Crescent Court
18th Floor
Dallas, TX 75201
FMR LLC(15)	5,426,124	5.6%
82 Devonshire Street
Boston, MA 02109
Goldman Sachs Asset Management L.P.(16)	5,238,666	5.5%
32 Old Slip
New York, NY 10005
BlackRock, Inc.(17)	4,873,837	5.1%
40 East 52nd Street
New York, NY 10022

*	The percentage of shares of the Company common stock beneficially owned does not exceed one percent of the shares of Company common stock outstanding.
(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Company common stock which such person has the right to acquire within 60 days following November 9, 2010. For purposes of computing the percentage of outstanding shares of Company common stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following November 9, 2010 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes 817,582 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010. Also includes 100 shares held by the estate of the spouse of Frank M. Drendel, 112,000 shares owned by Drendel Investments, LLC and 150,000 shares held in three separate grantor retained annuity trusts established by Mr. Drendel.
(3)	Includes the number of shares of Company common stock which were held by the trustee of the CommScope, Inc. Retirement Savings Plan and were allocated to the individual’s respective account as of November 9, 2010 as follows: Frank M. Drendel, 3,510 shares; Jearld L. Leonhardt, 4,129 shares; Marvin S. Edwards, Jr., 19,856 shares; Edward A. Hally, 3,638 shares; and Randall W. Crenshaw, 4,329 shares.
(4)	Includes 103,167 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010. Also includes 1,000 shares held by the spouse of Jearld L. Leonhardt and 29,873 shares held in a grantor retained annuity trust established by Mr. Leonhardt.

(5)	Includes 45,000 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010.
(6)	Includes 32,000 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010.
(7)	Includes 32,000 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010.
(8)	Includes 20,134 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010.
(9)	Includes 32,000 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010.
(10)	Includes 22,007 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010.
(11)	Includes 20,249 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010.
(12)	Includes 20,000 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010.
(13)	Includes 1,217,634 shares subject to options which are exercisable for Company common stock currently or within 60 days of November 9, 2010. Includes an aggregate of 45,003 shares of Company common stock which were held by the trustees of the CommScope, Inc. Retirement Savings Plan and were allocated to the current officers’ respective accounts as of November 9, 2010.
(14)	Based on information provided in a Schedule 13G filed jointly by Maverick Capital, Ltd., Maverick Capital Management, LLC and Lee S. Ainslie III with the SEC on February 16, 2010, reporting beneficial ownership of Company common stock as of December 31, 2009. According to the Schedule 13G, Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of 5,853,571 shares of Company common stock through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.
(15)	Based on information provided in a Schedule 13G/A filed jointly by FMR LLC (“FMR”), Edward C. Johnson 3d (“Mr. Johnson”) and Fidelity Management & Research Company (“Fidelity”) on September 9, 2010, reporting beneficial ownership of Company common stock as of August 31, 2010. According to the Schedule 13G/A, FMR and (through their control of FMR) members of Mr. Johnson’s family have sole dispositive power over 5,426,124 shares of Company common stock (including 1,498,181 shares of Company common stock resulting from the assumed conversion of $41,200,000 principal amount of CommScope’s 3.25% Senior Subordinated Convertible Notes due 2015). Of the 5,426,124 shares, Fidelity, a wholly owned subsidiary of FMR, is the beneficial owner of 2,928,800 shares of Company common stock (including 788,000 shares of Company common stock resulting from the assumed conversion of $21,670,000 principal amount of CommScope’s 3.25% Senior Subordinated Convertible Notes due 2015) as a result of acting as investment adviser to various investment companies (the “Funds”) registered under Section 8 of the Investment Company Act of 1940, with the power to direct the voting of those shares held by the Funds’ Boards of Trustees.
(16)	Based on information provided in a Schedule 13G/A filed jointly by Goldman Sachs Asset Management, L.P. (“GSAM”) and GS Investment Strategies, LLC (“GSIS” and together with GSAM, “Goldman Sachs Asset Management”). Each of GSAM and GSIS is a wholly owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). According to the Schedule 13G/A, GSAM and GSIS (i) beneficially own 5,238,666 shares of Company common stock, (ii) have shared dispositive power with respect to all of those shares and (iii) have shared voting power over 5,143,932 of those shares. According to the Schedule 13G/A, GSIS’ and GSAM’s ownership of Company common stock does not include securities, if any, beneficially owned by any other subsidiaries of GS Group, whose ownership is disaggregated from that of GSAM and GSIS in accordance with Securities and Exchange Commission Release No.34-39538 (January 12, 1998).
(17)	Based on information provided in a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2010, reporting beneficial ownership of Company common stock as of December 31, 2009. According to the Schedule 13G, BlackRock beneficially owns 4,873,837 shares of Company common stock, and has sole voting and dispositive power over all those shares.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $31.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal or their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262 where a merger agreement is to be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, the Company believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to CommScope, Inc., Attention: General Counsel, 1100 CommScope Place, S.E., Hickory, NC 28602, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Company common stock. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Company common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation and within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware Courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $31.50 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and therefore we will no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Company knows of no other matter to be brought before the special meeting. If any other matter requiring a vote of the stockholders should come before the special meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2011 annual meeting of stockholders next year. Stockholders who intend to present proposals at the 2011 annual meeting of stockholders, and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, CommScope, Inc., 1100 CommScope Place, S.E., Hickory, North Carolina 28602, and such notice must be received no later than November 19, 2010. Such proposals must meet the requirements set forth in the rules and regulations of the SEC, as well as the informational requirements and the other requirements related to shareholder proposals set forth in the Company’s bylaws in order to be eligible for inclusion in the Company’s proxy statement for its 2011 annual meeting of stockholders.

Under the terms of the Company’s bylaws, stockholders who wish to nominate directors or introduce an item of business at an annual meeting, without including such matters in the Company’s proxy statement, must comply with the informational requirements and the other requirements set forth in the Company’s bylaws. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by the Company generally not less than 60 days nor more than 90 days in advance of the first anniversary of the preceding year’s annual meeting. A copy of the Company’s bylaws, which sets forth the informational requirements and other requirements, can be obtained from the Secretary of the Company.

Stockholders Sharing the Same Address

If you share an address with another stockholder, you may receive only one set of proxy materials (including the Company’s annual report to stockholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call the Company to request a separate copy of these materials from: CommScope, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, Attention: Investor Relations, telephone (828) 324-2200. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call the Company at the above address and phone number to request delivery of a single copy of these materials.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.commscope.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on February 22, 2010);

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2010 (filed with the SEC on October 27, 2010); for the fiscal quarter ended June 30, 2010 (filed with the SEC on July 28, 2010); and for the fiscal quarter ended March 31, 2010 (filed with the SEC on April 29, 2010);

•	Current Reports on Form 8-K filed with the SEC on January 25, 2010; March 29, 2010; March 31, 2010; May 7, 2010; October 27, 2010; and October 28, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on March 19, 2010.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary, at the Company’s headquarters at 1100 CommScope Place, S.E., Hickory, NC 28602; or from our proxy solicitor, Morrow & Co., LLC (shareholders call toll-free: (800) 969-2372; banks and brokers call collect: (800) 662-5200; email: commscope.info@morrowco.com); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

COMMSCOPE, INC.,

CEDAR I HOLDING COMPANY, INC.

AND

CEDAR I MERGER SUB, INC.

DATED AS OF OCTOBER 26, 2010

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of October 26, 2010, among CommScope, Inc., a Delaware corporation (the “Company”), Cedar I Holding Company, Inc., a Delaware corporation (“Parent”), and Cedar I Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Carlyle Partners V, L.P. (the “Guarantor”) is entering into a guaranty with the Company (the “Guaranty”) pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified therein; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Alston & Bird LLP, Bank of America Plaza, Suite 4000, 101 South Tryon Street, Charlotte, North Carolina, 28280, at 9:00 a.m. (Eastern Time) on the later of (x) the second (2nd) business day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and (y) the first (1st) business day following the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than two (2) business days’ prior notice to the Company. The date on which the Closing actually occurs is referred to as the “Closing Date.” For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. On the Closing Date, the Company and Parent will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (subject to Section 6.11(e)).

2.2. The Bylaws. The bylaws of the Company shall be amended as a result of the Merger so as to read in their entirety as set forth in Exhibit B hereto and, as so amended, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided therein or by applicable Law (subject to Section 6.11(e)).

ARTICLE III

Officers and Directors of the Surviving Corporation

3.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Common Share” or, collectively, the “Common Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) issued and outstanding Common Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Common Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Common Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Common Shares (the “Dissenting Shares,” and together with the Common Shares referred to in the immediately preceding clause (i), the “Excluded Shares”)) shall be converted into the right to receive $31.50 per Common Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Common Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Common Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Common Share, without interest, in accordance with this Section 4.1 and Section 4.2 hereof.

(b) Cancellation of Excluded Shares. Each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 4.2(g). As used in this Article IV, the term “Record Holder” means, with respect to any Common Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Common Shares.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. Prior to the mailing of the Proxy Statement, Parent shall appoint a paying agent (the “Paying Agent”), which shall be reasonably acceptable to the Company, for the payment of the Per Share Merger Consideration. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the Record Holders of Common Shares (other than Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Common Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a).

(b) Exchange Procedures. Promptly (and in any event within two (2) business days) after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each Record Holder of certificated Common Shares (other than with respect to Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a). If any Excluded Shares held in certificated form cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within two (2) business days) after the date on which such Excluded Shares cease to be Excluded Shares to mail to the Record Holder of such Common Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Common Shares. Upon delivery of such letter of transmittal by any Record Holder of Common Shares (other than Excluded Shares), duly completed and duly executed in accordance with its instructions, and the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such Common Shares (or affidavit of loss in lieu thereof as provided in Section 4.2(f)), the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (x) the number of Common Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. Promptly (and in any event within two (2) business days) after the Closing Date, the Surviving Corporation shall cause the Paying Agent to issue and deliver to each holder of uncertificated Common Shares represented by book-entry (“Book-Entry Common Shares”), other than with respect to Excluded Shares, a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (x) the number of Book-Entry Common Shares held by such holder and (y) the Per Share Merger Consideration, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent and such Book-Entry Common Shares shall then be canceled. If any Excluded Shares that are Book-Entry Common Shares cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within two (2) business days) after the date on which such Excluded Shares cease to be Excluded Shares to issue and deliver to the holder of such Book-Entry Common Shares a cash amount with respect to such Book-Entry Common Shares, as set forth in the preceding sentence. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required by the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) number of Common Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Common Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 4.2(b), exchanged for the cash amount to which the Record Holder thereof is entitled pursuant to this Article IV (less any required Tax withholdings as provided in Section 4.2(h)) to be paid by check or wire transfer of immediately available funds to an account designated by such holder.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of the Common Shares for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Common Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a) (less any required Tax withholdings as provided in Section 4.2(h)), without any interest thereon, upon (i) due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) or Book-Entry Common Shares and (ii) if requested by the Surviving Corporation, delivery of a letter of transmittal in customary form that is provided promptly to such Record Holder by the Surviving Corporation, in each case, to the Surviving Corporation.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (i) the number of Common Shares represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(g) Dissenting Shares. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Common Shares cancelled in the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3. Treatment of Outstanding Options, Performance Share Units and Restricted Stock Units Under Stock Plans.

(a) Options. At the Effective Time and except as agreed between Parent and any holder thereof, each outstanding and unexercised option to purchase Common Shares (a “Company Option”) issued by the Company under the Stock Plans or otherwise, whether vested or unvested, shall be accelerated and cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Common Shares subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Common Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Performance Share Units. At the Effective Time and except as agreed between Parent and any holder thereof, each outstanding performance share unit, performance award and other similar equity award (a “Company PSU”) issued by the Company under the Stock Plans or otherwise, whether vested or unvested, shall be accelerated and cancelled as provided in this Section 4.3(b) and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Common Shares subject to such Company PSU that vest and become payable in connection with a change in control, as determined in accordance with the terms of the applicable award agreement for the Company PSU and (ii) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Restricted Stock Units. At the Effective Time and except as agreed between Parent and any holder thereof, each outstanding restricted stock unit, stock award and other similar equity award (a “Company RSU”) issued by the Company under the Stock Plans or otherwise, whether vested or unvested, shall be accelerated and cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash, for each Company RSU, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d) Payment of Equity Incentive Amounts. Parent will take all actions necessary so that, at or after the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of Company Options, Company PSUs and Company RSUs granted under any Stock Plan the awards to which such holder is entitled as determined in accordance with paragraphs (a), (b) or (c) of this Section 4.3 through the Surviving Corporation’s or applicable Subsidiary’s payroll, unless alternative arrangements are specified by such holder, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Company Options and Company PSUs and Company RSUs, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and will take such other appropriate actions to implement the provisions of Sections 4.3(a), 4.3(b) and 4.3(c) and to terminate the Stock Plans at the Effective Time.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

4.5 No Liability. To the fullest extent permitted by applicable Law, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any stockholders of the Company or other Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by stockholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in (i) the Company Reports filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof (excluding (x) any risk factor disclosures set forth under the heading “Risk Factors” and (y) any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements of risk that do not contain a reasonable level of detail about the specific risks of which the statements warn (collectively, the “Excluded Disclosure”); provided that nothing in the Company Reports shall be deemed to modify or qualify the representation set forth in Section 5.1(b)) or (ii) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and the Significant Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and the Significant Subsidiaries’ certificates of incorporation and bylaws or comparable organizational and governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, the term

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(ii) “Significant Subsidiary” means each Subsidiary set forth on Exhibit 21 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

(iii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; and

(iv) “Company Material Adverse Effect” means a change, event or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no changes, events or occurrences, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(A)(1) changes generally affecting the economy, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates, (2) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism or (3) epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters;

(B) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate or in which the products or services of the Company are used and distributed;

(C) any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, financing sources, distributors or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(D) changes or effects from the entry into, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement (including any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, or compliance by the Company with the terms of this Agreement);

(E) changes or prospective changes in any Law or GAAP or interpretation or enforcement thereof after the date hereof;

(F) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(G)(1) any action taken by the Company or its Subsidiaries at Parent’s written request or (2) the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor;

(H) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates;

(I) a decline in the price or trading volume of the Company common stock on the New York Stock Exchange (the “NYSE”) or any of the Company’s publicly traded debt securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and

(J) any change or announcement of a potential change in the credit rating of the Company or any of its Subsidiaries or any of their securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that, with respect to clauses (A)(2), (A)(3), (B) and (E), such changes, events or occurrences do not materially and disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

(b) Capital Structure. The authorized capital stock of the Company consists of 300,000,000 Common Shares and 20,000,000 shares of preferred stock, par value $0.01 (“Preferred Shares”), of which 95,051,769 Common Shares and no Preferred Shares were outstanding as of the close of business on October 25, 2010 (the “Capitalization Date”). All of the outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the close of business on the Capitalization Date, (i) an aggregate of 3,185,106 Common Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Options issued pursuant to the Company Amended and Restated 1997 Long Term Incentive Plan, the Company Amended and Restated 2006 Long-Term Incentive Plan, the Andrew Corporation Long-Term Incentive Plan, Andrew Corporation Management Incentive Program, Andrew Corporation Non-employee

Directors’ Stock Option Plan, Allen Telecom Inc. Amended and Restated 1992 Stock Plan, and Allen Telecom Inc. Amended and Restated 1994 Non-Employee Director Stock Plan (collectively, the “Stock Plans”), (ii) there were outstanding Company PSUs that could be settled in up to 634,024 Common Shares, (iii) 1,238,755 Company RSUs were outstanding and (iv) an aggregate of 10,454,535 Common Shares were subject to or otherwise deliverable upon conversion of the Company’s 3.25% Senior Subordinated Convertible Notes due 2015 (the “2015 Notes”) issued pursuant to the Subordinated Indenture, dated as of May 28, 2009 (the “2015 Notes Indenture”), by and between the Company and U.S. Bank National Association as Trustee, as supplemented by the First Supplemental Indenture thereto (the “2015 Supplemental Notes Indenture”), dated as of May 28, 2009 governing the 2015 Notes. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list as of the close of business on the Capitalization Date of (i) the aggregate number of outstanding Company Options, including the applicable exercise prices therefor, and (ii) the aggregate number of Company PSUs, the related performance vesting periods and related target performance levels. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws. Except as set forth above, as of the date hereof, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of the Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of the Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of the Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Common Shares in accordance with the terms of the Stock Plans, such Common Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except for the 2015 Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company). Except as set forth in Section 5.1(b) of the Company Disclosure Letter, as of the date hereof all outstanding equity interests of each Significant Subsidiary are owned directly by the Company or another Significant Subsidiary.

(c) Corporate Authority; Approval and Fairness; Opinion of Financial Advisor.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2 are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Common Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Board of Directors of the Company has, (A) by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present (1) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 6.2, to recommend adoption of this Agreement to the holders of Common Shares (the “Company Recommendation”), (2) directed that this Agreement be submitted to the holders of Common Shares for their adoption at a stockholders’ meeting duly called and held for such purpose and (B) received the opinion of the Company’s financial advisor, Allen & Company LLC (“Allen & Co.”), to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by the holders of Common Shares is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub. An executed copy of such opinion will be delivered, solely for informational purposes, to Parent and Merger Sub promptly after execution of this Agreement.

(iii) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2 are true and correct, the Company Requisite Vote is the only vote of the Common Shares necessary to adopt this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; (B) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder; (C) the applicable requirements of the NYSE; (D) the filing with the Secretary of State of the State of Delaware of the Delaware Certificate of Merger as required by the DGCL; (E) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”) and (F) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of the Company’s Subsidiaries, except, in the case of those Subsidiaries that are not Significant Subsidiaries, as does not have, and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or, acceleration of any obligations under, or the creation of a Lien on any of the assets, of the Company or any of its Subsidiaries pursuant to any material agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument or obligation not otherwise terminable by any party thereto on one hundred eighty (180) days’ or less notice (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the

Exchange Act or the Securities Act on or after December 31, 2008 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company Reports.

(ii) Since the Applicable Date, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with the applicable provisions of (A) the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports as amended prior to the date hereof (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows included in or incorporated by reference into the Company Reports as amended prior to the date hereof (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be noted therein.

(iv) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or, to the Knowledge of the Company, any allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) Absence of Certain Changes. Since December 31, 2009 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses, consistent with past practices, except in connection with this Agreement and the transactions contemplated herein. Since December 31, 2009 through the date of this Agreement, there has not occurred any Company Material Adverse Effect or any changes, events or occurrences, that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect.

(g) Litigation and Liabilities.

(i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(ii) As of the date of this Agreement, none of the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a condensed consolidated statement of financial position of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company’s consolidated balance sheets or disclosed in the notes thereto, included in the Company Reports filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since December 31, 2009, (C) arising or incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (D) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g)(iv) of the Company Disclosure Letter without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

(h) Employee Benefits.

(i) As used herein, “Benefit Plans” shall mean all benefit and/or compensation plans, contracts, policies or arrangements including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any and all other deferred compensation, severance, equity compensation, stock option, stock purchase, stock appreciation rights, stock unit, stock based, incentive, change in control, bonus, health insurance, fringe benefits, profit sharing and pension plans relating to or covering current or former employees of the Company and its Subsidiaries (the “Employees”) and/or current or former directors, officers, retirees, or independent contractors of the Company under which there is or may be any liability or obligation of the Company or any of its Subsidiaries whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA or other applicable law, (D) set forth in an employment agreement or consulting agreement or (E) written or oral.

(ii) All Benefit Plans are listed on Section 5.1(h)(ii) of the Company Disclosure Letter and are categorized by country. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent, and the Company has made available to Parent where applicable (A) the most recently prepared actuarial report or financial statement, (B) the most recent summary plan description, and all material modifications thereto, (C) copies of any material written correspondence with a Governmental Entity regarding audits or noncompliance with applicable Law, (D) any related funding arrangements, and (E) all legal opinions relating to the administration or funding of any Non-U.S. Benefit Plan. As used herein, “Non-U.S. Benefit Plans” shall mean Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States and “U.S. Benefit Plans” shall mean all Benefit Plans other than Non-U.S. Benefit Plans.

(iii) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all U.S. Benefit Plans have been maintained in compliance with ERISA, the Code and any other applicable Laws. Each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination or opinion letter from the Internal Revenue Service (the “IRS”), and to the Knowledge of the Company, no circumstances exist as of the date hereof that would reasonably result in the loss of the qualification of such U.S. Benefit Plan under Section 401(a) of the Code. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any U.S. Benefit Plan that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iv) Except as described in Section 5.1(h)(iv) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any other entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, a “Company ERISA Affiliate”) maintains or contributes or has within the past six years maintained or contributed to a Pension Plan that is subject to subtitles C or D of Title IV of ERISA or Sections 412 or 430 of the Code (collectively a “Pension Plan”). With respect to each Pension Plan, (A) no reportable event (within the meaning of Section 4043 of ERISA) that is reasonably likely to have a Company Material Adverse Effect has occurred or is reasonably expected to occur, (B) according to the latest actuarial information, has a certified Adjusted Funding Target Attainment Percentage (AFTAP) of at least 80% as determined as of the end of the most recent plan year under the rules prescribed by the Pension Protection Act of 2006, (C) the Company, its Subsidiaries and any Company ERISA Affiliate have made when due any required installments within the meaning of Section 430(j) of the Code and Section 303(j) of ERISA, (D) neither the Company, its Subsidiaries nor any Company ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code, (E) all material premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), and (F) no filing has been made by the Company, any Subsidiary, or any Company ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any such Pension Plan and no condition exists which could reasonably be expected to constitute grounds for the termination of any such Pension Plan by the PBGC.

(v) The Company, its Subsidiaries and each Company ERISA Affiliate do not have, and have never had any obligation to contribute to any plan within the meaning of ERISA Sections 3(37) and 4001(a)(3) (a “Multiemployer Plan”). The Company, its Subsidiaries and each Company ERISA Affiliate do not and have never maintained or sponsored a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4063 or Code Section 413(c) (a “multiple employer plan”).

(vi) There is no (and during the past two years there has been no) material proceeding, claim or suit pending or, to the Knowledge of the Company, threatened relating to the Benefit Plans, other than routine claims for benefits. None of the Benefit Plans provides for medical, life or death benefits beyond termination of service or retirement, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, any similar state or local Law or any foreign Law.

(vii) Neither the execution of this Agreement, the adoption of this Agreement by holders of shares constituting the Company Requisite Vote nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) may (A) entitle any employee, officer, director or individual consultant of the Company or any Subsidiary of the Company to severance pay (other than severance pay required by any Law) or any increase in severance pay upon any termination of employment, (B) except as required by any Law, result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or benefit to any employee, officer, director or individual consultant of the Company or any Subsidiary of the Company or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan, or (C) accelerate the time of payment or vesting or exercisability, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans. Without limiting the generality of the foregoing, no amount that has been or could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or otherwise. All Company Options can be cancelled by their terms in accordance with Section 4.3(a), all outstanding Company PSUs can be cancelled by their terms in accordance with Section 4.3(b), and all outstanding Company RSUs can be cancelled by their terms in accordance with Section 4.3(c).

(viii) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all Non-U.S. Benefit Plans have been maintained in compliance with applicable local Law. With respect to each Non-U.S. Benefit Plan: (A) except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practice, (B) except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations and any liabilities or obligations incurred through the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determined employer contributions to such Non-U.S. Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligation, and (C) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entity.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which or the non-compliance with which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries, has at any time during the past five (5) years committed any knowing and willful violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company and as of the date of this Agreement, neither the Company nor any of its Subsidiaries is currently or has been within the past five (5) years the target of any inquiry, investigation, settlement, plea agreement or enforcement action by a U.S. Governmental Entity involving an alleged or suspected violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act, except for such inquiries, investigations, settlements, plea agreements or enforcement actions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(j) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to the Company, the Common Shares, the Merger or the other transactions contemplated by this Agreement. As of the date hereof, the Company does not have in effect any stockholder rights plan or “poison pill.”

(k) Environmental Matters.

(i) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are in compliance with applicable Environmental Laws; (B) the Company and its Subsidiaries possess all Licenses required under applicable Environmental Laws for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received from any Governmental Entity or any other Person any written claim, notice of violation or citation concerning any violation or alleged violation of, or liability or alleged liability under, any applicable Environmental Law during the two years preceding the date hereof; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any Subsidiary with, or liability of the Company or any Subsidiary under, any Environmental Law.

(ii) Notwithstanding any other representation or warranty in Section 5.1 of this Agreement, the representations and warranties contained in this Section 5.1(k) constitute the sole representations and warranties of the Company relating to any Environmental Law.

(iii) As used herein, the term “Environmental Law” means any applicable law, regulation, code, order, judgment, decree or injunction from any Governmental Entity concerning (A) the protection of human health as it relates to exposure to any Hazardous Substance or the protection of the environment, including air (both ambient air and indoor air), surface water, groundwater, drinking water, soil, wildlife and natural resources, or (B) the production, use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date hereof.

(iv) As used herein, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated on the date hereof as hazardous, toxic or a pollutant under any applicable Environmental Law, including asbestos, polychlorinated biphenyls, petroleum and petroleum products.

(l) Taxes.

(i) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed (taking into account any applicable extensions), and each such Tax Return is complete and accurate. All Taxes due and payable by the Company and each of its Subsidiaries that are in an amount material to the Company and its Subsidiaries taken as a whole (whether or not shown on any Tax Return) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in their financial statements in accordance with GAAP. The Company and each of its Subsidiaries has made adequate provision in their financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable.

(ii) There is no material audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Taxes. There are no material Liens on any of the material assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and adequately reserved for in the latest audited financial statements included in the Company Reports.

(iii) The Company and each of its Subsidiaries has withheld and paid all amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency.

(v) Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement or any material Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes or to which the only parties are the Company or any of its Subsidiaries), (B) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law), (C) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax return, (D) has any material liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes), (E) will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as a result of (1) a change in method of accounting occurring prior to the Closing Date, (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (3) a prepaid amount received, or paid, prior to the Closing Date or (4) deferred gains arising prior to the Closing Date, (F) has engaged in any listed transaction described in Treasury Regulation § 1.6011-4(b)(2) or (G) has received written notice from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction (except for any claims that would not reasonably be expected to be material).

(vi) As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, claims for refund and any amendment thereof) required to be supplied to a Tax authority relating to Taxes.

(m) Labor Matters.

(i) Except as set forth in Section 5.1(m)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is as of the date of this Agreement (A) a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization, employee organization or works council, or (B) engaged in any negotiation with any labor union, labor organization, employee organization or works council. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the

Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union, labor organization, employee organization or works council nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The number of all employees of the Company and its Subsidiaries (the “Current Employees”) who are employed as of the date hereof in each country has been provided to Parent. To the Knowledge of the Company, Schedule 5.1(m)(ii) of the Company Disclosure Letter sets forth all employment contracts or offer letters with Current Employees based in the United States who have a base salary in excess of $200,000 per annum that are not terminable upon sixty (60) days notice or less without penalty or the obligation to pay severance or termination pay, other than severance or termination pay required by any Law or under the non-change in control severance policy made available to Parent.

(n) Intellectual Property.

(i) The Company and its Subsidiaries have sufficient rights to use all material Intellectual Property used in their business as conducted on the date hereof, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; provided that nothing in this sentence constitutes a representation and warranty as to non-infringement of any Intellectual Property owned by a third party. To the Knowledge of the Company, all Intellectual Property used by the Company and its Subsidiaries in their business as conducted on the date hereof that is not owned directly or indirectly by the Company and its Subsidiaries is either (A) in the public domain or (B) validly used by the Company and its Subsidiaries pursuant to a license or other right granted by a third party owning or having the right to grant use of such Intellectual Property, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. No unresolved written claim received by the Company has been asserted against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property which is reasonably likely to result in a Company Material Adverse Effect. To the Knowledge of the Company, no person is infringing upon or otherwise violating any Intellectual Property owned by the Company except as is not reasonably likely to result in a Company Material Adverse Effect. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe upon or otherwise violate, and within the applicable statute of limitations periods has not infringed upon or otherwise violated, any Intellectual Property owned by a third party, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, the consummation of the transactions contemplated hereby does not create any obligation of disclosure or provide any access by a third party to any software source code of the Company or a Subsidiary.

(ii) Section 5.1(n)(ii) of the Company Disclosure Letter lists all material Trademarks, Copyrights and Patents owned by the Company or its Subsidiaries as of the date hereof that are currently registered with or subject to a pending application for registration before any Governmental Entity or internet domain name registrar. Such items are owned exclusively by the Company or its Subsidiaries free and clear of any Liens, are subsisting and, to the Knowledge of the Company, are valid and enforceable, in each case except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) For purposes of this Agreement, “Intellectual Property” means all (A) trademarks, service marks, brand names, Internet domain names, Internet account names (including social networking and media names), dialing and messaging short codes, logos, slogans, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all goodwill associated therewith and symbolized thereby, in each case, that are subject to protection under applicable Law (collectively, “Trademarks”); (B) patents and applications therefor, including divisions, continuations, continuations-in-part, provisionals, renewals, extensions and reissues (collectively, “Patents”); (C) inventions

(whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, trade secrets and other proprietary confidential information, data, and know-how, including the trade secrets and other proprietary confidential information, data, and know-how in processes, techniques, business methods, ideas, customer lists, potential customer lists, supplier lists, formulas, compositions, designs, drawings, specifications, lab journals, notebooks, engineering schematics, pricing and cost information, and business and marketing plans, proposals, and methods, in each case, that are subject to protection under applicable Law; (D) original works of authorship, including databases and other compilations of information, software (including source, object, and any other code variants thereof), industrial designs and models, masks works, flow charts, manuals, training materials, website content, advertising content, and promotional materials, and including copyrights and copyright registrations and applications therefor, and all renewals, extensions, amendments, alternations, modifications, restorations, and reversions thereof, in each case, that are subject to protection under applicable Law (collectively, “Copyrights”); and (E) other intellectual property and proprietary rights and interests recognized under the Law of any jurisdiction worldwide.

(o) Insurance. All material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage and other material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, in each case with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(p) Real Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary has good and valid title to each parcel of real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), free and clear of all Encumbrances. Except for the Owned Real Property listed in Section 5.1(p)(i) of the Company Disclosure Letter, as of the date hereof, there is no Owned Real Property that contains a manufacturing facility or that, to the Knowledge of the Company, is reasonably likely to have a fair market value of $500,000 or more.

(ii) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary holds good and valid leasehold interests in the real property which is leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”), free and clear of all Encumbrances. Section 5.1(p)(ii) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each parcel of Leased Real Property (A) set forth in Item 2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, (B) that contains a manufacturing facility or (C) with an annual rent payment in excess of $500,000 (collectively, the “Material Leased Real Property”). Each Contract of the Company or its applicable Subsidiary for the Material Leased Real Property, where such Contract constitutes a lease of real property establishing a leasehold estate under which the Company or its applicable Subsidiary is a tenant or subtenant (a “Material Lease”), is valid and binding on the Company and each of its Subsidiaries that is a party thereto (but in each case subject to the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. There is no default (beyond applicable grace, notice and/or cure periods, if any) under any Material Lease by the Company or any of its Subsidiaries that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of each Material Lease have been made available to Parent prior to the date hereof.

(iii) For purposes of this Section 5.1(p) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(p)(iii) of the

Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and delinquent or, if due and delinquent, are being contested in good faith by appropriate proceedings; (C) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (E) easements, covenants, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report or inspection of the applicable public records; (F) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (G) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities which do not interfere, individually or in the aggregate, with the use, occupation and enjoyment of the properties in connection with the business of the Company and its Subsidiaries; (H) any Lien created under the Company Credit Agreement; and (I) with respect to any Leased Real Property, any Lien granted by the applicable landlord, sub-landlord or their respective predecessors or successors in interest of such Leased Real Property.

(q) Contracts.

(i) Except for those Contracts (A) filed as exhibits to the Company Reports or (B) that have expired as of the date of this Agreement and other than this Agreement and Material Leases, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement:

(A) that would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, industry or geographical area in which the Company or its Subsidiaries may operate;

(C) that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act;

(D) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets constituting a division or business line of any Person, in each case that have a fair market value or purchase price of more than $15 million individually or $25 million in the aggregate;

(E) that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities (valued at more than $15 million individually or $25 million in the aggregate) of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(F) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company and its Subsidiaries, taken as a whole, or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $15 million without regard to percentage voting or economic interest;

(G) relating to or evidencing Indebtedness in excess of $10 million individually or $20 million in the aggregate;

(H) that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business of the Company and its Subsidiaries, taken as a whole, or of any Subsidiary of the Company;

(I)(i) entered into after January 1, 2010, and not yet consummated, for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $15 million individually, or $25 million in the aggregate, other than purchases of inventory or similar assets in the ordinary course of business, or (ii) for any acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations (but excluding indemnification obligations with respect to any retained liabilities or breaches of representations, warranties or covenants);

(J) that is (i) an agreement pursuant to which the Company or any of its Subsidiaries is licensed or is otherwise permitted by a third party to use any material Intellectual Property (other than any “commercially available off-the-shelf software package,” or other software licensed pursuant to a software “shrink wrap,” “click wrap,” or “click-through” license) or (ii) an agreement pursuant to which a third party is licensed or is otherwise permitted to use any material Intellectual Property owned by the Company or any of its Subsidiaries, in each case of clauses (i) and (ii) where such agreement is material to the business of the Company and its Subsidiaries, taken as a whole; and

(K) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any property or asset of the Company or any Subsidiary thereof that is material to the Company and its Subsidiaries taken as a whole;

(each such Contract described in clauses (A) through (K) is referred to herein as a “Material Contract”).

(ii) Each of the Material Contracts, Customer Contracts, Supplier Agreements, Forward Purchase Agreements and Requirements Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. There is no default under any Material Contract, Customer Contract, Supplier Agreement, Forward Purchase Agreement or Requirements Contracts by the Company or any of its Subsidiaries that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of each Material Contract have been made available to Parent prior to the date hereof, except for any Contracts (x) where the terms thereof prohibit its disclosure to any third party or (y) that have expired as of the date hereof.

(iii) For purposes of this Agreement:

(A) “Indebtedness” means all indebtedness of the Company and any of its Subsidiaries, determined in accordance with GAAP, including with respect to (i) indebtedness for borrowed money, (ii) notes payable, (iii) capital leases, (iv) obligations evidenced by letters of credit, (v) obligations under earn out obligations or arrangements creating any obligation with respect to the deferred purchase price of property other than trade payables and accrued expenses in the ordinary course of business, (vi) interest rate or currency swaps, hedges or similar arrangements and (vii) any guaranty of any of the foregoing; provided, however, that none of the following shall be deemed to be Indebtedness: (x) trade payables and accrued expenses in the ordinary course of business, (y) intercompany indebtedness and (z) solely for purposes of Section 5.1(q), employee benefit liabilities.

(B) “Permitted Lien” means (i) a Lien imposed by Law, including a carrier’s, warehousemen’s, landlord’s, a mechanic’s, materialmen’s or similar Lien with respect to any amount not yet due and payable or which is being contested in good faith through appropriate proceedings, (ii) a Lien for current Taxes, assessments or other charges of a Governmental Entity not yet due and payable or which is being contested in good faith through appropriate proceedings, (iii) a Lien securing rental payments under capital lease agreements, (iv) an encumbrance and restriction on real property (including an easement, covenant, right of way and similar restriction of record) that does not materially interfere with the present uses of such real property or with the operation of the Company as conducted consistent with past practice, (v) a Lien securing payment, or any other obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness, (vi) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions were incurred prior to the date hereof and do no, individually or in the aggregate, materially interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated), (vii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (viii) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records, (ix) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries and (x) any Lien permitted under the Credit Agreement, dated December 27, 2007, as amended December 24, 2008 and May 20, 2009, among the Company and the lender parties thereto and Bank of America, N.A., as administrative Agent, Swing Line Lender and Letter of Credit Issuer (as further amended as of the date hereof, the “Company Credit Agreement”) and the 2015 Notes Indenture.

(C) “Customer Contract” means any contract or agreement (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement (i) with any customer of wireless network infrastructure product offerings of the Company’s Antenna, Cable and Cabinet Group segment and WNS segment pursuant to which the Company and its Subsidiaries reasonably expect to receive aggregate payments in excess of $35 million in calendar year ending December 31, 2010, (ii) with any customer of product offerings of the Company’s Broadband segment pursuant to which the Company and its Subsidiaries reasonably expect to receive aggregate payments in excess of $10 million in calendar year ending December 31, 2010, or (iii) with the three (3) largest independent distributors of products offerings of the Company’s Enterprise segment based upon the aggregate payments that the Company and its Subsidiaries reasonably expect to receive from all independent distributors of products offerings of the Company’s Enterprise segment in calendar year ending December 31, 2010.

(D) “Supplier Agreement” means any contract or agreement (whether written or oral) to which the Company of any of its Subsidiaries is a party or is bound as of the date of this Agreement that is with any supplier of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries reasonably expect to make aggregate payments in excess of $10 million in any calendar year.

(E) “Forward Purchase Agreement” means any forward purchase or other similar agreement to which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement designed to protect the Company or any Subsidiary against fluctuations in the prices of raw materials with any supplier or other Person pursuant to which the Company or any Subsidiary has agreed to purchase in excess of $10 million of raw materials in any calendar year.

(F) “Requirements Contract” means any material contract under which the Company covenants and agree to purchase all or substantially all its requirements for a specific product within a certain geographic area from a third-party vendor.

(r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Allen & Co. as its financial advisor. The Company has made available to Parent a true and correct copy of its engagement letter with Allen & Co. relating to the Merger.

(s) Business Relationships. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has a customer or supplier relationship with or is a party to any Contract with any person or entity that is (i) on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked persons; (ii) owned or controlled or acting on behalf of a Person on the SDN List; (iii) otherwise the target of economic sanctions administered by OFAC; or (iv) owned or controlled by, or acting on behalf of, a Person that is otherwise the target of economic sanctions administered by OFAC, in each case to the extent prohibited by Law.

5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or comparable organizational and governing documents of each of Parent and Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement pursuant to Section 6.13(b)) and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) the filing with the Secretary of State of the State of Delaware of the Delaware Certificate of Merger as required by the DGCL, (B) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder, (C) the filing with the European Commission of a merger notification under the ECMR and (D) the applicable requirements of any antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation, bylaws or comparable governing documents of Parent or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets, of Parent or any of its Subsidiaries pursuant to, any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or (C) a violation of any Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(e) Financing.

(i) Parent has delivered to the Company a true, complete and correct copy of the executed commitment letter, dated as of the date hereof among Parent, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (the “Debt Financing Commitments”), pursuant to which the lender party thereto has committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Exchange Fund) and related fees and expenses and the refinancing of outstanding indebtedness of the Company (the “Debt Financing”). Parent has delivered to the Company a true, complete and correct copy of the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub and Carlyle Partners V, L.P. (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor party thereto has committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for a fee letter relating to fees with respect to the Debt Financing and an engagement letter (complete copies of which have been provided to the Company, with only fee amounts and certain economic terms of the market flex redacted, provided that Parent shall have advised the Company of the maximum total amount of fees (including original issue discount) and expenses payable by Parent under the Debt Financing), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto. No event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) by Parent or Merger Sub under the Financing Commitments, or, to the Knowledge of Parent and Merger Sub, any other parties to the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Section 5.1(b) and performance in all material respects by the Company of its obligations under this

Agreement, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments (including by making the contributions to the Surviving Corporation required under Section 6.18(e)) and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(ii) The term “Knowledge” when used in this Agreement with respect to Parent shall mean the actual knowledge of Campbell R. Dyer, Patrick McCarter and Claudius E. Watts IV.

(iii) The term “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to the Debt Financing Commitments and any joinder agreements or credit agreements relating thereto.

(f) Capitalization. The authorized capital stock of Merger Sub consists solely of 1000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. The authorized capital stock of Parent consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Parent is, and at the Effective Time will be, owned by the Guarantor or direct or indirect wholly owned Subsidiaries of the Guarantor, free and clear of all Liens. Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than the Financing Commitments, those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h) Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business. No transfer of property is being made and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or its Subsidiaries.

(i) Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

(j) Ownership of Common Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL, and neither Parent nor Merger Sub “owns” any shares of capital stock of the Company, as such quoted terms are defined in Section 203 of the DGCL.

(k) Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal; (ii) any Person (other than Carlyle Partners V, L.P., any of its affiliated funds or any of their respective limited partners) has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger; or (iii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any employment Contracts with the Company and its Subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Common Shares, Company Options, Company PSUs and/or Company RSUs to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(l) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except as (x) required by applicable Law, (y) otherwise expressly contemplated or expressly required by this Agreement or (z) otherwise set forth in Section 6.1 of the Company Disclosure Letter, the Company covenants and agrees that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course and, to the extent consistent therewith, it shall, and shall cause its Subsidiaries, to use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by clauses (i) to (xviii) of this Section 6.1(a) shall be a breach of this Section 6.1 unless such action constitutes a breach of clauses (i) to (xviii) of this Section 6.1(a). Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except as (A) required by applicable Law, (B) otherwise expressly contemplated or expressly required by this Agreement, (C) Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) or (D) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit any of its Subsidiaries to:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any assets constituting a division or business line of any Person from any other Person, in each case with a value or purchase price in the aggregate in excess of $10 million individually or in the aggregate;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Common Shares upon the exercise of Company Options or the vesting of Company PSUs or Company RSUs (and dividend equivalents thereon, if applicable), (B) the issuance of Common Shares upon conversion of the 2015 Notes, (C) the issuance of Common Shares pursuant to Benefit Plans or (D) the issuance or transfer of common stock by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $10 million in the aggregate;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Common Shares tendered by current or former employees or directors in connection with the cashless exercise of Company Options or in order to pay Taxes in connection with the exercise of Company Options or the vesting of Company PSUs or Company RSUs);

(viii) incur any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) Indebtedness for borrowed money under the revolving facility under the Company Credit Agreement and (B) other Indebtedness in an amount not to exceed $15 million;

(ix) except as set forth in the current capital forecast set forth in Section 6.1(a)(ix) of the Company Disclosure Letter, make or authorize any capital expenditures in excess of $5 million in the aggregate;

(x) make any material changes with respect to any method of Tax or financial accounting policies or procedures, except as required by changes in GAAP or by a Governmental Entity;

(xi) subject to Section 6.17, settle or compromise any litigation, audit, claim or action against the Company or any of its Subsidiaries other than settlements or compromises of any litigation, audit, claim or action except (A) where the amount paid in settlement or compromise, does not exceed $10 million individually or $25 million in the aggregate or (B) where the amount paid in settlement does not exceed the amount reserved against such matter in the most recent financial statements (or the notes thereto) of the Company included in the Company Reports;

(xii) other than in the ordinary course of business or to the extent required by Law, make any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xiii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, with a value in excess of $10 million in the aggregate, except for (A) sales and non-exclusive licenses of products and services of the Company and its Subsidiaries in the ordinary course of business, (B) any abandonment of Intellectual Property that the Company or any Subsidiary determines in the exercise of its reasonable business judgment to abandon in the ordinary course of business, (C) dispositions of obsolete or worthless assets, (D) any non-renewal of any lease of real property that has expired by its terms or the termination of a lease of real property that is not a Material Lease and (E) transfers among the Company and its wholly owned Subsidiaries;

(xiv)(A) grant or provide any severance or termination payments or benefits to any director, consultant or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practices or as required by agreements, plans, programs or arrangements in effect on the date hereof, (B) increase in any manner the compensation or bonus of, or make or amend in any respect any equity awards under any Benefit Plan to, or grant any bonuses to, any director, consultant or employee of the Company or any of its Subsidiaries, except (1) in the case of employees or consultants who are not executive officers of the Company, in the ordinary course of business consistent with past practices, and (2) in the case of employees who are executive officers of the Company, (x) increases in base salary in connection with the Company’s usual and customary annual review in 2011, so long as any such increases are consistent with past practices, and (y) granting of Company PSUs that can be settled for up to 288,200 Company Shares in connection with the Company’s usual and customary annual review in 2011, so long as any such grants are consistent with past practices, (C) except as required by Law, establish, adopt, terminate or amend any Benefit Plan (other than routine changes to welfare plans) or accelerate the vesting of any compensation for the benefit of any Person; or (D) except as required by Law, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, consultants, officers or employees or any of their beneficiaries;

(xv) grant a license of any material Intellectual Property owned by the Company or any of its Subsidiaries other than in the ordinary course of business;

(xvi) disclose any confidential information relating to any material Intellectual Property, except pursuant to the issuance of a patent, publication of a patent application, or subject to a confidentiality agreement, or allow any lapse or abandonment of any material Intellectual Property, or any registration or grant thereof, or any application related thereto to which, or under which, the Company or any Subsidiary has any ownership interest, excluding any such disclosure or abandonment made by the Company or any Subsidiary thereof in the exercise of its reasonable business judgment or any amendment, withdrawal, or cancellation of claims of a patent application that occurs in the ordinary course of prosecuting such patent application;

(xvii) enter into any arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company or any Subsidiary thereof, whether as part of the terms of the capital stock of the Company or any Subsidiary or by any separate agreement, pursuant to which the Company and its Subsidiaries reasonably expect to make aggregate payments in excess of $10 million in any calendar year;

(xviii) enter into any transaction with any Affiliate of the Company (other than any of its Subsidiaries) providing for payments by or to the Company or any Subsidiary thereof in excess of $125,000, other than the agreements expressly contemplated by this Agreement; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Neither Parent nor Merger Sub shall knowingly take or permit any of their Affiliates to take any action that is reasonably likely to prevent or delay the consummation of the Merger.

(c) The Company shall use its reasonable best efforts to cause to be delivered to Parent at the Closing an executed affidavit dated as of the Closing Date in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and which sets forth the Company’s name, address and taxpayer identification number (the “FIRPTA Affidavit”). In the event the Company reasonably determines that is unable to deliver the FIRPTA Affidavit to Parent, it shall provide written notice no later than ten (10) days prior to the Closing Date indicating that it will be unable to deliver the FIRPTA Affidavit. In such case, the Company shall thereafter cooperate with Parent to enable Parent to withhold any Taxes from the Merger Consideration that the Parent determines is subject to withholding as a result of the Company’s failure to deliver such FIRPTA Affidavit.

(d) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals; Go-Shop Period.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the fortieth (40th) day after the date of this Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreements need not prohibit the making or amendment of an Acquisition Proposal); provided that the Company shall promptly (and in any event within twenty-four (24) hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2 (including Section 6.2(c)) and except as may relate to any Excluded Party, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ other Representatives to, (i) at 12:00 a.m. on the forty-first (41st) day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 6.2(c), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal from any Person that did not result from a material breach of Section 6.2(b), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and, subject to compliance with this Section 6.2, (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal); provided that the Company shall promptly (and in any event within twenty-four (24) hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (iii) after having complied with Section 6.2(e), the Board of Directors of the Company or any committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with outside legal counsel and a financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with outside legal counsel and a financial advisor) that such Acquisition Proposal is a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Party, including with respect to any amended proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 6.2(b) shall not apply with respect thereto.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or (ii) any acquisition by any Person or group of Persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity securities of the Company representing more than 20% of all outstanding equity securities of the Company (by vote or value), or more than 20% of the consolidated total assets (including, equity securities of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(ii) “Excluded Party” means any Person, group of Persons or group that includes any Person or group of Persons, from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor) is, or could reasonably be expected to result in, a Superior Proposal.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment after consultation with outside legal and financial advisors (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including the financing thereof) and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.2(e), Section 6.2(f) or Section 8.3(a), the Board of Directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (it being understood that the Board of Directors may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may (A) withhold, withdraw, qualify or modify the Company Recommendation or (B) approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith is a Superior Proposal made after the date hereof (including by an Excluded Party), if, in the case of (A) or (B), the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”) and may also take action pursuant to Section 8.3(a); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (x) the Company notifies Parent in writing, at least seventy-two (72) hours in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such seventy-two (72) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to effect a Change of a Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guaranty offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal prior to the time that is seventy-two (72) hours after it has provided the written notice required by clause (x) above; provided further that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.2(e), except that the deadline for such new written notice shall be reduced to twenty-four (24) hours (rather than the seventy-two (72) hours otherwise contemplated by this Section 6.2(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal shall be reduced to the time that is twenty-four (24) hours after it has provided such written notice (rather than the time that is seventy-two (72) hours otherwise contemplated by this Section 6.2(e)).

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company).

(g) Notice. Within three (3) business days following the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Party (which material terms and conditions shall include the identity of the Person or group of Persons making the Acquisition Proposal). From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent if (i) any proposals or offers with respect to an Acquisition Proposal are received by it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any proposals or offers constituting Acquisition Proposals, including proposed agreements) and (ii) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep Parent reasonably informed of the status of any such discussions or negotiations. In the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within forty-eight (48) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). The Company agrees that it and its Subsidiaries will not enter any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information.

6.3. Proxy Filings; Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date hereof, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall consider in good faith any comments reasonably proposed by Parent.

6.4. Stockholders Meeting. Subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of Record Holders of Common Shares (the “Stockholders Meeting”) as promptly as practicable after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders Meeting (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; (iv) to allow reasonable additional time to solicit additional proxies; (v) if required by Law; or (vi) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(e) that it intends to make a Change of Recommendation in connection with a Superior Proposal or take action pursuant to Section 8.3(a) with respect to a Superior Proposal and the deadline contemplated by Section 6.2(e) with respect to such notice has not been reached. Subject to Section 6.2, the Board of Directors of the Company shall recommend such adoption, shall include such recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; provided, that the Company shall not be required to mail the Proxy Statement prior to the No-Shop Period Start Date.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement,

(i) the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable the expiration or termination of any applicable waiting period, and to obtain all necessary actions, non actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party and/or any Governmental Entity (including any Governmental Antitrust Entity) in order to consummate the Merger or any of the other transactions contemplated by this Agreement, under the HSR Act, the ECMR and any other applicable Antitrust Law.

(ii) In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) no later than ten (10) business days after the date of this Agreement. Parent and the Company shall also make, as soon as practicable, all notifications, reports, applications or other filings, and take all other actions, that may be reasonably necessary, proper or advisable, under the ECMR and any other applicable Antitrust Law.

(iii) The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act, the ECMR and any other applicable Antitrust Law. Parent will not withdraw its initial filing under the HSR Act, the ECMR or any other Antitrust Law, as the case may be, and refile any of them unless the Company has consented in advance to such withdrawal and refiling.

(iv) The Company and Parent shall not enter into any agreement with a Governmental Entity (including any Governmental Antitrust Entity) to extend any waiting period, or to delay or not to consummate the Merger under the HSR Act, the ECMR or any other applicable Antitrust Law.

(v) Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(vi) Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(vii) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the ECMR and the Laws of South Africa, Brazil, Russia, Turkey and the People’s Republic of China that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act, the ECMR and any other applicable Antitrust Law.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.5, each of the Company (in the case of clauses (i) and (iv) of this Section 6.5(e) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i) to provide any information, document or filing or any supplementary information, document or filings reasonably requested or required by any Governmental Entity with jurisdiction over enforcement of applicable Antitrust Law (a “Governmental Antitrust Entity”) as promptly as practicable;

(ii) to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry or proceeding, judicial or administrative, including any proceeding initiated by a Governmental Antitrust Entity or private party;

(iii) to use its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; and

(iv) to contest, resist, defend and resolve any lawsuit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated by it, and in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to use its reasonable best efforts to take any and all steps (including the appeal thereof, the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

Notwithstanding anything in this Agreement to the contrary, the obligations of Parent under this Section 6.5 shall include Parent committing to: (A) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Affiliates; (B) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (C) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; and (D) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Antitrust Entity necessary, to consummate the transactions contemplated hereby. All efforts described in this Section 6.5(e) shall be unconditional and shall not be qualified by reasonable best efforts and no actions taken pursuant to clauses (A)-(D) of this paragraph shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

6.6. Access and Reports. Subject to applicable Law, from the date hereof throughout the period prior to the Effective Time, the Company shall (and shall cause its Subsidiaries to) (i) upon reasonable prior written notice, afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees, properties, books, contracts and records, except that Parent and its Representatives may not conduct Phase I or Phase II environmental site assessments or any other sampling activities, (ii) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested by Parent and (iii) use its reasonable best efforts to, within twenty (20) days after the end of each month following the date hereof, furnish to Parent an unaudited monthly consolidated statements of operations for the Company and its Subsidiaries; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (x) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (y) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the General Counsel of the Company or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7. Stock Exchange De-listing. Parent shall take such actions prior to the Effective Time to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(e)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits.

(a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the “Affected Employees”), while employed by the Company or the Subsidiaries, with compensation and benefits which are substantially comparable in the aggregate (excluding any benefits accelerated or payable as a result of the transactions contemplated by this Agreement) to the compensation and benefits provided to such Affected Employees as of the date of this Agreement (other than equity compensation incentives and any compensation or benefits triggered in whole or in part by the consummation of the transactions contemplated hereby). Nothing contained in this Section 6.9 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date. Parent shall cause the Surviving Corporation to provide to any Affected Employee who is terminated during the one year period following the Closing Date severance benefits (i.e., salary continuation and post-employment welfare benefits) in an amount equal to any such severance benefits such Affected Employee is entitled to as of the date of this Agreement (assuming service through the applicable termination date, but excluding any amendment to any Benefit Plans or written agreement with the applicable Affected Employee subsequent to the date hereof); provided, however, the foregoing shall not increase or extend any benefits payable pursuant to any written agreement, including those set forth on Section 6.9(c) of the Company Disclosure Letter.

(b) Parent will cause any employee benefit plans of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting, level of benefits (but not benefit accruals under any defined benefit pension plans), service by such employees as if such service were with Parent or its Subsidiaries, to the same extent such service was credited under an analogous Benefit Plan (except to the extent it would result in a duplication of benefits).

(c) From and after the Effective Time, with respect to the matters referred to on Section 6.9(c) of the Company Disclosure Letter, Parent shall, and shall cause the Surviving Corporation and any successor thereto, to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.9(c) of the Company Disclosure Letter in accordance with the terms of such agreements.

(d) For the one-year period following the Effective Time, with respect to the Affected Employees and their eligible dependents, Parent shall, or shall cause the Surviving Corporation, to: (i) waive any pre-existing conditions to the extent such pre-existing conditions were waived under the existing plans of the Company as of the date of this Agreement, (ii) provide credit for prior service with the Company and its Affiliates as of the Closing Date for purposes of satisfying any applicable waiting periods, and (iii) give credit in the year in which the Effective Time occurs for any copayments, deductibles and out-of-pocket limits paid by the Affected Employee and eligible dependents in such year prior to the Effective Time.

(e) Nothing contained in this Section 6.9, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan, program, agreement or arrangement or (ii) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third-party beneficiary of this Agreement.

6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement and the financing thereof (collectively, the “Expenses”) shall be paid by the party incurring such expense except, subject to the terms of this Agreement, (a) for Parent’s reimbursement obligations pursuant to Section 6.14(b) and (b) for Parent’s indemnification obligations pursuant to Section 6.14(b).

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance. If the Company or the Surviving Corporation, as applicable, for any reason fail to obtain such insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Common Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Agreement.

6.14. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Equity Financing is increased by a corresponding amount), or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Subject to the limitations set forth in this Section 6.14 and provided that the representations in Section 5.2(e) shall be true and correct giving effect to such replacement or amendment, Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to (i) delay or prevent the Closing Date, (ii) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (iii) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. For purposes of this Section 6.14, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 6.14(a) and references to “Financing Commitments” or “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section 6.14(a). Without limiting the foregoing, Parent and Merger Sub shall use their reasonable best efforts to (i) maintain in effect the Debt Financing Commitments until the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) at or prior to Closing and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments, (iv) consummate the Financing at or prior to the Closing, (v) enforce its rights under the Debt Financing Commitments (including by suit or other appropriate proceeding) and (vi) cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing contemplated to be funded on the Closing Date by the Debt Financing Commitments (or such lesser amount as may be required to consummate the Merger and the other transactions contemplated hereby). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within five (5) business days after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent (taking into account the flex provisions set forth in the Debt Financing Commitments) than those set forth in the Debt Financing Commitment, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the later of (x) the second (2nd) business day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and (y) the first (1st) business day following the last business day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive business days after the date of this Agreement throughout which (A) Parent shall have the Essential Marketing Information and (B) the conditions set forth in Section 7.1 shall have been satisfied or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive business day period; provided, however, without the consent of Parent, in no event shall the Marketing Period commence prior to the No-Shop Period Start Date; provided, further, that (i) if such consecutive day period has not ended by December 23, 2010, then it shall not commence until January 4, 2011 or thereafter, (ii) if such consecutive day period begins after January 4, 2011 it shall be extended to a period of twenty-five (25) consecutive business days, (iii) if such consecutive day period has not ended prior to February 14, 2011, then it shall not commence until the Company has filed its Form 10-K for year ending December 31, 2010 with the SEC or thereafter; provided that this clause (iii) shall not apply if the Company has filed its Form 10-K for the year ending December 31, 2010 with the SEC on or prior to February 14, 2011, and (iv) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion contained in the Essential Marketing Information; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained. For purposes of this Agreement, “Essential Marketing Information” shall mean, as of any date, (i) such financial statements, financial data and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments relating to the Debt Financing are the responsibility of Parent) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, as specified in writing by Parent to the Company prior to the No-Shop Period Start Date (provided that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), and (ii) such other information and data as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period; provided, however, that if the Company shall in good faith reasonably believe it has delivered the Essential Marketing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Essential Marketing Information and, within three (3) business days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Essential Marketing Information that Parent reasonably believes the Company has not delivered). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and concurrently provide copies of all material documents provided to the lenders or otherwise related to the Debt Financing to the Company.

(b) Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent that is necessary in connection with the Debt Financing, including (i) furnishing Parent and Merger Sub and their Financing Sources the Essential Marketing Information, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing (including assisting Parent in obtaining ratings as contemplated by the Debt Financing Commitment), (iii) assisting Parent and its Financing Sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Debt Financing, (iv) cooperating with the marketing efforts of Parent and its Financing Sources for all or any portion of the Debt Financing, (v) providing a certificate of the Chief Financial Officer of the Company with respect to solvency matters substantially in the form attached to the Debt Financing Commitment as in effect on the date hereof, (vi) providing all relevant information with respect to the collateral and providing access to Parent and its Financing Sources to allow them to conduct audit examinations and appraisals with respect to such collateral, and (vii) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions from the Company’s current counsel (it being understood that the main enforceability legal opinion relating to the Financing will be rendered by counsel to Parent) reasonably requested by Parent and its Financing Sources and customary for financings similar to the Financing; provided, however, that, (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (c) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document and (d) except as set forth in clause (v) of this sentence, none of the Company or any of its Subsidiaries shall be required to execute any documents or agreements in connection with the Debt Financing or take any corporate or other action in connection therewith. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) in connection with the Financing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of Financing (including any action taken in accordance with this Section 6.14(b)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the Financing offering documents). Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.14(b), shall be deemed satisfied unless there has occurred a knowing and willful breach of its obligations under this Section 6.14(b). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.14(b). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(c) Except with respect to the Financing Source set forth in the Debt Financing Commitments, in no event shall Parent or any of its Affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Financing Sources, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby. Except for Carlyle Partners V, L.P., any of its affiliated funds or any of their respective limited partners, until the No-Shop Period

Start Date, neither Parent nor any of its Affiliates shall seek or obtain any equity commitments or equity financing in respect of the Merger or any of the other transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other representatives who have not been provided any such information prior to the date hereof, as in effect on the date hereof.

(d) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to the fulfillment or waiver of the conditions set forth in Article VII. In addition, the completion of the issuance of senior secured notes (the “Senior Notes”) contemplated by the Debt Financing Commitments is not a condition to Closing.

6.15. No Parent Distributions. From the date of this Agreement until the Effective Time, Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

6.16. Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of any Subsidiary designated by Parent to the Company in writing at least twenty (20) business days prior to the Closing.

6.17. Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing against the Company and/or members of the Board of Directors of the Company and shall keep Parent reasonably informed with respect to the status thereof. Neither the Company nor any Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing.

6.18. Existing Indebtedness.

(a) Compliance. Prior to the Closing, the Company acknowledges and agrees that Merger Sub and Parent shall have no liability with respect to the Company’s performance of its obligations under the 2015 Notes Indenture, the 2015 Supplemental Notes Indenture or the 2015 Notes, including the Company’s obligation to deliver or cause to be delivered the Section 4.10 Notice (as defined below).

(b) Fundamental Change. The parties hereto agree and acknowledge that the Closing will result in a Fundamental Change (as defined in the 2015 Supplemental Notes Indenture), a Make-Whole Fundamental Change (as defined in the 2015 Supplemental Notes Indenture) and a Merger Event (as defined in the 2015 Supplemental Notes Indenture).

(c) Section 4.10 Notice. No later than five (5) days after the start of the No-Shop Period Start Date, the Company shall deliver or cause to be delivered the notice relating to the Merger Event (as defined in the 2015 Supplemental Notes Indenture) required pursuant to Section 4.10 of the 2015 Supplemental Notes Indenture substantially in the form of Exhibit C hereto.

(d) Section 4.06 Supplemental Indenture and Fundamental Change Documentation. Concurrently with the Closing, Parent shall cause the Surviving Corporation to (i) issue and cause to be executed by the requisite parties a supplemental indenture (the “Section 4.06 Supplemental Indenture”) in accordance with Section 4.06 of the 2015 Supplemental Notes Indenture, and (ii) comply with the applicable provisions of the 2015 Notes

Indenture, the 2015 Supplemental Notes Indenture and the 2015 Notes, including, deliver or cause to be delivered the requisite Officers’ Certificate (as defined in the 2015 Supplemental Notes Indenture) and Opinion of Counsel (as defined in the 2015 Notes Indenture) to the Trustee (as defined in the 2015 Supplemental Notes Indenture), deliver or cause to be delivered a notice of Make-Whole Fundamental Change (as defined in the 2015 Supplemental Notes Indenture) to the holders of the Notes (as defined in the 2015 Supplemental Notes Indenture), issue a press release announcing the Closing Date, deliver or cause to be delivered a Fundamental Change Company Notice (as defined in the 2015 Supplemental Notes Indenture) to the applicable parties, publish a copy of the Fundamental Change Company Notice, and deliver or cause to be delivered notice to the holders of the Notes of the execution of the Section 4.06 Supplemental Indenture.

(e) Purchase and Conversion. After the Closing, Parent shall provide to the Surviving Corporation the funds necessary to consummate and settle any purchase of 2015 Notes or conversion thereof required by the holder of the Notes pursuant to the 2015 Supplemental Notes Indenture, including, Article 3 and Article 4 of the 2015 Supplemental Notes Indenture. The Surviving Corporation shall comply with the provisions of the 2015 Supplemental Notes Indenture to effectuate the purchase or conversion of the applicable Notes, as the case may be.

(f) Repayment of Current Bank Debt. Subject to the limitations set forth in Section 6.14(b), the Company shall cooperate with Parent and Merger Sub and shall take all actions reasonably necessary to effect at the Closing (i) the prepayment or discharge of any obligations owed by the Company and any Affiliate pursuant to the Company Credit Agreement and any related loan document and (ii) the termination of all liens on the Company’s or its applicable Affiliates’ assets or properties securing their obligations owed under the terms of the Company Credit Agreement and any related loan document. Parent shall provide or shall cause to be provided the funds to effect such prepayment. Parent may obtain such funds from the proceeds of the Debt Financing.

6.19. Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.20 Cash and Marketable Securities. To the extent requested by Parent and subject to the reasonable operational requirements of the Company and its Subsidiaries, the Company and its Subsidiaries shall cooperate in good faith (a) to sell the marketable securities then owned by the Company and its Subsidiaries reasonably proximate to the Closing Date and (b) to repatriate cash to the United States to the extent permitted by Law.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible and in writing) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Common Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and (ii) all required approvals or clearances by the European Commission and any other applicable Governmental Antitrust Entity, in each case, applicable to the Merger under applicable Antitrust Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c) Orders. As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b) shall be true and correct in all respects (except for such inaccuracies as are de minimis relative to Section 5.1(b) taken as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not have, and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect.

(c) No Company Material Adverse Effect. Except as disclosed in any Company Report filed with the SEC prior to the date hereof (excluding any Excluded Disclosure) or in the Company Disclosure Letter, from the date of this Agreement to the Effective Time, there shall not have occurred and be continuing any change, event or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (in writing) by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not or is not reasonably likely to prevent the consummation of the Merger and the other transactions contemplated by this Agreement, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by April 29, 2011, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided, however, that in the event that the Marketing Period has not been completed on or before April 29, 2011, the Termination Date shall be extended to May 30, 2011; (b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including Section 6.2(e)), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the date that is three (3) business days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not to be satisfied;

(c) if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) business days following the date the Closing should have occurred pursuant to Section 1.2 and (iii) the Company stood ready, willing and able to consummate on that date; provided, that during such two (2) business day period following the date the Closing should have occurred pursuant to Section 1.2, no party shall be entitled to terminate this Agreement pursuant to Section 8.2(a).

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if (a) the Board of Directors of the Company shall have made a Change of Recommendation or shall have approved or recommended to the stockholders of the Company an Acquisition Proposal; or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the date that is three (3) business days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not to be satisfied.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee or Parent Fee pursuant to this Section 8.5, and (ii) the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), the indemnification and reimbursement provisions of Section 6.14(b) (Financing), this Section 8.5, Article IX, the Confidentiality Agreement and the Guaranty shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and Guaranty, subject to the terms thereof).

(b) In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date) or Section 8.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or, with respect to a termination pursuant to Section 8.2(b), prior to the Stockholders Meeting and (z) within twelve (12) months after such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is consummated (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (the section relating to a Change of Recommendation); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement);

then the Company shall:

(A) in the case of clause (i) above, promptly but in no event later than three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(z) above, pay Parent the Termination Fee by wire transfer of immediately available funds;

(B) in the case of clause (ii) above, promptly but in no event later than three (3) business days after the date of such termination, pay Parent the Termination Fee by wire transfer of immediately available funds; and

(C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

“Termination Fee” shall mean (x) an amount equal to $43,300,000 if the Termination Fee becomes payable (A) in connection with the termination of this Agreement pursuant to Section 8.3(a) and the party to the Alternative Acquisition Agreement referred to in Section 8.3(a) is an Excluded Party, (B) in connection with the termination of this Agreement pursuant to Section 8.4(a) in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party or (C) pursuant to Section 8.5(b)(i), if the party who consummates the Acquisition Proposal referred to in such Section 8.5(b)(i) is an Excluded Party, and (y) an amount equal to $103,900,000 in all other circumstances.

(c) In the event that this Agreement is terminated pursuant to:

(i) Section 8.3(b) (the section relating to material breach by Parent or Merger Sub); or

(ii) Section 8.3(c) (the section relating to failure to consummate on the Closing Date specified by Section 1.2);

then Parent shall promptly, but in no event later than three (3) business days after the date of such termination, pay or cause to be paid to the Company an amount equal to $233,800,000 (the “Parent Fee”) minus the sum of any reimbursement and indemnification obligations of Parent pursuant to Section 6.14(b) ( the “Parent Reimbursement Obligation”), by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(d) In the event that this Agreement is terminated pursuant to Section 8.4(b) (the section relating to a breach of any representation, warranty, covenant or agreement made by the Company), nothing herein shall relieve the Company from any liability for any willful or intentional breach prior to such termination of any of the representations, warranties, covenants and agreements set forth in this Agreement.

(e) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the Parties hereto expressly acknowledge and agree that:

(i) the Company’s receipt of the Parent Fee pursuant to Section 8.5(c) (including its rights to enforce the Guaranty with respect thereto), the Parent Reimbursement Obligation, any reimbursement and expense obligations of Parent pursuant to the first sentence of this Section 8.5(e), any rights of the Company pursuant to the Confidentiality Agreement and the Company’s right to specific performance of this Agreement by the parties hereto pursuant to Section 9.5(c) shall be the sole and exclusive remedies of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantor and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents for any loss suffered with respect to this Agreement, the Guaranty, the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure of the Merger to be consummated or any breach of this Agreement by Parent or Merger Sub; and upon payment in accordance with the terms of this Agreement of the Parent Fee, the Parent Reimbursement Obligation, and any reimbursement and expense obligations of Parent pursuant to the first sentence of this Section 8.5(e), none of Parent, Merger Sub, their Financing Sources, the Guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents shall have any further liability or obligation to the Company (other than pursuant to the Confidentiality Agreement) relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure;

(ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of (A) the Parent Fee pursuant to Section 8.5(c), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Company by reason of breach or termination of this Agreement or the Guaranty, and (B) any reimbursement and expense obligations of Parent pursuant to the first sentence of this Section 8.5(e), shall be in full and complete satisfaction of any and all monetary damages of the Company and its Subsidiaries arising out of or related to this Agreement and the Guaranty, the transactions contemplated hereby and thereby (including, any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure against Parent, Merger Sub, their Financing Sources, the Guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents; and in no event will the Company or any of its Subsidiaries, after being paid such amounts in accordance with the terms of this Agreement, seek to recover any other monetary damages or seek any other remedy based on a claim in law or in equity with respect thereto (other than pursuant to the Confidentiality Agreement); provided, however, this Section 8.5(e)(ii) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement in accordance with its terms;

(iii) in no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any recovery or judgment in excess of the Parent Fee (plus, in the case the Parent Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(e)), against Merger Sub, Parent, the Guarantor or any of their respective stockholders, partners, members, Affiliates, directors, officers, employees or agents or any of their respective assets, and in no event shall the Company be entitled to seek or obtain any other damages of any kind against any such Person or the Financing Sources, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Guaranty or the transactions contemplated hereby and thereby (including, any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.5(e)(iii) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement in accordance with its terms;

(iv) Parent’s receipt of the Termination Fee from the Company pursuant to Section 8.5(b), (including any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(e)), Parent’s rights to damages pursuant to Section 8.5(d) and Parent’s right to specific performance of this Agreement by the parties hereto pursuant to Section 9.5(c) shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents for any loss suffered with respect to this Agreement, the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure of the Merger to be consummated or any breach of this Agreement by the Company, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure;

(v) except as provided in Section 8.5(d) in the case of a termination of this Agreement pursuant to Section 8.4(b), in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of (A) the Termination Fee pursuant to Section 8.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by Parent and Merger Sub by reason of breach or termination of this Agreement, and (B) any reimbursement obligations of the Company pursuant to the first sentence of this Section 8.5(e) shall be in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub arising out of or related to this Agreement, the transactions contemplated hereby and thereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; and

(vi) in no event shall Parent, Merger Sub or the Guarantor be entitled to seek or obtain any recovery or judgment in excess of the Termination Fee (plus, in the case the Termination Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(e)) against the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents or any of their respective assets, and in no event shall Parent, Merger Sub or the Guarantor be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.5(e)(vi) shall not limit (A) the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement in accordance with its terms or (B) the rights of Parent or Merger Sub pursuant to Section 8.5(d).

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance),and the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(b) (Financing) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger only in the event that (i) all conditions in Sections 7.1 and 7.2 have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.14, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Article II will occur. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or by overnight courier:

If to Parent or Merger Sub:

c/o The Carlyle Group

128 South Tryon Street Suite 1550

Charlotte, North Carolina 28202

fax: (704) 632-0299

Attention:    Claudius E. Watts IV (Bud.Watts@carlyle.com)

                        Campbell R. Dyer (Cam.Dyer@carlyle.com)

                        Patrick McCarter (Patrick.McCarter@carlyle.com)

with a copy to:

Alston & Bird LLP

Bank of America Plaza

101 South Tryon Street, Suite 4000

Charlotte, NC 28280

fax: (704) 444-1675

Attention:    C. Mark Kelly (Mark.Kelly@alston.com)

                        Lee R. Rimler (Lee.Rimler@alston.com)

If to the Company:

CommScope, Inc.

1100 CommScope Place, SE

Hickory, NC 28602

fax: (828) 431-2520

Attention:    Frank B. Wyatt, II (fbwyatt@commscope.com)

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

fax: (212) 351-4035

Attention:    Lois F. Herzeca (LHerzeca@gibsondunn.com)

                        Eduardo Gallardo (EGallardo@gibsondunn.com)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); upon dispatch if sent by e-mail (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement, dated December 29, 2009, as amended, between Carlyle Investment Management, L.L.C. and the Company (the “Confidentiality Agreement”) and the Guaranty constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE GUARANTY, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, THE GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(b) (Financing), (iii) only with respect to stockholders and only after the Effective Time, for the provisions set forth in Article IV, and (iv) as provided in Section 8.5, each of the Persons whose liability is limited in accordance with Section 8.5 to the extent provided therein, including the Financing Sources who shall be express third party beneficiaries of, and shall be entitled to rely on and enforce, Sections 8.5(e)(i), (ii) and (iii), 9.1, 9.5(b) and (d) and this Section 9.8. Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding anything to the contrary contained herein, Sections 8.5(e)(i) and (d)(iii), 9.1, 9.5(b) and (d) and this Section 9.8 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 8.5(e)(i) and (d)(iii), 9.1, 9.5(b) and (d) and this Section 9.8) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. Except as expressly provided in Section 4.2(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMMSCOPE, INC.

By:	/s/ Frank M. Drendel
Name: Frank M. Drendel
Title: Chairman and Chief Executive Officer

CEDAR I HOLDING COMPANY, INC.

By:	/s/ Claudius E. Watts

Name: Claudius E. Watts
Title: President

CEDAR I MERGER SUB, INC.

By:	/s/ Claudius E. Watts

Name: Claudius E. Watts
Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX A

DEFINED TERMS

Terms	Section
2015 Notes	5.1(b)
2015 Notes Indenture	5.1(b)
2015 Supplemental Notes Indenture	5.1(b)
Acquisition Proposal	6.2(d)(i)
Affected Employees	6.9(a)
Affiliate	5.1(a)(i)
Agreement	Preamble
Allen & Co.	5.1(c)(ii)
Alternative Acquisition Agreement	6.2(e)(ii)
Antitrust Law	6.5(b)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Book-Entry Common Shares	4.2(b)
business day	1.2
Bylaws	2.2
Capitalization Date	5.1(b)
Certificate	4.1(a)
Change of Recommendation	6.2(e)(ii)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Common Shares	4.1(a)
Company	Preamble
Company Credit Agreement	5.1(q)(iii)(B)
Company Disclosure Letter	5.1
Company ERISA Affiliate	5.1(h)(iv)
Company Material Adverse Effect	5.1(a)(iv)
Company Option	4.3(a)
Company PSU	4.3(b)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company RSU	4.3(c)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Copyrights	5.1(n)(iii)
Current Employees	5.1(m)(ii)
Customer Contract	5.1(q)(iii)(C)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)(i)
Debt Financing Commitments	5.2(e)(i)
Delaware Certificate of Merger	1.3
DGCL	1.1

Terms	Section
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
DTC	4.2(c)
DTC Payment	4.2(c)
ECMR	5.1(d)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(p)(iii)
Environmental Law	5.1(k)(iii)
Equity Financing	5.2(e)(i)
Equity Financing Commitments	5.2(e)(i)
ERISA	5.1(h)(i)
Essential Marketing Information	6.14(a)
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Disclosure	5.1
Excluded Party	6.2(d)(ii)
Excluded Shares	4.1(a)
Expenses	6.10
Financing	5.2(e)(i)
Financing Commitments	5.2(e)(i)
Financing Sources	5.2(e)(iii)
FIRPTA Affidavit	6.1(c)
Foreign Corrupt Practices Act	5.1(i)(ii)
Forward Purchase Agreement	5.1(q)(iii)(E)
GAAP	5.1(e)(iii)
Go-Shop Period	6.2(a)
Governmental Antitrust Entity	6.5(e)(i)
Governmental Entity	5.1(d)(i)
Guaranty	Recitals
Guarantor	Recitals
Hazardous Substance	5.1(k)(iv)
HSR Act	5.1(d)(i)
Indebtedness	5.1(q)(iii)(A)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(o)
Intellectual Property	5.1(n)(iii)
IRS	5.1(h)(iii)
Knowledge (with respect to the Company)	5.1(g)(iv)
Knowledge (with respect to Parent)	5.2(e)(ii)
Laws	5.1(i)(i)
Leased Real Property	5.1(p)(ii)
Licenses	5.1(i)(i)
Lien	5.1(b)
Marketing Period	6.14(a)
Material Contract	5.1(q)(i)
Material Lease	5.1(p)(ii)
Material Leased Real Property	5.1(p)(ii)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(v)

Terms	Section
multiple employer plan	5.1(h)(v)
No-Shop Period Start Date	6.2(b)
Non-U.S. Benefit Plans	5.1(h)(ii)
NYSE	5.1(a)(iv)(I)
OFAC	5.1(s)
Order	7.1(c)
Owned Real Property	5.1(p)(i)
Parent	Preamble
Parent Fee	8.5(c)(ii)
Parent Reimbursement Obligation	8.5(c)(ii)
Patents	5.1(n)(iii)
Paying Agent	4.2(a)
PBGC	5.1(h)(iv)
Pension Plan	5.1(h)(iv)
Per Share Merger Consideration	4.1(a)
Permitted Lien	5.1(q)(iii)(B)
Person	4.2(f)
Preferred Shares	5.1(b)
Proxy Statement	6.3
Record Holder	4.1(b)
Representatives	6.2(a)
Requirements Contract	5.1(q)(iii)(F)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Section 4.06 Supplemental Indenture	6.18(d)
Securities Act	5.1(a)(i)
Senior Notes	6.14(d)
Significant Subsidiary	5.1(a)(ii)
Solvent	5.2(h)
Stock Plans	5.1(b)
Stockholders Meeting	6.4
Subsidiary	5.1(a)(iii)
Supplier Agreement	5.1(q)(iii)(D)
Superior Proposal	6.2(d)(iii)
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax Return	5.1(l)(vi)
Tax or Taxes	5.1(l)(vi)
Termination Date	8.2
Termination Fee	8.5(b)
Trademarks	5.1(n)(iii)
U.S. Benefit Plans	5.1(h)(ii)

Exhibit A

RESTATED

CERTIFICATE OF INCORPORATION

OF

COMMSCOPE, INC.

FINAL VERSION

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMSCOPE, INC.

FIRST: The name of the Corporation is CommScope, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the Corporation’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The aggregate number of all classes of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, par value of $0.01 per share (the “Common Stock”).

FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1. Dividends. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefore and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2. Liquidation, Dissolution or Winding Up. Subject to the rights of any holders of any class of preferred stock which may from time-to-time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

3. Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

SEVENTH: To the fullest extent permitted under the law of the State of Delaware, including the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In the event that the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be so eliminated or limited to the fullest extent permitted by the DGCL as so amended without further action by either the Board of Directors or the stockholders of the Corporation.

EIGHTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that such person (the “Indemnitee”) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the full extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability, losses and claims (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding.

*         *         *         *         *

Exhibit B

RESTATED

BYLAWS

OF

COMMSCOPE, INC.

FINAL VERSION

SECOND AMENDED AND RESTATED

BYLAWS OF

COMMSCOPE, INC.

(hereinafter called the “Corporation”)

(Adopted                     )

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The Corporation may have any number of additional offices, at such other places as the Board of Directors may from time to time determine, or as the affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of stockholders for the purpose of electing directors and of transacting such other business as may come before it shall be held at such time as may be specified by resolution of the Board of Directors.

Section 2. Special Meetings. Special meetings of the stockholders or of a class of stockholders for any purpose or purposes may be called at any time by the President, by resolution of the Board of Directors or by the Secretary. At a special meeting of the stockholders or of a class of stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 3. Time and Place. Meetings of the stockholders shall be held at such time and place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver of notice thereof.

Section 4. Notice of Meetings. It shall be the duty of the Secretary to cause a notice of each meeting of the stockholders or of a class of stockholders of the Corporation to be mailed at least ten (10) and not sooner than sixty (60) days before the meeting, unless a different period is prescribed by law, to each stockholder entitled to vote at such meeting at his or her address as it appears upon the books of the Corporation, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is held.

Section 5. Quorum. At any meeting of the stockholders or of a class of stockholders, the stockholders present in person or by proxy holding a majority of the outstanding shares of capital stock entitled to vote shall constitute a quorum of the stockholders for all purposes (unless the representation of a larger number of shares shall be required by law or by the Certificate of Incorporation, in which case the representation of the number of shares so required shall constitute a quorum).

The holders of a majority of the outstanding shares of capital stock entitled to vote who are present in person or by proxy at any meeting (whether or not constituting a quorum of the outstanding shares) may adjourn the meeting from time to time without notice other than by announcement thereat; and at any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called, but only those stockholders entitled to vote at the meeting originally noticed shall be entitled to vote at any adjournment or adjournments thereof. However, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 6. Organization and Conduct of Meetings. The President shall call meetings of stockholders to order and shall act as Chairman of such meetings. In the absence of the President at any meeting, the holders of a majority of the shares of capital stock entitled to vote present in person or by proxy at such meeting shall elect a Chairman.

The Secretary shall act as Secretary of all meetings of the stockholders; but, in the absence of the Secretary, the Chairman may appoint any person to act as Secretary of the meeting.

It shall be the duty of the Secretary to prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at said meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, for the ten (10) days preceding the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 7. Voting. Except as otherwise provided in the Certificate of Incorporation or by law, every holder of capital stock of the Corporation which is entitled to vote shall be entitled to one vote in person or by proxy for each share of such stock registered in the name of such stockholder upon the books of the Corporation, but no proxy shall be voted after three (3) years from its date, unless the proxy provides for a longer period. All elections for directors shall be decided by a plurality of the vote of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors; all other questions shall be decided by vote of the majority of shares of capital stock entitled to vote on the subject matter who are present in person or by proxy, except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

Section 8. Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders or a class of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders or class of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of issued and outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

Section 1. General Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the stockholders.

Section 2. Number. The number of directors to constitute the Board of Directors shall be two. The number of directors of the Corporation may be changed from time to time by resolution adopted by the Board of Directors or by the stockholders at the annual meeting of the stockholders. The directors shall be elected at the annual meeting of the stockholders and except as provided in this Article III, each director shall hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Directors need not be stockholders.

Section 3. Vacancies, Removal and Newly Created Directorships. Vacancies occurring for any reason and newly created directorships resulting from any increase in the authorized number of directors shall be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until the next annual election and until his successor is duly elected and qualified or until his earlier death, resignation or removal. If there are no directors in office, an election of directors may be held in the manner provided by statute. Except as otherwise provided by the Certificate of Incorporation, at any special meeting of the stockholders the notice of which shall state that the removal of a director or directors and the filling of a vacancy or vacancies are among the purposes of the meeting, the holders of capital stock entitled to vote thereon, present in person or by proxy, by vote of a majority of the outstanding shares thereof, may remove any director for or without cause and may fill any vacancy caused by such removal.

Section 4. Place of Meeting, etc. The Board of Directors may hold its meetings and may have an office and keep the books of the Corporation (except as may be otherwise provided by law) in such place or places in the State of Delaware or outside the State of Delaware as the Board of Directors from time to time shall determine.

Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall determine. No notice shall be required for any regular meeting of the Board of Directors.

Section 6. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the President or by a majority of the directors in office at the time. Notice of each such meeting shall be either delivered personally or by telephone to each director at least one day prior to the date of each such meeting, or sent by mail, telegram, telex, cable or like transmission to each director at least two (2) days prior to the date of each such meeting. Each such notice shall state the time and place of the meeting but need not state the purposes thereof. Any notice given personally or by telephone shall be confirmed by mail, telegram, telex, cable or like transmission, which confirmation shall be sent at least one day before the meeting. Notice of any meeting of the Board of Directors need not be given to any director, however, if waived by him in writing or by mail, electronic mail, telegram, telex or like transmission, whether before or after such meeting is held, or if he shall be present at such meeting, and any meeting of the Board of Directors shall be a legal meeting without any notice thereof having been given, if all the directors then in office shall be present thereat.

Section 7. Quorum. A quorum for the transaction of business shall consist of no fewer than a majority of the total number of directors, and except as otherwise provided in the Certificate of Incorporation or in these Bylaws, the act of a majority of the directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors. If at any meeting of the Board of Directors there be less than a quorum present, a majority of those present may adjourn the meeting from time to time, and no notice need be given of any such adjourned session of the meeting.

Section 8. Compensation of Directors. The amount, if any, which each director shall be entitled to receive as compensation for his services as such shall be fixed from time to time by resolution of the Board of Directors. If any director shall serve as a member of any committee of the Board of Directors or perform special services at the instance of the Board of Directors, such director may be paid such additional compensation as the Board of Directors may from time to time determine. Each director shall be entitled to reimbursement for traveling expenses incurred by him in attending any meeting of the Board of Directors or of a committee of the Board of Directors. Such compensation and reimbursement shall be payable even though there be an adjournment because of the absence of a quorum. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 9. Conduct of Meetings. At all meetings of the Board of Directors business shall be transacted in such order as the Board of Directors may determine.

The President shall preside at all meetings of the Board of Directors. In the absence of the President, a Chairman of the meeting shall be elected from the directors present. The Secretary of the Corporation shall act as

Secretary of all meetings of the directors, but in the absence of the Secretary, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

Section 10. Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all of the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 11. Telecommunication Meetings. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 12. Contracts. The Board of Directors in its discretion may submit for approval, ratification or confirmation by the stockholders any contract, transaction or act of the Board of Directors or any committee thereof or of any officer, agent or employee of the Corporation, and any such contract, transaction or act which shall have been so approved, ratified or confirmed by the holders of a majority of the issued and outstanding stock entitled to vote shall be as valid and binding upon the Corporation and upon the stockholders thereof as though it had been approved and ratified by each and every stockholder of the Corporation.

ARTICLE IV

COMMITTEES

The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. If provision shall be made for any such committee or committees, the members thereof shall be appointed by the Board of Directors and shall serve during the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any provision of these Bylaws. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. The Board of Directors may at its pleasure discontinue any such committee or committees. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

ARTICLE V

OFFICERS

Section 1. Officers. The officers of the Corporation shall be (i) a President, (ii) one or more Vice Presidents (including Senior, Executive or other classifications of Vice Presidents), (iii) a Secretary and (iv) a Treasurer, as appointed and elected by the Board of Directors. The Board of Directors may elect from among its members or the officers of the Corporation a Chairman of the Board of Directors and a Vice Chairman of the Board of Directors. The Board of Directors may also from time to time appoint such other officers (including one or more

Assistant Secretaries and one or more Assistant Treasurers) as the Board of Directors may deem advisable, and who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors. In the event of any office becoming vacant because of removal, resignation or other reason, the Board of Directors may fill the vacancy at such time as it may determine. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

All officers, agents and employees shall be subject to removal, with or without cause, at any time by the affirmative vote of a majority of the directors in office at the time. Any agent or employee other than one elected or appointed by the Board of Directors shall also be subject to removal at any time by the officer or by the committee appointing him or her.

The Secretary shall have the duty to record the proceedings of the meetings of the stockholders and directors in a book to be kept for that purpose. In addition to the powers and duties of the officers of the Corporation as set forth in these Bylaws, the officers shall have such authority and shall perform such duties as from time to time may be determined by the Board of Directors.

Section 2. Giving of Bond by Officers. Any officer of the Corporation, if required to do so by the Board of Directors, shall furnish a bond to the Corporation for the faithful performance of his or her duties, in such penalties and with such conditions and security or surety or sureties as the Board of Directors shall require.

Section 3. Voting Upon Stocks. Unless otherwise ordered by the Board of Directors, the President or any other officer of the Corporation designated by the President shall have full power and authority on behalf of the Corporation to attend and to act and to vote in person or by proxy at any meeting of the holders of securities of any corporation in which the Corporation may own or hold stock or other securities, and at such meeting shall possess and may exercise in person or by proxy any and all rights, powers and privileges incident to the ownership of such stock or other securities which the Corporation, as the owner or holder thereof, might have possessed and exercised if present. The President or any other officer of the Corporation designated by the President may also execute and deliver on behalf of the Corporation powers of attorney, proxies, waivers of notice and other instruments relating to the stocks or securities owned or held by the Corporation. The Board of Directors may, from time to time, by resolution confer like powers upon any other person or persons.

Section 4. Compensation of Officers. The officers of the Corporation shall be entitled to receive such compensation for their services as shall from time to time be determined by the Board of Directors.

ARTICLE VI

CAPITAL STOCK CERTIFICATES – TRANSFER OF STOCK – SEAL – FISCAL YEAR

Section 1. Certificates for Shares. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the President or a Vice President and by the Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 2. Lost, Stolen or Destroyed Certificates. Any person claiming a stock certificate in lieu of one alleged to have been lost, stolen or destroyed shall give the Corporation or its agent an affidavit as to his or her ownership of the certificate and of the facts which go to prove that it has been lost, stolen or destroyed. If required by the Board of Directors, he or she also shall give the Corporation a bond, in such form as may be approved the Board of Directors, sufficient to indemnify the Corporation against any claim that may be made against it or on account of the alleged loss, theft or destruction of the certificate or the issuance of a new certificate.

Section 3. Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 4. Regulations. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation.

Section 5. Fixing of Record Dates. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. Corporate Seal. The Board of Directors shall provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors, a duplicate of the seal may be kept and be used by any officer of the Corporation designated by the Board of Directors.

Section 7. Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 8. Only Record Holders Recognized. The Corporation shall be entitled to treat the holder of record of any share of capital stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as otherwise expressly provided by the laws of the State of Delaware.

Section 9. Addressed of Stockholders. It shall be the responsibility of every stockholder to notify the Corporation of his or her post office address and of any change therein. The latest address furnished by each stockholder shall be entered on the stock ledger of the Corporation and the latest address appearing thereon shall be deemed conclusively to be the post office address and the last-known post office address of such stockholder. If any stockholder shall fail to notify the Corporation of his or her post office address, it shall be sufficient to send corporate notices to such stockholder at the address, if any, understood by the Secretary to be such stockholder’s post office address.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1. Checks, Notes, etc. Checks and other orders for the payment of money shall be signed by the Treasurer or by such person or persons as the Board of Directors shall from time to time by resolution determine.

Section 2. Notice. Whenever any notice is required to be given to any stockholder, director, committee member or officer, whether by statute, the Certificate of Incorporation, these Bylaws or committee Bylaws or otherwise, such notice, except as otherwise provided by law, may be given personally or, in the case of directors, committee members or officers, by telephone or by telegram, telex, cable or like transmission, addressed to such director, committee member or officer at his or her place of business with the Corporation, if any, or at such address as appears on the books of the Corporation; or the notice may be given in writing by mail, in a sealed wrapper, postage prepaid, addressed to such stockholder at the address as it appears on the books of the Corporation, or to such director, committee member or officer at his or her place of business with the Corporation, if any, or at such address as appears on the books of the Corporation. Any notice given by telegram, telex, cable or like transmission shall be deemed to have been given when it shall have been delivered for transmission and any notice given by mail shall be deemed to have been given when it shall have been deposited in a post office, in a regularly maintained letter box or with a postal carrier.

Section 3. Waivers of Notice. Whenever notice is required to be given under any provision of law or of the Certificate of Incorporation or of these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting of stockholders or of directors or of a committee shall constitute waiver of notice of such meeting, except where otherwise provided by law.

ARTICLE VIII

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 1. General. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) brought by reason of the fact that such person (the “Indemnitee”) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expenses, liabilities, losses and claims (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding (collectively, “Losses”).

Section 2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person (also an “Indemnitee”) is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against Losses actually incurred or suffered by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which Delaware law expressly prohibits such indemnification by reason of an adjudication of liability of the Indemnitee unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Indemnification in Certain Cases. Notwithstanding any other provision of this Article VIII, to the extent that an Indemnitee has been wholly successful on the merits or otherwise in any Proceeding referred to in Sections 1 or 2 of this Article VIII on any claim, issue or matter therein, the Indemnitee shall be indemnified against Losses actually incurred or suffered by the Indemnitee in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify the Indemnitee, against Losses actually incurred or suffered by the Indemnitee in connection with each successfully resolved claim, issue or matter. In any review or Proceeding to determine such extent of indemnification, the Corporation shall bear the burden of proving any lack of success and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved. For purposes of this Section 3 and without limitation, the termination of any such claim, issue or matter by dismissal with or without prejudice shall be deemed to be a successful resolution as to such claim, issue or matter.

Section 4. Procedure.

(a) Any indemnification under Sections 1 and 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper (except that the right of the Indemnitee to receive payments pursuant to Section 5 of this Article VIII shall not be subject to this Section 4) in the circumstances because the Indemnitee has met the applicable standard of conduct. Such determination shall be made promptly, but in no event later than 60 days after receipt by the Corporation of the Indemnitee’s written request for indemnification. The Secretary of the Corporation shall, promptly upon receipt of the Indemnitee’s request for indemnification, advise the Board of Directors that the Indemnitee has made such request for indemnification.

(b) The entitlement of the Indemnitee to indemnification shall be determined in the specific case (1) by the Board of Directors by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum (the “Disinterested Directors”), or (2) if there are no Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel, or (3) by the stockholders.

(c) In the event the determination of entitlement is to be made by independent legal counsel, such independent legal counsel shall be selected by the Board of Directors and approved by the Indemnitee. Upon failure of the Board of Directors to so select such independent legal counsel or upon failure of the Indemnitee to so approve, such independent legal counsel shall be selected by the American Arbitration Association in New York, New York or such other person as such Association shall designate to make such selection.

(d) If the Board of Directors or independent legal counsel shall have determined that the Indemnitee is not entitled to indemnification to the full extent of the Indemnitee’s request, the Indemnitee shall have the right to seek entitlement to indemnification in accordance with the procedures set forth in Section 6 of this Article VIII.

(e) If the person or persons empowered pursuant to Section 4(b) of this Article VIII to make a determination with respect to entitlement to indemnification shall have failed to make the requested determination within 60 days after receipt by the Corporation of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent (i) misrepresentation by the Indemnitee of a material fact in the request for indemnification or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(f) The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the rights of the Indemnitee to indemnification hereunder except as may be specifically provided herein, or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or create a presumption that (with respect to any criminal action or proceeding) the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

(g) For purposes of any determination of good faith hereunder, the Indemnitee shall be deemed to have acted in good faith if the Indemnitee’s action is based on the records or books of account of the Corporation or an affiliate, including financial statements, or on information supplied to the Indemnitee by the officers of the Corporation or an affiliate in the course of their duties, or on the advice of legal counsel for the Corporation or an affiliate or on information or records given or reports made to the Corporation or an affiliate by an independent certified public accountant or by an appraiser or other expert selected with reasonable care to the Corporation or an affiliate. The Corporation shall have the burden of establishing the absence of good faith. The provisions of this Section 4(g) of this Article VIII shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in these Amended and Restated By-Laws.

(h) The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or an affiliate shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under these Amended and Restated By-Laws.

Section 5. Advances for Expenses and Costs. All expenses (including attorneys’ fees) incurred by or on behalf of the Indemnitee (or reasonably expected by the Indemnitee to be incurred by the Indemnitee within three months) in connection with any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding within twenty days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting from time to time such advance or advances whether or not a determination to indemnify has been made under Section 4 of this Article VIII. The Indemnitee’s entitlement to such advancement of expenses shall include those incurred in connection with any Proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to these Amended and Restated By-Laws. The financial ability of an Indemnitee to repay an advance shall not be a prerequisite to the making of such advance. Such statement or statements shall reasonably evidence such expenses incurred (or reasonably expected to be incurred) by the Indemnitee in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VIII.

Section 6. Remedies in Cases of Determination Not to Indemnify or to Advance Expenses.

(a) In the event that (i) a determination is made that the Indemnitee is not entitled to indemnification hereunder, (ii) advances are not made pursuant to Section 5 of this Article VIII or (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to Section 4 of this Article VIII, the Indemnitee shall be entitled to seek a final adjudication either through an arbitration proceeding or in an appropriate court of the State of Delaware or any other court of competent jurisdiction of the Indemnitee’s entitlement to such indemnification or advance.

(b) In the event a determination has been made in accordance with the procedures set forth in Section 4 of this Article VIII, in whole or in part, that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration referred to in paragraph (a) of this Section 6 shall be de novo and the Indemnitee shall not be prejudiced by reason of any such prior determination that the Indemnitee is not entitled to indemnification, and the Corporation shall bear the burdens of proof specified in Sections 3 and 4 of this Article VIII in such proceeding.

(c) If a determination is made or deemed to have been made pursuant to the terms of Sections 4 or 6 of this Article VIII that the Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration in the absence of (i) a misrepresentation of a material fact by the Indemnitee or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(d) To the extent deemed appropriate by the court, interest shall be paid by the Corporation to the Indemnitee at a reasonable interest rate for amounts which the Corporation indemnifies or is obliged to indemnify the Indemnitee for the period commencing with the date on which the Indemnitee requested indemnification (or reimbursement or advancement of expenses) and ending with the date on which such payment is made to the Indemnitee by the Corporation.

Section 7. Rights Non-Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 8. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII.

Section 9. Definition of Corporation. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 10. Other Definitions. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 11. Survival of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment, alteration, rescission or replacement of these Amended and Restated By-Laws or any provision hereof shall be effective as to an Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee’s position with the Corporation or any other entity which the Indemnitee is or was serving at the request of the Corporation prior to such amendment, alteration, rescission or replacement.

Section 12. Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of the Board of Directors from time to time, grant rights to indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the provisions of this Article VIII with respect to the indemnification of directors and officers of the Corporation.

Section 13. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VIII as to all losses actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE IX

AMENDMENTS

These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

*         *         *         *         *

Exhibit C

FORM OF SECTION 4.10 NOTICE

FINAL VERSION

Form of Section 4.10 Notice

NOTICE OF MERGER

COMMSCOPE, INC.

3.25% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2015

NOTICE IS HEREBY GIVEN, pursuant to Section 4.10(c) of the First Supplemental Indenture (the “Supplemental Notes Indenture”), dated as of May 28, 2009, to the Subordinated Indenture, dated as of May 28, 2009, by and between CommScope, Inc. (the “Company”) and U.S. Bank National Association as Trustee, governing the 3.25% Senior Subordinated Convertible Notes due 2015 (the “Notes”) issued by the Company, that the Company has entered into a merger agreement with Cedar I Merger Sub, Inc. (“Merger Sub”), and Cedar I Holding Company, Inc., a Delaware corporation (“Parent”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”). The Merger is expected to occur and become effective on [a date that is no earlier than] [—,] 2010 [and no later than [—,] 2010] (such date, the “Effective Time”). At the Effective Time, holders of record of common stock, par value $0.01 per share, of the Company (a “Common Share” or, collectively, the “Common Shares”) (other than (i) issued and outstanding Common Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Common Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Common Shares that are owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the Delaware General Corporation Law with respect to such Common Shares (the “Dissenting Shares,” and together with the Common Shares referred to in the immediately preceding clause (i), the “Excluded Shares”)) will be entitled to receive $[—] per Common Share in cash upon surrender of certificates formerly representing any of the Common Shares (other than Excluded Shares).

This Notice was not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties under federal, state, or local tax law.

The Issuer and the Trustee shall not be responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness or accuracy on the Notes or as indicated on any Notice. It is included solely for the convenience of the holders.

CommScope, Inc.

as Issuer

[Date]

Annex B

[LETTERHEAD OF ALLEN & COMPANY LLC]

October 26, 2010

The Board of Directors

CommScope, Inc.

1100 CommScope Place, SE

Hickory, North Carolina 28602

Members of the Board of Directors:

We understand that CommScope, Inc., a Delaware corporation (“CommScope”), Cedar I Holding Company, Inc. (“Carlyle Holding”), a Delaware corporation and affiliate of The Carlyle Group (“Carlyle”), and Cedar I Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Carlyle Holding (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of October 26, 2010 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into CommScope (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of CommScope (“CommScope Common Stock”) will be converted into the right to receive $31.50 per share in cash (the “Consideration”).

As you know, Allen & Company LLC (“Allen”) was engaged by CommScope to act as its financial advisor in connection with the proposed Merger. In connection with our engagement, Allen has been asked to render an opinion to the Board of Directors of CommScope (the “Board of Directors”) as to the fairness, from a financial point of view, of the Consideration to be received in the Merger by holders of CommScope Common Stock. For such services, CommScope has agreed to pay to Allen a cash fee contingent upon the consummation of the Merger (the “Sale Transaction Fee”). CommScope also has agreed to pay to Allen a cash fee upon delivery of this opinion (the “Opinion Fee”), which Opinion Fee will be creditable against the Sale Transaction Fee. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Merger. CommScope also has agreed to reimburse Allen’s reasonable expenses and to indemnify Allen against certain liabilities arising out of our engagement.

Allen, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course of business as a broker-dealer and market maker, Allen may have long or short positions, either on a discretionary or non-discretionary basis, for our own account or for those of our clients, in the debt and equity securities (or related derivative securities) of CommScope and/or Carlyle and its affiliates or portfolio companies. The issuance of this opinion has been approved by Allen’s fairness opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with CommScope as well as information which we received during the course of this assignment, including information provided by the management of CommScope in the course of discussions relating to the Merger as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of CommScope nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of CommScope, or conducted any analysis concerning the solvency of CommScope.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the Merger Agreement;

(ii)	reviewed certain publicly available historical business and financial information related to CommScope, including CommScope’s public filings and historical market prices and trading volumes for CommScope Common Stock;

The Board of Directors

CommScope, Inc.

October 26, 2010

(iii)	reviewed certain internal financial statements and other financial and operating data of CommScope provided by the management of CommScope;

(iv)	reviewed certain internal financial projections relating to CommScope under two alternative business scenarios prepared by or at the direction of and approved for our use by the management of CommScope;

(v)	held discussions with the management of CommScope relating to the past and current operations and financial condition and prospects of CommScope;

(vi)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses which we deemed relevant in evaluating CommScope;

(vii)	reviewed and analyzed certain publicly available financial information relating to selected transactions which we deemed relevant in evaluating the Merger; and

(viii)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to us by CommScope or its representatives or otherwise reviewed by us. With respect to financial projections relating to CommScope utilized in our analyses, we have assumed, with your consent, that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the management of CommScope as to the future operating and financial performance of CommScope under the two alternative business scenarios reflected therein. We assume no responsibility for and express no view or opinion as to such financial projections or the assumptions on which they are based. We have relied, without independent verification and with your consent, upon the assessments of the management of CommScope as to CommScope’s products, technology and key customers, distributors and suppliers and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on CommScope or the Merger. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

It is understood that this opinion is intended for the benefit and use of the Board of Directors (in its capacity as such) in connection with its evaluation of the Merger. This opinion does not constitute a recommendation as to what course of action the Board of Directors or CommScope should pursue in connection with the Merger, or otherwise address the merits of the underlying decision by CommScope to engage in the Merger, including in comparison to other strategies or transactions that might be available to CommScope or in which CommScope might engage. In connection with our engagement, we were not requested to, and we did not, solicit third-party indications of interest in the possible acquisition of all or a part of CommScope prior to the date hereof; however, the Merger Agreement permits CommScope and its representatives to solicit and enter into negotiations with respect to other proposals for a specified period following execution of the Merger Agreement. This opinion does

The Board of Directors

CommScope, Inc.

October 26, 2010

not constitute advice or a recommendation to any security holder as to how such security holder should vote or act on any matter relating to the Merger. We do not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to any officers, directors or employees of any party to the Merger, or any class of such persons or any other party, relative to the Consideration or otherwise. We also are not expressing any opinion as to the prices at which CommScope Common Stock may trade at any time.

In addition, we do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, regulatory, tax or accounting matters, as to which we understand that CommScope obtained such advice as it deemed necessary from qualified professionals. We have assumed, with your consent, that the Merger will be consummated in accordance with the terms and conditions set forth in the Merger Agreement and related documents and that all governmental, regulatory or other consents necessary for the consummation of the Merger as contemplated by the Merger Agreement will be obtained without adverse effect on CommScope or the Merger.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Consideration to be received in the Merger by holders of CommScope Common Stock. Our opinion does not address any other aspect or implication of the Merger, including, without limitation, the form or structure of the Merger, the treatment of any other securities of CommScope or any aspects or implications of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by holders of CommScope Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

ALLEN & COMPANY LLC

By:	/s/ Georg Schloendorff
Georg Schloendorff
Managing Director

Annex C

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPIES—SUBJECT TO COMPLETION

COMMSCOPE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

The undersigned stockholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints JEARLD L. LEONHARDT AND FRANK B. WYATT, II, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present at, the special meeting of stockholders of CommScope, Inc., to be held on [—], at [—] Eastern time at [—] and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder.

IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ITEM 1 AND “FOR” ITEM 2.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

COMMSCOPE, INC.

[—]

PROXY VOTING INSTRUCTIONS

INTERNET—Access [—] and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER

TELEPHONE—Call toll-free [—] in the United States or [—] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

Vote online/phone until [—] on [—].

IN PERSON—You may vote your shares of Company common stock in person by attending the special meeting.

ACCOUNT NUMBER

\/ To vote by mail, please detach along the perforated line and mail in the envelope provided. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

1.	To adopt the Agreement and Plan of Merger, dated as of October 26, 2010, as it may be amended from time to time, by and among CommScope, Inc., Cedar I Holding Company, Inc. and Cedar I Merger Sub, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares of common stock are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.

PRELIMINARY COPIES—SUBJECT TO COMPLETION

COMMSCOPE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

The undersigned hereby authorizes and directs VANGUARD FIDUCIARY TRUST COMPANY, as trustee of the CommScope, Inc. Retirement Savings Plan, or the retirement savings plan, to vote as Proxy for the undersigned at the special meeting of stockholders of CommScope, Inc., to be held on [—], at [—] Eastern time at [—] and any adjournments or postponements thereof, all shares of Common Stock of CommScope, Inc. allocated to the account of the undersigned under such retirement savings plan, on the proposals set forth on the reverse hereof and in accordance with the trustee’s discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated [—].

THIS PROXY COVERS ALL SHARES FOR WHICH THE UNDERSIGNED HAS THE RIGHT TO GIVE VOTING INSTRUCTIONS TO THE TRUSTEE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN TO THE TRUSTEE BY [—], THE TRUSTEE WILL VOTE YOUR SHARES HELD IN THE RETIREMENT SAVINGS PLAN IN THE SAME PROPORTION AS VOTES RECEIVED FROM OTHER PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

COMMSCOPE, INC.

[—]

PROXY VOTING INSTRUCTIONS

INTERNET—Access [—] and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER

TELEPHONE—Call toll-free [—] in the United States or [—] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

Vote online/phone until [—] on [—].

IN PERSON—You may vote your shares of Company common stock in person by attending the special meeting.

ACCOUNT NUMBER

\/ To vote by mail, please detach along the perforated line and mail in the envelope provided. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

1.	To adopt the Agreement and Plan of Merger, dated as of October 26, 2010, as it may be amended from time to time, by and among CommScope, Inc., Cedar I Holding Company, Inc. and Cedar I Merger Sub, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares of common stock are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.